     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 1997

                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         FALCON BUILDING PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                        3563,3446,3261               36-3931893
  (State or other jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer
   incorporation or organization)      Classification Code Number)    Identification No.)

                           TWO NORTH RIVERSIDE PLAZA
                                   SUITE 1100
                            CHICAGO, ILLINOIS 60606
                                 (312) 906-9700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                  GUS J. ATHAS
                         FALCON BUILDING PRODUCTS, INC.
                                   SUITE 1100
                           TWO NORTH RIVERSIDE PLAZA
                            CHICAGO, ILLINOIS 60606
                                 (312) 906-9700
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

       JAMES J. JUNEWICZ, ESQ.                   CHARLES K. MARQUIS, ESQ.
         Mayer, Brown & Platt                  Gibson, Dunn & Crutcher LLP
        190 S. LaSalle Street                  200 Park Avenue, 48th Floor
     Chicago, Illinois 60603-3441                New York, New York 10166
            (312) 782-0600                            (212) 351-3914

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND THE CONDITIONS TO THE CONSUMMATION OF THE OFFER HAVE BEEN SATISFIED OR WAIVED.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED            PROPOSED
                                              AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
        TITLE OF EACH CLASS OF                TO BE           OFFERING PRICE        AGGREGATE          REGISTRATION
    SECURITIES TO BE REGISTERED(1)          REGISTERED          PER SHARE         OFFERING PRICE           FEE
Class A Common Stock (par value $.01
  per share)..........................      1,034,020           $17.25(2)          $17,836,845            $5,406

(1) This Registration Statement relates to Class A Common Stock of the registrant to be retained by holders of the registrant's Class A Common Stock in the proposed merger of FBP Acquisition Corp., Inc. with and into the registrant, with the registrant continuing as the surviving corporation in the merger.

(2) Estimated solely for the purpose of determining the registration fee under Rule 457(f) of the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         FALCON BUILDING PRODUCTS, INC.
                           TWO NORTH RIVERSIDE PLAZA
                                   SUITE 1100
                            CHICAGO, ILLINOIS 60606

           , 1997

Dear Fellow Stockholders:

    You are invited to attend a special meeting of the stockholders of Falcon Building Products, Inc. ("Falcon") to vote on the proposed merger (the "Merger") of Falcon with FBP Acquisition Corp., Inc., a Delaware corporation ("FBP"), organized on behalf of Investcorp S.A., certain of its affiliates and other international investors.

    At the special meeting, Falcon stockholders will be asked to approve and adopt the Agreement and Plan of Merger, dated as of March 20, 1997 (the "Merger Agreement") and the consummation of the transactions contemplated thereby, including the Merger. The Merger Agreement provides, among other things, for the merger of FBP with and into Falcon (the "Merger") pursuant to which each share of Falcon's Class A Common Stock, $.01 par value per share ("Falcon Class A Stock"), (other than (i) shares of Falcon Class A Stock held by Falcon, its subsidiaries, FBP or any of its affiliates, which will be cancelled and retired, and (ii) shares of Falcon Class A Stock subject to dissenters' rights) will be converted, at the election of the holder thereof, into either (a) the right to receive $17.75 in cash or (b) the right to retain one share of Falcon Class A Stock which, upon consummation of the Merger, will have those rights, powers, privileges and restrictions described in the enclosed Proxy Statement/Prospectus, subject to the requirement that of the 20,048,275 presently issued and outstanding shares of Falcon Class A Stock, 19,014,255 of such shares must be converted into cash and 1,034,020 of such shares must be retained by existing stockholders of Falcon.

    Because the Subject Stockholders (as defined below) have committed to elect to retain 1,034,020 shares of Falcon Class A Stock, all stockholders who do not elect to retain Falcon Class A Stock will be assured that they will receive $17.75 in cash for each share held by such stockholders, and all stockholders who elect to retain Falcon Class A Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Falcon Class A Stock they elect to retain and receiving $17.75 per share in cash for each of their other shares of Falcon Class A Stock.

    Detailed information concerning the Merger is set forth in the enclosed Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the Merger Agreement is attached as Annex I to the enclosed Proxy
Statement/Prospectus.

    Holders of Falcon Class A Stock will be entitled to dissenters' rights under Delaware law in connection with the Merger as described in the accompanying Proxy Statement/Prospectus.

    Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Falcon Class A Stock held by stockholders of record on May 5, 1997 (the "Record Date"). Equity Holdings Limited, an Illinois limited partnership ("EHL"), beneficially owned, as of the Record Date, approximately 69.8% of the outstanding shares of Falcon Class A Stock entitled to vote at the Special Meeting. Pursuant to voting agreements among FBP, Falcon and EHL, and among FBP, Falcon and certain other stockholders who are members of Falcon's management (collectively with EHL, the "Subject Stockholders"), each dated as of March 20, 1997 (collectively, the "Voting Agreements"), the Subject Stockholders have agreed, subject to certain conditions, to vote their shares in favor of the approval and the adoption of the Merger Agreement and the Merger. Thus, the requisite vote of the holders of shares of Falcon Class A Stock to approve and adopt the Merger Agreement and the Merger is assured.

    At a meeting on March 20, 1997, Falcon's Board of Directors, and the non-management members of Falcon's Board of Directors, each unanimously determined, among other things, that the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, are fair and in the best interests of the stockholders of Falcon. In reaching this determination, the Board of Directors received and considered the written opinions, dated March 20, 1997, of each of Smith Barney Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisors to Falcon, to the effect that, as of such date and based upon and subject to certain matters stated in such opinions, the consideration to be received in the Merger by holders of Falcon Class A Stock was fair, from a financial point of view, to such holders.

    The Board, and the non-management members of the Board, each recommends that holders of Falcon Class A Stock vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

    The Special Meeting will be held at Conference Center, 3rd Floor, Two North
Franklin, Chicago, Illinois, on            , 1997, beginning at      a.m.,
Central Time.

    IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

    EXCEPT FOR FALCON CLASS A STOCK CERTIFICATES TO BE SURRENDERED WITH A FORM OF ELECTION PURSUANT TO AN ELECTION TO RETAIN FALCON CLASS A STOCK IN THE MERGER, STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

Yours very truly,

/s/ WILLIAM K. HALL

William K. Hall

PRESIDENT AND CHIEF EXECUTIVE OFFICER

                         FALCON BUILDING PRODUCTS, INC.
                           TWO NORTH RIVERSIDE PLAZA
                                   SUITE 1100
                            CHICAGO, ILLINOIS 60606
                                 (312) 906-9700

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD             , 1997

                             ---------------------

To the Stockholders of
FALCON BUILDING PRODUCTS, INC.

    NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders (including any adjournments or postponements thereof, the "Special Meeting") of Falcon Building Products, Inc., a Delaware corporation ("Falcon"), will be held at Conference Center, 3rd Floor, Two North Franklin, Chicago, Illinois on
           ,            , 1997, beginning at      a.m. Central Time for the
following purposes, all of which are more fully described in the accompanying Proxy Statement/Prospectus.

    To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 20, 1997 (the "Merger Agreement"), between Falcon and FBP Acquisition Corp., Inc., a Delaware corporation ("FBP") organized on behalf of Investcorp S.A., certain of its affiliates and other international investors, and the consummation of the transactions contemplated thereby, including the Merger. The Merger Agreement provides, among other things, for the merger of FBP with and into Falcon (the "Merger") pursuant to which each share of Falcon's Class A Stock, $.01 par value per share ("Falcon Class A Stock"), (other than (i) shares of Falcon Class A Stock held by Falcon, its subsidiaries, FBP or any of its affiliates, which will be cancelled and retired, and (ii) shares of Falcon Class A Stock subject to dissenters' rights) will be converted, at the election of the holder thereof, into either (a) the right to receive $17.75 in cash or (b) the right to retain one share of Falcon Class A Stock which, upon consummation of the Merger, will have those rights, powers, privileges and restrictions described in the enclosed Proxy Statement/Prospectus. Pursuant to the terms of the Merger Agreement, the number of shares of Falcon Class A Stock to be retained by existing Falcon stockholders must equal 1,034,020. Because the Subject Stockholders (as defined below) have committed to elect to retain 1,034,020 shares of Falcon Class A Stock, all stockholders who do not elect to retain Falcon Class A Stock will be assured that they will receive $17.75 in cash for each share held by such stockholders, and all stockholders who elect to retain Falcon Class A Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Falcon Class A Stock they elect to retain and receiving $17.75 per share in cash for each of their other shares of Falcon Class A Stock. A copy of the Merger Agreement is attached as Annex I to the accompanying Proxy Statement/Prospectus.

    Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Falcon Class A Stock held by stockholders of record on May 5, 1997 (the "Record Date"). Equity Holdings Limited, an Illinois limited partnership ("EHL"), beneficially owned, as of the Record Date, approximately 69.8% of the outstanding shares of Falcon Class A Stock entitled to vote at the Special Meeting. Pursuant to voting agreements among FBP, Falcon and EHL, and among FBP, Falcon and certain other stockholders who are members of Falcon's management (collectively with EHL, the "Subject Stockholders") dated as of March 20, 1997 (collectively, the "Voting Agreements"), the Subject Stockholders have agreed, subject to certain conditions, to vote their shares in favor of the approval and the adoption of the Merger Agreement and the Merger. Thus, the requisite vote of the holders of shares of Falcon Class A Stock to approve and adopt the Merger Agreement is assured.

    Only holders of record of shares of Falcon Class A Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination, for proper purposes, during ordinary business hours at Falcon's corporate offices, Two North Riverside Plaza, Suite 1100, Chicago, Illinois, 60606 during the 10 days prior to the Special Meeting. In connection with the proposed Merger, appraisal rights will be available to those stockholders of Falcon who meet and comply with the requirements of
Section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is included as Annex IV to the accompanying Proxy Statement/Prospectus. Reference is made to the section entitled "THE MERGER--Dissenting Stockholders' Rights" in the accompanying Proxy Statement/Prospectus for a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the proposed Merger.

    YOUR VOTE IS VERY IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. IF YOU ARE PRESENT AT THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON THE MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ GUS J. ATHAS

Gus J. Athas
SECRETARY

           , 1997

    PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    STOCKHOLDERS ELECTING TO RETAIN FALCON CLASS A STOCK (WHICH UPON CONSUMMATION OF THE MERGER WILL HAVE THE RIGHTS, POWERS, PRIVILEGES AND RESTRICTIONS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS) SHOULD RETURN THE ENCLOSED FORM OF NON-CASH ELECTION TOGETHER WITH DULY ENDORSED FALCON CLASS A STOCK CERTIFICATES AS INSTRUCTED IN THE PROXY STATEMENT/ PROSPECTUS.

    EXCEPT FOR FALCON CLASS A STOCK CERTIFICATES TO BE SURRENDERED WITH A FORM OF ELECTION PURSUANT TO AN ELECTION TO RETAIN FALCON CLASS A STOCK IN THE MERGER, STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

    IF YOU HAVE ANY QUESTIONS OR REQUIRE ADDITIONAL MATERIAL, PLEASE CONTACT
MORROW & CO., INC. AT            (TOLL FREE) OR            (COLLECT).

                         FALCON BUILDING PRODUCTS, INC.
                           PROXY STATEMENT/PROSPECTUS
                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON            , 1997

    This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to stockholders of Falcon Building Products, Inc., a Delaware corporation ("Falcon" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of stockholders of the Company, including any adjournments or postponements
thereof, scheduled to be held on            , 1997 at      a.m., Central Time,
at Conference Center, 3rd Floor, Two North Franklin, Chicago, Illinois (the "Special Meeting"). This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of FBP Acquisition Corp., Inc., a Delaware corporation ("FBP") organized on behalf of Investcorp S.A. ("Investcorp"), certain of its affiliates and other international investors, with and into the Company pursuant to the Agreement and Plan of Merger, dated as of March 20, 1997 (the "Merger Agreement"), between FBP and the Company, and the transactions contemplated thereby.

    Pursuant to the Merger, each share of Falcon Class A Stock, par value $.01 per share ("Falcon Class A Stock"), issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than (i) shares of Falcon Class A Stock held by Falcon, its subsidiaries, FBP or any of its affiliates, which will be cancelled and retired and will cease to exist, and
(ii) shares of Falcon Class A Stock subject to dissenters' rights) will be converted at the election of the holder thereof, subject to the terms and conditions described herein, into either (a) the right to receive $17.75 in cash, or (b) the right to retain one share of Falcon Class A Stock which, upon consummation of the Merger, will have those rights, powers, privileges and restrictions described herein. As part of the Merger, Falcon's capital structure will be modified as described herein.

    Because, pursuant to the terms of the Merger Agreement, the number of shares of Falcon Class A Stock to be retained by existing Falcon stockholders must equal 1,034,020, the right to retain shares of Falcon Class A Stock is subject to proration, as set forth in the Merger Agreement and described herein. The Subject Stockholders have committed to elect to retain 1,034,020 shares of Falcon Class A Stock. Thus, all stockholders who do not elect to retain Falcon Class A Stock will be assured that they will receive $17.75 in cash for each share held by such stockholders, and all stockholders who elect to retain Falcon Class A Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Falcon Class A Stock they elect to retain and receiving $17.75 per share in cash for each of their other shares of Falcon Class A Stock. SEE "THE MERGER--Merger Consideration." Holders of Falcon Class A Stock will be entitled to dissenters' rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger as described herein.

    A copy of the Merger Agreement is attached as Annex I to this Proxy Statement/Prospectus. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement/Prospectus do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

    In addition, the Merger Agreement provides that each option to purchase shares of Falcon Class A Stock issued under the Company's 1994 Stock Option and Restricted Share Plan (each an "Option" and collectively the "Options") issued and outstanding immediately prior to the Effective Time shall be cancelled, extinguished and converted into the right to receive an amount in cash equal to the excess, if any, of $17.75 over the per share exercise price of such Option, provided that the holder thereof waives all rights with respect to such Option and any shares of Falcon Class A Stock subject thereto other than the right to receive such cash amount, less any required withholding taxes.

    This Proxy Statement/Prospectus constitutes a prospectus of the Company with respect to the 1,034,020 shares of Falcon Class A Stock to be retained by stockholders upon consummation of the Merger.

    Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Falcon Class A Stock held by stockholders of record on May 5, 1997 (the "Record Date"). Equity Holdings Limited, an Illinois limited partnership ("EHL"), beneficially owned, as of the Record Date, approximately 69.8% of the outstanding shares of Falcon Class A Stock entitled to vote at the Special Meeting. Pursuant to voting agreements among FBP, Falcon and EHL, and among FBP, Falcon and certain other stockholders who are members of Falcon's management (collectively with EHL, the "Subject Stockholders"), dated as of March 20, 1997 (collectively, the "Voting Agreements"), the Subject Stockholders have agreed, subject to certain conditions, to vote their shares in favor of the approval and the adoption of the Merger Agreement and the Merger. Thus, the requisite vote of the holders of shares of Falcon Class A Stock to approve and adopt the Merger Agreement and the Merger is assured.

    The Board of Directors and the non-management members of the Board of Directors, after careful consideration, each unanimously approved the Merger Agreement and the Merger, and determined that the Merger is fair to and in the best interests of Falcon and its stockholders, and recommends that you vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. In reaching their determination, the members of the Board of Directors considered, among other things, the opinions of Smith Barney Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Financial Advisors") as to the fairness of the consideration to be received by the holders of Falcon Class A Stock in the Merger from a financial point of view. The Financial Advisors' respective opinions are included as Annex III-A and Annex III-B to this Proxy Statement/Prospectus. You are urged to read the opinions in their entirety for further information with respect to the assumptions made, matters considered and limits of the reviews undertaken by the Financial Advisors.

    Falcon Class A Stock is currently listed for trading on the New York Stock Exchange ("NYSE") under the symbol "FB". On November 29, 1996, the last trading day prior to the public announcement that Falcon was pursuing strategic alternatives, the last sale price of the Falcon Class A Stock as reported on the NYSE was $12 3/8 per share. On March 19, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the last sale price of the Falcon Class A Stock as reported on the NYSE was $16 3/8 per share.
On            , 1997, the last reported sale price of the Falcon Class A Stock
was $     per share. If the Merger is approved, the Company intends to seek to have the Falcon Class A Stock delisted from the NYSE. SEE "RISK FACTORS--Delisting; Loss of Liquidity."

    This Proxy Statement/Prospectus, the accompanying form of proxy (the "proxy") and the other enclosed documents are first being mailed to stockholders
of the Company on or about            , 1997.

    SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN IMPORTANT RISKS RELATING TO THE RETENTION OF FALCON CLASS A STOCK THAT SHOULD BE CONSIDERED BY HOLDERS OF FALCON CLASS A STOCK.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Proxy Statement/Prospectus is            , 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.................................................................           5
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................           5
FORWARD LOOKING STATEMENTS............................................................           6
SUMMARY...............................................................................           7
SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA OF FALCON
  BUILDING PRODUCTS, INC. AND SUBSIDIARIES............................................          15
PRICES OF FALCON CLASS A STOCK........................................................          18
RISK FACTORS..........................................................................          18
THE COMPANY...........................................................................          23
THE SPECIAL MEETING...................................................................          27
  Matters to be Considered............................................................          27
  Required Votes......................................................................          27
  Voting and Revocation of Proxies....................................................          28
  Record Date; Stock Entitled to Vote; Quorum; Dissenters' Rights.....................          28
  Dissenters' Rights..................................................................          29
  Solicitation of Proxies.............................................................          29
THE MERGER............................................................................          29
  Background of the Merger............................................................          29
  Recommendation of the Board of Directors; Reasons for the Merger....................          33
  Opinions of Falcon's Financial Advisors.............................................          35
  Information Concerning the Company's Financial Advisors.............................          41
  Merger Consideration................................................................          42
  Non-Cash Election...................................................................          44
  Non-Cash Election Procedure.........................................................          44
  Effective Time of the Merger........................................................          45
  Retention of Shares; Procedures for Exchange of Certificates........................          46
  Fractional Shares...................................................................          46
  Conduct of Business Pending the Merger..............................................          47
  Conditions to the Consummation of the Merger........................................          47
  Federal Income Tax Consequences.....................................................          47
  Accounting Treatment................................................................          50
  Effect on Employee Benefit Matters..................................................          50
  Interests of Certain Persons in the Merger..........................................          51
  Delisting of Falcon Class A Stock from NYSE.........................................          53
  Termination of SEC Reporting........................................................          54
  Resale of Retained Falcon Class A Stock following the Merger........................          54
  Merger Financings...................................................................          54
  Unaudited Pro Forma Consolidated Financial Statements...............................          54
DESCRIPTION OF FALCON CAPITAL STOCK...................................................          62
  Falcon's Existing Capital Stock.....................................................          62
  Falcon's Capital Stock Following the Merger.........................................          63

CERTAIN PROVISIONS OF THE MERGER AGREEMENT............................................          68
  The Merger..........................................................................          68
  Representations and Warranties......................................................          68
  Certain Pre-Closing Covenants.......................................................          69
  No Solicitation of Transactions.....................................................          70
  Board of Directors and Officers of the Company following the Merger.................          71
  Stock and Employee Benefit Plans....................................................          71
  Access to Information...............................................................          71
  Cooperation and Reasonable Best Efforts.............................................          71
  Public Announcements................................................................          72
  Indemnification and Insurance.......................................................          72
  Conditions to the Consummation of the Merger........................................          72
  Termination.........................................................................          73
  Expenses and Certain Required Payments..............................................          74
  Amendment and Waiver................................................................          75
CERTAIN RELATED AGREEMENTS............................................................          75
  Agreements with Certain Stockholders................................................          75
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................          76
REGULATORY APPROVALS..................................................................          77
FBP...................................................................................          77
DISSENTING STOCKHOLDERS' RIGHTS.......................................................          77
EXPERTS...............................................................................          79
LEGAL OPINIONS........................................................................          79
OTHER INFORMATION AND STOCKHOLDER PROPOSALS...........................................          79

Annex I       Agreement and Plan of Merger dated as of March 20, 1997
Annex II-A    Voting Agreement among FBP, Falcon and EHL, dated as of March 20, 1997
Annex II-B    Form of Voting Agreements among FBP, Falcon and Certain Other Stockholders, dated as of March 20, 1997
Annex III-A   Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated dated March 20,
                1997
Annex III-B   Opinion of Smith Barney Inc. dated March 20, 1997
Annex IV      Excerpts from the DGCL Relating to Dissenters' Rights
Annex V       Form of Restated Certificate of Incorporation of FBP Acquisition Corp., Inc.
                (to become effective as of the Effective Time)

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY FALCON OR FBP. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

    Falcon is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1034, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the web site (http://www.sec.gov) maintained by the Commission; or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    This Proxy Statement/Prospectus constitutes a prospectus of the Company filed as part of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus omits certain information contained in the Registration Statement and related exhibits with respect to the Company and the retention of Falcon Class A Stock. Any statement herein concerning the provision of any document is not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Proxy Statement/Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents relating to the Company, other than exhibits to such documents (unless such exhibits specifically are incorporated by reference in such documents), are available without charge, upon written or oral request from Falcon Building Products, Inc., Two North Riverside Plaza, Suite 1100, Chicago, Illinois 60606,
Attention: Gus J. Athas, Secretary: telephone: (312) 906-9700. In order to ensure timely delivery of the documents requested, any such request should be
made by            , 1997.

    The following documents previously filed by the Company with the Commission are incorporated in this Proxy Statement/Prospectus by reference:

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

        (2) The description of Falcon Class A Stock set forth in the Company's Registration Statement on Form 8-A, dated October 20, 1994.

        (3) The Company's Current Report on Form 8-K dated March 20, 1997.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement/Prospectus.

                           FORWARD LOOKING STATEMENTS

    This Proxy Statement/Prospectus includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included in this Proxy Statement that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analysis made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform to the Company's expectations and predictions is subject to a number of risks and uncertainties, including the significant considerations and risks discussed in this Proxy Statement/ Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company and its subsidiaries; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Proxy Statement/ Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their business or operations.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO THE MORE DETAILED INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY.

    FOR A DISCUSSION OF CERTAIN IMPORTANT RISKS RELATED TO THE RETENTION OF FALCON CLASS A STOCK, SEE "RISK FACTORS."

                              THE SPECIAL MEETING

TIME AND PLACE; RECORD DATE

    A Special Meeting of the stockholders of Falcon will be held on            ,
           , 1997, at      a.m., at Conference Center, 3rd Floor, Two North
Franklin, Chicago, Illinois. Stockholders of record at the close of business on May 5, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. The date of the mailing of this Proxy Statement/Prospectus
to stockholders of the Company will be on or about            , 1997. At the
close of business on the Record Date, there were outstanding and entitled to vote 20,048,275 shares of Falcon Class A Stock.

MATTERS TO BE CONSIDERED

    The purpose of the Special Meeting is to vote upon a proposal to approve and adopt the Merger Agreement and the Merger, pursuant to which FBP will merge with and into the Company, the separate existence of FBP will terminate and the stockholders of the Company will receive the consideration described below under "--The Merger--Effect of the Merger".

REQUIRED VOTES

    Approval of the Merger Agreement requires the affirmative vote of a majority of the shares of Falcon Class A Stock entitled to vote at the Special Meeting. The Subject Stockholders, who beneficially owned, as of the Record Date, an aggregate of approximately 71% of the Falcon Class A Stock outstanding, have agreed, subject to certain conditions, to vote all shares of Falcon Class A Stock held by them in favor of all matters to be considered by the stockholders at the Special Meeting. SEE "THE SPECIAL MEETING-- Required Votes" and "THE MERGER--Interests of Certain Persons in the Merger." Thus, the requisite vote of the holders of shares of Falcon Class A Stock to approve and adopt the Merger Agreement and the Merger is assured.

VOTING OF PROXIES

    Shares of Falcon Class A Stock represented by all properly executed proxies received in time for the Special Meeting will be voted in the manner specified in the proxy. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in favor of such matter. SEE "THE SPECIAL MEETING--Required Votes."

ADJOURNMENTS; REVOCABILITY OF PROXIES

    If the Special Meeting is adjourned, for whatever reason, the approval of the Merger Agreement shall be considered and voted upon by stockholders at the subsequent, reconvened meeting, if any.

    You may revoke your proxy at any time prior to its exercise (i) by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy), (ii) by giving notice of revocation of your proxy at the Special Meeting, or (iii) by delivering (a) a written notice of revocation of your proxy, or (b) a duly executed proxy relating to the matters to be considered at the Special Meeting, bearing a date later than the proxy previously executed, to the Secretary of Falcon, Two North Riverside Plaza, Suite 1100, Chicago, Illinois 60606. Unless revoked in one of the manners set forth above, proxies will be voted at the Special Meeting as described above.

SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by the Company. The Company may solicit proxies and the Company's directors, officers and employees may also solicit proxies by telephone, telegram or personal interview. These persons will receive no additional compensation for their services, but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Falcon Class A Stock. Such persons will be paid reasonable out-of-pocket expenses. Morrow & Co., Inc. will assist in the solicitation of proxies by the Company for a fee of approximately $2,500, plus reasonable out-of-pocket expenses. HOLDERS OF FALCON CLASS A STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. SEE "THE MERGER--NON-CASH ELECTION" FOR INSTRUCTIONS FOR STOCKHOLDERS ELECTING TO RETAIN SHARES OF FALCON CLASS A STOCK.

SECURITY OWNERSHIP OF MANAGEMENT

    As of the Record Date, directors and executive officers of the Company and their affiliates were beneficial owners of an aggregate of 448,075 shares of Falcon Class A Stock (approximately 2.2% of the outstanding shares). The directors and executive officers of the Company have indicated that they intend, and certain of such executive officers are, pursuant to the terms of the Voting Agreements, obligated to vote their shares of Falcon Class A Stock in favor of the Merger.

                                   THE MERGER

EFFECT OF THE MERGER

    At the Effective Time, FBP will be merged with and into Falcon and Falcon will continue as the surviving corporation in the Merger. Subject to certain provisions as described herein with respect to shares owned by Falcon, any subsidiary of Falcon, FBP and its affiliates, and with respect to fractional shares and Dissenting Shares (as defined under "Dissenting Stockholders' Rights" below), each issued and outstanding share of Falcon Class A Stock will be converted at the election of the holder thereof into either (i) the right to receive $17.75 in cash (the "Cash Price") or (ii) the right to retain one fully paid and nonassessable share of Falcon Class A Stock which, upon consummation of the Merger, will have those rights, powers, privileges and restrictions as described in this Proxy Statement/Prospectus (a "Non-Cash Election Share"); provided, that the aggregate number of shares of Falcon Class A Stock to be retained at the Effective Time shall, pursuant to the terms of the Merger Agreement, be 1,034,020 (the "Non-Cash Election Number").

    The Merger Agreement requires that 19,014,255 of the presently issued and outstanding shares of Falcon Class A Stock be converted into cash, as described above, and that 1,034,020 of such shares be retained by existing Falcon stockholders. The Subject Stockholders have committed to elect to retain 1,034,020 shares of Falcon Class A Stock. Thus, all stockholders who do not elect to retain Falcon Class A Stock will be assured that they will receive $17.75 in cash for each share held by such stockholders, and all stockholders who elect to retain Falcon Class A Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Falcon Class A Stock they elect to retain and receiving $17.75 per share in cash for each of their other shares of Falcon Class A Stock. SEE "THE MERGER-- MERGER CONSIDERATION" for examples illustrating the potential effects of proration.

    Upon the effectiveness of the Merger, the Company will have shares of four classes of stock outstanding: 1,034,020 shares of Falcon Class A Stock; 6,876,464 shares of Class B Common Stock; 689,346 shares of Class C Common Stock and 17,000 shares of Class D Common Stock. The 1,034,020 shares of Falcon Class A Stock to be outstanding after the Merger will have, as they currently do, one vote per share, will represent approximately 12% of the outstanding equity capital of the Company and will have approximately 12% of the voting power. The shares of Class B Common Stock, Class C Common Stock and Class D Common Stock will represent approximately 88% of the outstanding equity capital of the Company after the Merger. Shares of Class D Common Stock will have approximately 88% of the voting power after the Merger and shares of Class B Common Stock and Class C Common Stock will not have voting rights. SEE "DESCRIPTION OF FALCON CAPITAL STOCK--Falcon Capital Stock Following the Merger." With respect to certain risks related to retaining Falcon Class A Stock, SEE "RISK FACTORS" below.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    At its March 20, 1997 meeting, the Board of Directors of the Company, with all members in attendance, and the non-management members of the Board each unanimously (i) determined that the Merger was fair to and in the best interests of the Company's stockholders, and (ii) recommended that the Company's stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby. SEE "THE MERGER--Background of the Merger" and "--Recommendation of the Board of Directors; Reasons for the Merger."

OPINIONS OF FALCON'S FINANCIAL ADVISORS

    On March 20, 1997, each of Smith Barney Inc. ("Smith Barney") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Falcon's financial advisors (collectively, the "Financial Advisors"), delivered to Falcon's Board of Directors its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated March 20, 1997) to the effect that, as of such date and based upon and subject to certain matters stated in such opinions, the consideration to be received by the holders of Falcon Class A Stock in the Merger was fair, from a financial point of view, to such holders. The opinions of the Financial Advisors are directed to the Board of Directors of Falcon and relate only to the fairness of the consideration to be received in the Merger from a financial point of view, do not address any other aspect of the Merger or related transactions and do not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. The full text of the written opinions of the Financial Advisors dated March 20, 1997, which set forth the assumptions made, matters considered, and limitations on the review undertaken, are attached as Annex III-A and Annex III-B to this Proxy Statement/Prospectus and should be read carefully in their entirety. SEE "THE MERGER--Opinions of Falcon's Financial Advisors."

NON-CASH ELECTION

    Record holders of shares of Falcon Class A Stock will be entitled to make an unconditional election (a "Non-Cash Election"), on or prior to the Election Date (as defined below), to retain Non-Cash Election Shares. If, however, the number of shares of Falcon Class A Stock with respect to which an election to retain Falcon Class A Stock has been made and not withdrawn in accordance with the Merger Agreement (each, an "Electing Share") exceeds the Non-Cash Election Number, then (1) the number of Electing Shares covered by each Non-Cash Election will be determined by multiplying the total number of Electing Shares covered by such Non-Cash Election by a proration factor determined by dividing the Non-Cash Election Number by the total number of Electing Shares and (2) such number of Electing Shares will be so retained. All Electing Shares, other than those permitted to be retained as described in the immediately preceding sentence, will be converted into cash as if such shares were not Electing Shares. The number of Electing Shares permitted to be retained as Non-Cash Election Shares or the right to receive cash will be determined on a consistent basis among stockholders who made the election to retain Non-Cash Election Shares, pro rata to the number of shares as to which they made such election.

    If Non-Cash Elections respecting more than 1,034,020 shares of Falcon Class A Stock are made, any stockholder who elects to retain shares of Falcon Class A Stock would experience proration. Because the Subject Stockholders have committed to elect to retain 1,034,020 shares of Falcon Class A Stock, all stockholders who do not elect to retain Falcon Class A Stock will be assured that they will receive $17.75 in cash for each share held by such stockholder, and all stockholders who elect to retain Falcon Class A Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Falcon Class A Stock they elect to retain and receiving $17.75 per share in cash for each of their other shares of Falcon Class A Stock. SEE "THE MERGER--Non-Cash Election."

    Upon consummation of the Merger, the Non-Cash Election Shares will have those rights, powers, privileges and restrictions as described in this Proxy Statement/Prospectus, including, among other things, certain "tag-along" rights, being subject to mandatory redemption in certain circumstances and being automatically converted into shares of common stock of Falcon in certain circumstances. SEE "DESCRIPTION OF FALCON CAPITAL STOCK--Falcon Capital Stock Following the Merger" and Annex V attached hereto.

NON-CASH ELECTION PROCEDURE

    Stockholders of Falcon Class A Stock electing to retain Non-Cash Election Shares must properly complete and sign the Non-Cash Election Form (the "Form of Election") accompanying this Proxy Statement/Prospectus. Such Form of Election, together with all certificates representing shares of Falcon Class A Stock duly endorsed in blank or otherwise in a form acceptable for transfer on the books of the Company (or by appropriate guarantee of delivery, as set forth in such Form of Election), must be received by The Bank of New York (the "Exchange Agent") at one of the addresses listed on the Form of Election by 5:00 p.m., Eastern time, on the second business day (the "Election Date") preceding the date of the Special Meeting and must not be withdrawn. SEE "THE MERGER--Non-Cash Election Procedure."

FRACTIONAL SHARES

    Fractional shares of Falcon Class A Stock will not be issued in the Merger. Holders of Falcon Class A Stock otherwise entitled to a fractional share of Falcon Class A Stock following the Merger will be paid cash in lieu of such fractional share determined and paid as described in "THE MERGER--Fractional Shares."

CONDITIONS TO THE MERGER

    The obligations of Falcon and FBP to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite stockholder approval, the termination or expiration of the relevant waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger. The Company and FBP do not believe that a filing under the HSR Act is required or that any associated waiting period is applicable to the Merger. SEE "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    For a summary of the material U.S. federal income tax consequences of the Merger, SEE "THE MERGER--Federal Income Tax Consequences."

    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT STOCKHOLDERS OF FALCON CLASS A STOCK CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

TREATMENT OF COMPANY STOCK OPTIONS

    Immediately prior to the Effective Time, each holder of an outstanding option to purchase shares of Falcon Class A Stock granted under the Company's 1994 Stock Option and Restricted Share Plan (each such option, an "Option" and, collectively, the "Options"), whether or not then exercisable, will be entitled to receive from the Company for each share subject to an Option an amount in cash equal to the excess, if any, of the Cash Price over the per share exercise price of such Option, and such Option will be cancelled; provided, that with respect to any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") who waives all rights with respect to such Options and any shares subject thereto other than the right to receive such amount of cash, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. All applicable withholding taxes attributable to the payments or to distributions so contemplated will be deducted from such amounts and all such taxes attributable to the exercise of Options will be withheld from the proceeds received in respect of the shares issuable on such exercise.

    Pursuant to the Merger Agreement, FBP and Falcon agreed that, unless and until such agreements are amended, modified or terminated, from and after the Effective Time, Falcon will honor, in accordance with their respective terms as in effect on the date hereof, all of the employment, termination, severance, indemnity and bonus agreements and arrangements identified in the Merger Agreement. The Merger Agreement provides that if Falcon or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the foregoing, proper provision shall be made so that the successors and assigns of Falcon shall succeed to the obligations set forth in the preceding sentence and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain directors and officers of the Company have interests, described herein, that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors (including the non-management members of the Board) is aware of the conflicts described below and considered them in addition to the other matters described under "THE MERGER--Recommendation of the Board of Directors; Reasons for the Merger" when it approved the Merger Agreement and recommended that stockholders vote in favor of the Merger. SEE "THE MERGER--Interests of Certain Persons in the Merger."

    Seven of the executive officers of the Company, together with three other employees, will be entitled to receive transaction incentive bonuses as a result of the Merger. These bonuses will total approximately $3.0 million.

    Shares of Falcon Class A Stock held by officers and directors of Falcon will be converted into the right to receive the same consideration as shares of Falcon Class A Stock held by other stockholders. Options held by the officers and directors of Falcon will be treated in the same manner as any Options held by other Option holders, as described above under "Treatment of Company Stock Options". SEE "THE MERGER--Interests of Certain Persons in the Merger." Pursuant to the Merger Agreement, the Company has agreed for six years after the Effective Time to indemnify directors, officers, employees and agents of the Company and its subsidiaries and will, subject to certain limitations, maintain for six years a directors' and officers' insurance and indemnification policy substantially similar to its current policy. SEE "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification and Insurance."

    EMPLOYMENT AGREEMENTS

    The Company and Messrs. William K. Hall, Sam A. Cottone, and Gus J. Athas, its President and Chief Executive Officer, Senior Vice President--Finance, Treasurer and Chief Financial Officer and Senior Vice President, General Counsel and Secretary, respectively, as well as two other of its officers have entered into employment agreements, effective as of the Effective Time (the "Employment Agreements") (a) requiring each of such officers to retain or purchase an equity investment in Falcon and (b) providing each of such officers with, among other benefits, (i) continuation in a similar position with Falcon after the Merger,
(ii) a minimum base salary, subject to adjustment, (iii) in the case of Messrs. Hall, Cottone and Athas, transaction incentive bonuses upon completion of the Merger, (iv) an annual bonus to be paid to such officers in accordance with goals to be mutually agreed upon by the Company and such officers, (v) a funded supplemental executive retirement agreement in which such officers will participate, (vi) ten-year stock options on various percentages of the outstanding capital stock of the Company as of the Effective Time, and (vii) certain rights to put to the Company (with the Company having certain rights to call from such officers) unrestricted shares of capital stock owned by such officers and certain vested stock options held by such officers.

    STOCK OPTION PLAN

    Prior to the Effective Time, the Company will adopt the Falcon Building Products, Inc. Stock Option Plan (the "Stock Option Plan"). The number of shares that may be awarded under the Stock Option Plan shall be approximately 10% of the then-outstanding shares of capital stock of Falcon at the Effective Time.

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by mutual consent of FBP and Falcon; (ii) by either FBP or Falcon (a) if a court or other governmental entity shall have issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action restraining, enjoining or otherwise prohibiting the Merger or (b) if the Merger shall not have been consummated on or before September 16, 1997 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed at or prior to the Effective Time); or (iii) by FBP or Falcon in certain other situations. Under certain circumstances generally related to the presence of a third party transaction proposal or the acquisition by a third party of Falcon Class A Stock or of all or substantially all of Falcon's assets, termination of the Merger Agreement prior to the Effective Time will result in the payment of a fee of $20 million from Falcon to FBP. Falcon and FBP have also agreed to reimburse each other in certain circumstances for certain fees and expenses. SEE "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination" and "--Expenses and Certain Required Payments."

AGREEMENTS WITH CERTAIN STOCKHOLDERS

    EHL and certain officers of Falcon (collectively, the "Subject Stockholders"), have entered into voting agreements (the "Voting Agreements") with FBP and Falcon. Pursuant to the Voting Agreements, the

Subject Stockholders, who beneficially owned, as of the Record Date, an aggregate of approximately 71% of the outstanding shares of Falcon Class A Stock, have agreed, among other things and subject to certain conditions, to vote in favor of the Merger Agreement and the Merger. The Voting Agreements also provide that the Subject Stockholders will make Non-Cash Elections for 1,034,020 shares of Falcon Class A Stock. If the aggregate number of Electing Shares (pursuant to elections made by all stockholders, including the Subject Stockholders) exceeds 1,034,020, the Subject Stockholders will be subject to proration with respect to the number of Non-Cash Election Shares they will receive in the Merger in the same manner as all other electing stockholders. In addition, the Subject Stockholders are prohibited, subject to certain conditions and exceptions, from soliciting or responding to certain inquiries or proposals made by any person or entity with respect to the Company that constitutes or could reasonably be expected to lead to acquisition of the Company by another party or the sale of a material portion of the Company's assets. Subject to certain conditions and exceptions, the Subject Stockholders are also not permitted to dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the disposition of, any or all of such Subject Stockholders' Falcon Class A Stock or any interest therein. The covenants and agreements in the Voting Agreement terminate on the first to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; provided that certain covenants will survive the Effective Time of the Merger. For a summary of the foregoing provisions and certain other provisions of the Voting Agreements, SEE "CERTAIN RELATED AGREEMENTS-- Agreements with Certain Stockholders."

    The Voting Agreement among EHL, FBP and Falcon creates certain rights and obligations in addition to those set forth in the Voting Agreements among Falcon, FBP and certain officers of Falcon. Among other things, this agreement provides that EHL will cause its wholly-owned subsidiary Eagle Industries, Inc. to agree to provide certain corporate services to Falcon after the Merger at commercially reasonable rates and that, prior to the Merger, EHL and Falcon, along with the investors in FBP who receive Falcon voting stock pursuant to the Merger, will enter a stockholder rights agreement containing provisions relating to the following: (i) the right of first offer in favor of Falcon and an affiliate of Investcorp in the event that EHL proposes to sell its Falcon Class A Stock to another person; (ii) the right in favor of the investors in FBP who received voting or non-voting stock in the Merger to require EHL to sell its entire equity interest in Falcon upon the same terms and conditions as such investors are selling their shares; (iii) the right in favor of EHL to purchase securities offered by the Company in certain equity financings in order to allow EHL to maintain its level of equity ownership interest; (iv) the right in favor of EHL to sell its shares of Falcon Class A Stock in certain change-of-control transactions; (v) certain registration rights in favor of EHL; (vi) the obligation of EHL to enter into certain "lock-up" agreements with underwriters in future public offerings; and (vii) so long as EHL holds a certain percentage of the Falcon Class A Stock, the right of EHL to receive certain information about the business and financial performance of Falcon.

DISSENTING STOCKHOLDERS' RIGHTS

    Under Section 262 of the DGCL, a stockholder of the Company may dissent from the Merger and seek to obtain payment for the fair value of his or her shares of Falcon Class A Stock. In order to dissent, (i) the dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand payment for his or her shares of Falcon Class A Stock if the Merger is effected and (ii) the dissenting stockholder must not vote in favor of the Merger. SEE "DISSENTING STOCKHOLDERS' RIGHTS" and Annex IV.

                             PARTIES TO THE MERGER

FALCON

    Falcon is a leading domestic manufacturer and distributor of products for the residential and commercial construction and home improvement markets. The Company's products include air distribution products; ceramic, enameled steel and acrylic plumbing fixtures; and air compressors, electric generators, power washers and OEM compressors. The Company's principal executive offices are located at Two North Riverside Plaza, Suite 1100, Chicago, Illinois 60606; telephone number (312) 906-9700.

FBP

    FBP, a Delaware corporation, was organized on behalf of Investcorp, certain of its affiliates and other international investors for the purpose of consummating the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. Immediately prior to the Effective Time, 100% of the outstanding shares of capital stock of FBP will be owned by Investcorp, certain of its affiliates and other international investors. Upon consummation of the Merger, FBP will merge into Falcon and the separate existence of FBP will terminate. The principal offices of FBP are located at 200 Park Avenue, 48th floor, New York, New York, 10166 c/o Gibson, Dunn & Crutcher LLP; telephone number (212) 351-3914.

   SELECTED CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA OF
                FALCON BUILDING PRODUCTS, INC. AND SUBSIDIARIES

    Set forth on the following pages are certain selected consolidated historical and unaudited pro forma financial and other data relating to Falcon. The selected consolidated historical data should be read in conjunction with Falcon's historical consolidated financial statements, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus. The selected unaudited pro forma consolidated financial data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.

    The following table sets forth selected consolidated historical financial data of Falcon which for the five fiscal years ended December 31, 1996 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of Falcon incorporated by reference herein. SEE "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The following table also sets forth selected unaudited pro forma consolidated financial data of Falcon, as adjusted to give effect to the Merger, which have been derived from, and should be read in conjunction with, the Unaudited Pro Forma Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. SEE "THE MERGER--Unaudited Pro Forma Consolidated Financial Statements." The selected unaudited pro forma consolidated financial data are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor are they necessarily indicative of future operating results or financial position. The unaudited pro forma balance sheet information reflects the Merger as if it had occurred as of December 31, 1996. The unaudited pro forma income statement information reflects the Merger as if it had occurred on January 1, 1996 and excludes nonrecurring items directly attributable to the Merger. The pro forma adjustments were applied to the historical financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of Falcon's assets and liabilities have not been affected by the Merger.

                                                                            YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------------------------------
                                                                                                               UNAUDITED
                                                                                                               PRO FORMA
                                                         1992       1993       1994       1995       1996        1996
                                                       ---------  ---------  ---------  ---------  ---------  -----------
                                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Net sales..........................................  $   345.2  $   372.3  $   440.7  $   471.3  $   633.2   $   633.2
  Cost of goods sold.................................      274.6      295.7      350.5      384.4      520.3       520.3
                                                       ---------  ---------  ---------  ---------  ---------  -----------
  Gross profit.......................................       70.6       76.6       90.2       86.9      112.9       112.9
  Selling, general and administrative................       28.2       31.4       36.6       37.8       49.0        50.8
  Securitization expense.............................         --         --        1.9        3.3        4.1         4.1
                                                       ---------  ---------  ---------  ---------  ---------  -----------
  Operating income...................................       42.4       45.2       51.7       45.8       59.8        58.0
  Net interest expense...............................       10.0        8.0        8.3       10.0       11.0        44.1
                                                       ---------  ---------  ---------  ---------  ---------  -----------
  Income before income taxes.........................       32.4       37.2       43.4       35.8       48.8        13.9
  Provision for income taxes.........................       13.7       15.1       17.5       13.7       18.8         5.4
                                                       ---------  ---------  ---------  ---------  ---------  -----------
  Income before cumulative effect of change in
    accounting principles............................       18.7       22.1       25.9       22.1       30.0         8.5
  Cumulative effect of change in accounting
    principles, less income tax benefit of $0.4......         --       (3.6)        --         --         --          --
                                                       ---------  ---------  ---------  ---------  ---------  -----------
  Net income.........................................  $    18.7  $    18.5  $    25.9  $    22.1  $    30.0   $     8.5(a)
                                                       ---------  ---------  ---------  ---------  ---------  -----------
                                                       ---------  ---------  ---------  ---------  ---------  -----------
OTHER DATA:
  Gross margin.......................................       20.4%      20.6%      20.5%      18.4%      17.8%       17.8%
  Depreciation and amortization(b)...................  $    11.3  $    12.1  $    12.8  $    14.5  $    15.5   $    15.9
  Capital expenditures...............................        8.5       10.1       19.7       16.4       20.0        20.0
  Net cash interest expense..........................       10.0        8.0        7.6       10.3       11.0        29.3
  Ratio of earnings to fixed charges(c)..............        4.2x       5.6x       6.2x       4.6x       5.4x        1.3x

BALANCE SHEET DATA:
  (END OF PERIOD)
  Working capital(d).................................  $    50.9  $    42.1  $   (12.0) $     8.1  $    14.7   $    31.3
  Total assets.......................................      212.2      218.9      187.5      210.8      261.7       296.8
  Total debt (including current maturities)(e).......       96.2       75.6      115.2      123.6      124.3       397.8
  Common stockholders' equity (deficit)..............       55.6       73.6      (24.6)      (2.2)      27.9      (203.6)

EARNINGS PER SHARE:
  Income before cumulative effect of change in
    accounting principles............................  $    0.93  $    1.10  $    1.29  $    1.10  $    1.50   $    0.99
  Cumulative effect of change in accounting
    principles.......................................         --      (0.18)        --         --         --          --
                                                       ---------  ---------  ---------  ---------  ---------  -----------
    Net income.......................................  $    0.93  $    0.92  $    1.29  $    1.10  $    1.50   $    0.99
                                                       ---------  ---------  ---------  ---------  ---------  -----------
                                                       ---------  ---------  ---------  ---------  ---------  -----------
  Weighted average shares outstanding (in
    millions)........................................       20.1       20.1       20.1       20.1       20.1         8.6
                                                       ---------  ---------  ---------  ---------  ---------  -----------
                                                       ---------  ---------  ---------  ---------  ---------  -----------

         See Notes to Selected Historical and Pro Forma Financial Data

           NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

(a) The unaudited pro forma consolidated net income excludes the following nonrecurring items that are directly attributable to the Merger:

    (1) Compensation charges totaling $3.0 million for amounts to be paid to management in connection with the Merger, and related income tax benefit of $1.2 million.

    (2) Estimated other charges totaling $24.8 million for expenses to be incurred by the Company in connection with the Merger, and related income tax benefit of $2.6 million.

    (3) Charge of $5.2 million resulting from the purchase of outstanding stock options in connection with the Merger, and related income tax benefit of $2.0 million.

    (4) Write-off of $2.5 million of debt issuance costs on debt to be retired in connection with the Merger, and related income tax benefit of $1.0 million.

    (5) Charge of $0.4 million associated with the accelerated vesting of restricted stock, and related income tax benefit of $0.1 million.

(b) Depreciation and amortization excludes amortization of debt issuance costs.

(c) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, which includes the amortization of deferred debt issuance costs.

(d) Represents total current assets less total current liabilities, excluding current portion of long-term debt.

(e) Includes advances from affiliates of $94.2 million and $72.8 million as of December 31, 1992 and 1993, respectively.

                         PRICES OF FALCON CLASS A STOCK

    Falcon Class A Stock is currently listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "FB." The following table sets forth, for the periods indicated, the high and low closing sale prices per share of Falcon Class A Stock.

                                                                                 HIGH           LOW
                                                                              ----------     ----------
Fiscal Year Ended December 31, 1995
  First Quarter...........................................................    $   11  5/8    $    9  3/4
  Second Quarter..........................................................        10  5/8         8  1/2
  Third Quarter...........................................................        11  3/4         8  5/8
  Fourth Quarter..........................................................         9  3/4         7  3/8

Fiscal Year Ended December 31, 1996
  First Quarter...........................................................    $   10  1/2    $    8  1/4
  Second Quarter..........................................................        12  7/8         8  3/4
  Third Quarter...........................................................        13  1/2        10
  Fourth Quarter..........................................................        14  3/4        11  1/8

Fiscal Year Ending December 31, 1997
  First Quarter...........................................................    $   17  1/2    $   14
  Second Quarter (through            , 1997)..............................

    On November 29, 1996, the last trading day before the public announcement that the Company was pursuing strategic alternatives, the last sale price of Falcon Class A Stock as reported on the NYSE was 12 3/8 per share. On March 19, 1997 the last trading day before public announcement of execution of the Merger Agreement, the last sale price of Falcon Class A Stock as reported on the NYSE
was $16 3/8 per share. On            , 1997, the last sale price of Falcon Class
A Stock as reported on the NYSE was $     per share. Falcon's stockholders
should obtain current market quotations for Falcon Class A Stock. No dividends have been paid to stockholders since Falcon's initial public offering in 1994, and no dividends are expected to be declared prior to or after the Merger. In addition, it is anticipated that the terms of any debt instruments to be entered into in connection with the Merger Financings (as defined below) will prohibit or otherwise restrict any future payment of dividends.

                                  RISK FACTORS

    Holders of Falcon Class A Stock should carefully consider the following factors in connection with their consideration of their potential election to retain Falcon Class A Stock in the Merger.

SUBSTANTIAL LEVERAGE; STOCKHOLDERS' DEFICIT; LIQUIDITY

    The Company is expected to issue subordinated debt securities and enter into a new senior secured credit facility (collectively, the "Merger Financings") to finance the cash consideration to be paid to the holders of Falcon Class A Stock in the Merger, to refinance substantially all of the outstanding indebtedness of the Company, to pay the fees and expenses incurred in connection with the Merger and the Merger Financings and to provide for working capital requirements and financing of acquisitions. Although the definitive terms of the debt instruments to be issued in the Merger Financings have not been finalized as of the date of this Proxy Statement/Prospectus, the Company expects that such terms will include significant operating and financial restrictions, such as limits on Falcon's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends. Upon consummation of the Merger, it is expected that Falcon will have substantial consolidated indebtedness. As of December 31, 1996, after giving pro forma effect to the Merger and the Merger Financings and the application of the net proceeds therefrom, Falcon would have had (i) $397.8 million of consolidated indebtedness and (ii) since the Cash Price paid to stockholders as well as all of the Merger expenses will be charged to stockholders' equity, a deficit of $203.6 million in stockholders' equity. In addition, Falcon expects to incur additional indebtedness in connection with its post-Merger strategy of pursuing strategic acquisitions and expanding through internal growth. Any such high leverage may have important consequences for Falcon, including the following: (a) Falcon's ability to obtain additional financing for such acquisitions, working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to Falcon; (b) interest expense may reduce the funds that would otherwise be available to Falcon for its operations and future business opportunities; (c) a substantial decrease in net operating cash flows or an increase in expenses of Falcon could make it difficult for Falcon to meet its debt service requirements or force it to modify its operations; and (d) substantial leverage may place Falcon at a competitive disadvantage and may make it more vulnerable to a downturn in its business or the economy generally. SEE "THE MERGER--Merger Financings."

    In addition, the substantial leverage will have a negative effect on Falcon's net income. For the fiscal year ended December 31, 1996, Falcon's net income, on a pro forma basis as adjusted to give effect to the Merger and the Merger Financings, but excluding non-recurring items directly attributable to the Merger, would have been $8.5 million, compared to the historical amount for Falcon for such period of $30.0 million. Pro forma net interest expense would have been $44.1 million for the year ended December 31, 1996, as compared to $11.0 million for the same period on a historical basis.

    After the Merger is consummated, Falcon's principal sources of liquidity are expected to be cash flow from operations, borrowings under the revolving credit portion of the senior secured credit facility and funds from its accounts receivable securitization program. It is anticipated that Falcon's principal uses of liquidity under the new revolving credit facility will be to finance working capital, meet debt service requirements and finance acquisitions, and a portion thereof will be available for the issuance of letters of credit. The term loan portion of the senior secured credit facility will be drawn in full upon consummation of the Merger. SEE "THE MERGER--Merger Financings."

DELISTING OF COMMON STOCK FROM NYSE

    As a result of the Merger, it is likely that the Falcon Class A Stock will no longer meet the listing requirements of the NYSE and the NYSE many unilaterally act to delist the Falcon Class A Stock from the NYSE. Even if the NYSE does not act unilaterally to delist the Falcon Class A Stock, it is FBP's intention that, after the Effective Time, the Falcon Class A Stock will not be listed on the NYSE or any other national securities exchange. The delisting of the Falcon Class A Stock is likely to have a material adverse effect on the trading market for, and the value of, the Falcon Class A Stock and there can be no assurance that any trading market will exist for the Falcon Class A Stock after the Merger.

TERMINATION OF SEC REPORTING

    As a result of the Merger, the shares of Falcon Class A Stock may be held by fewer than 300 stockholders of record. In such a case, the Company may deregister the Falcon Class A Stock from the reporting requirements of the Exchange Act. If the Falcon Class A Stock is so deregistered, the Company will not be required to comply with the proxy or periodic reporting requirements of the Exchange Act, which in turn could reduce the information available to stockholders on the business and financial condition of the Company and have a material adverse effect on the value of the Falcon Class A Stock.

CONTROL OF FALCON

    Upon completion of the Merger, approximately 88% of the outstanding shares of voting capital stock of Falcon will be held by a subsidiary of Investcorp and ten entities which have entered into revocable management services or similar agreements with an affiliate of Investcorp, pursuant to which such affiliate has the authority to direct the voting of such shares for as long as such agreements are in effect. Accordingly, Investcorp and its affiliate will control Falcon and have the power to elect all of its directors, to appoint new management and to approve any action requiring the approval of the holders of its capital stock voting as a single class, including adopting most amendments to Falcon's certificate of incorporation and approving mergers or sales of substantially all of Falcon's assets. The directors so elected will have the authority to effect decisions affecting the capital structure of Falcon, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

    In addition, the existence of a small group of controlling stockholders of Falcon may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding equity securities of Falcon. A third party would be required to negotiate any such transaction with such stockholders and the interests of such stockholders may be different from the interests of other Falcon stockholders.

TERMS OF FALCON CLASS A STOCK--MANDATORY REDEMPTION

    If a stockholder elects to retain shares of Falcon Class A Stock, upon consummation of the Merger such shares will have rights, powers, privileges and restrictions which differ in certain respects from the current rights, powers, privileges and restrictions associated with the Falcon Class A Stock. Among other things, the Falcon Class A Stock will have certain "tag-along" rights, will be subject to mandatory redemption in certain circumstances and will be automatically converted into shares of common stock of Falcon in certain circumstances. SEE "DESCRIPTION OF FALCON CAPITAL STOCK--Falcon Capital Stock Following the Merger" and Annex V-A attached hereto.

NO DIVIDENDS

    No dividends on shares of Falcon Class A Stock following the Merger are presently contemplated. In addition, it is anticipated that the terms of the debt instruments to be entered into in connection with the Merger Financings will prohibit or otherwise restrict any future payment of dividends.

POTENTIAL DILUTION OF FALCON STOCKHOLDERS

    Following the Merger, Falcon will grant to members of management options to purchase shares of Falcon capital stock, the exercise of which would dilute the holdings of persons holding shares of Falcon Class A Stock. Falcon has been informed by FBP that it intends to establish a stock option plan prior to the Effective Time pursuant to which members of management will be granted options for approximately 10% of the capital stock of Falcon outstanding at the Effective Time.

NON-CASH ELECTION AND PRORATION INTO CASH

    As described herein, a stockholder may make a Non-Cash Election and thereby elect to retain shares of Falcon Class A Stock in the Merger, subject to the proration procedures described herein under "THE MERGER--Non-Cash Election." Because the Subject Stockholders have already committed to elect to retain the maximum number of shares of Falcon Class A Stock permitted to be retained under the Merger Agreement, all stockholders who elect to retain Falcon Class A Stock are assured that they will experience proration of such shares, resulting in their retaining only a portion of the shares of Falcon Class A Stock they elect to retain and receiving $17.75 per share in cash for each of their other shares of Falcon Class A Stock. SEE "THE MERGER--Federal Income Tax Consequences" for a more detailed discussion of the tax consequences of receiving cash.

ACHIEVING POST-MERGER BUSINESS STRATEGY

    The post-Merger business strategy that has been developed is based on the Company's operations and strategic planning process. SEE "THE COMPANY--Post-Merger Business Strategy." After the Merger and after gaining experience with the Company's operations, the Company's management and new Board of Directors may decide to alter or discontinue certain parts of the post-Merger business strategy described herein and may adopt alternative or additional strategies. There can be no assurance that such post-Merger business strategy, if implemented, will be successful or will improve operating results. Further, other conditions may occur, such as increased competition, or an economic downturn, which may offset any improved operating results that are attributable to such business strategy.

COMPETITION

    The industries in which the Company operates are highly competitive. The Company competes with several national and regional suppliers of building products in each of its product areas. In the heating, ventilating and air conditioning ("HVAC") industry, the Company competes with several national and regional suppliers of HVAC products. In bathroom fixtures, the Company competes with other national manufacturers of plumbing products as well as with several regional producers. In air compressors, the Company is one of the three primary suppliers of consumer and commercial air compressors. In power washers, the Company competes primarily with two large manufacturers and several other smaller producers. Some of the Company's competitors are larger, have greater financial resources and are less leveraged than the Company. As described herein, after the Merger, the Company will be substantially more leveraged than prior to the Merger.

DEPENDENCE ON CONSTRUCTION MARKETS

    Demand for the Company's products depends in large part on the residential construction market and, to a lesser extent, on the commercial construction market. The level of activity in the residential construction market depends on new housing starts and residential alteration and repair projects, which are a function of many factors not within the Company's control, including mortgage rates, inflation, unemployment, demographic trends, gross domestic product growth and consumer confidence. According to the U.S. Department of Commerce, domestic housing starts declined from approximately 1.8 million in 1986 to a low of approximately 1.0 million in 1991, improving to approximately 1.5 million in 1996. There can be no assurance that this recent improvement will continue. The decline in residential housing starts resulted in pricing pressures in the building products industry that have not yet been alleviated. According to the U.S. Department of Commerce, residential alteration and repair expenditures have grown from $91 billion in 1986 to approximately $113 billion in 1995. The Company estimates, based on management's industry experience, that the residential alteration and repair market accounts for approximately 40% of the Company's net sales. The level of activity in the commercial construction market depends largely on vacancy rates and general economic conditions. According to the U.S. Department of Commerce, commercial construction activity declined from 1986 to 1992 and since then has generally remained flat. Because the residential and commercial construction markets are sensitive to cyclical changes in the economy, future downturns in the economy or lack of substantial improvement in the economy could negatively affect Falcon's operating results. In addition, sales of certain of the Company's products are subject to seasonal variation due to factors associated with the construction industry.

DEPENDENCE ON KEY CUSTOMERS

    The Company's four largest customers accounted for approximately 35% of the Company's 1996 net sales. The Company does not have contractual agreements with any of such customers for the supply of products. The loss of any of such customers or a significant decrease in the volume of products supplied to any of such customers could have a material adverse effect on the Company. SEE "THE COMPANY-- Marketing and Distribution."

ENVIRONMENTAL REGULATION AND LEGAL PROCEEDINGS

    The Company's operations are subject to federal, state and local laws and regulations governing, among other things, emissions to air, discharge to waters, the generation, handling, storage, transportation, treatment and disposal of waste and other materials and health and safety matters. The Company believes that its operations and facilities have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. However, the operation of manufacturing plants entails risks in these areas, and the Company is currently involved in various proceedings that are expected to result in the incurrence of costs for clean-up and other remedial activities. The Company believes that its liabilities for these matters will not have a material adverse effect on its financial condition, results of operations or competitive position; however, there can be no assurance that the Company will not incur costs in the future that will have a material adverse effect on the Company. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future. SEE "THE COMPANY--Environmental Matters."

LEGAL PROCEEDINGS

    The Company is involved from time to time in various legal proceedings and claims incident to the normal conduct of its business, including the environmental matters described above. Although it is impossible to predict the outcome of any pending legal proceeding, the Company believes that such legal proceedings and claims, individually and in the aggregate, are either without merit, are covered by insurance or are adequately reserved for, and will not have a material adverse effect on its financial condition or results of operations.

    In addition to the matters covered by the preceding paragraph, in May 1994, Underwriters' Laboratories of Canada ("ULC") suspended its recognition of high temperature plastic venting systems for gas appliances, including the Ultravent system manufactured by the Company. This action resulted from reports of problems with high temperature plastic venting systems, including improper installation, cracking, inadequate joint adhesion, and related safety hazards, including potential for carbon monoxide emission. In June 1994, as a result of the ULC action, the Ontario Ministry of Consumer and Commercial Relations ("MCCR") banned sales of these plastic venting systems in the Province of Ontario. Other provinces of Canada have taken similar action. Pursuant to an MCCR order, high temperature plastic venting systems in Ontario have been corrected.

    The Company is a defendant in a suit that has been filed against 24 entities representing heating appliance manufacturers, plastic vent manufacturers, public utilities and listing agencies by the Ontario New Home Warranty Program, which is responsible for the cost of replacing vent materials in new home construction in Ontario. This suit seeks damages of Cdn $125 million from all of the defendants. Most gas appliance manufacturers in Canada and the United States no longer certify these venting systems for use with their products. The Company is also a defendant in a lawsuit filed by Goodman Manufacturing, an appliance manufacturer that is replacing its own installations and has sued three defendants for reimbursement of its costs. The Company has been named in a class action lawsuit which has been filed in the United States regarding high temperature plastic venting.

    The Company is engaged in ongoing discussions with the United States Consumer Product Safety Commission ("CPSC") which has been advised of the ULC action and the actions taken by the MCCR. The CPSC continues to investigate high temperature plastic venting and has met with all of the manufacturers of high temperature plastic vents, various appliance manufacturers and other entities with technical expertise. CPSC concerns focus on the heating appliance system, the plastic resin used to manufacture the venting, vent sealant compounds and improper installation. While no definitive action has been decided upon, the Company is aware that the CPSC is considering a corrective action program involving plastic venting, and it is probable that in the near term the CPSC will mandate a corrective program which would impact heating appliance manufacturers, plastic resin manufacturers, and plastic venting manufacturers, including the Company. Several appliance manufacturers have announced their intention to replace plastic vent product with alternative systems which have been approved by the CPSC. Company sales of Ultravent products in the United States and Canada in 1995 and 1996 were minimal.

    While it is impossible at this time to give a firm estimate of the ultimate cost to the Company, management currently believes that the after-tax cost to the Company of resolving the Ultravent matter could range from a non-material amount to $20.0 million, after considering reimbursements and insurance recoveries. With respect to this matter, the Company has filed a lawsuit against its insurance carriers. Although no assurances can be given, the Company believes at this time that the ultimate resolution of these matters will not have a material effect on the Company's financial condition, but may have a material effect on future results of operations in the period recognized.

                                  THE COMPANY

GENERAL

    Falcon is a leading domestic manufacturer and distributor of products for the residential and commercial construction and home improvement markets. The Company's products include air distribution products; ceramic, enameled steel and acrylic plumbing fixtures; and air compressors, electric generators, power washers and OEM compressors. The products that contributed more than 10% of net sales in 1996, 1995 and 1994 were as follows: residential grilles, registers and diffusers as a group were 9%, 11% and 11%, respectively; ceramic china bathroom fixtures were 17%, 22% and 25%, respectively; and air compressors were 23%, 28% and 27%, respectively. Power washers accounted for 13% of net sales in 1996. The Company believes that its products are well regarded as being innovative, of high-quality and competitively priced.

    Eagle Industries, Inc. ("Eagle") incorporated the Company in January 1994 as part of a reorganization of all of the entities comprising Eagle's building products segment. Eagle is a wholly-owned subsidiary of Great American Management and Investment, Inc., a Delaware corporation ("GAMI"), which is wholly owned by Equity Holdings Limited, an Illinois limited partnership ("EHL"). In November 1994, the Company completed an initial public offering of 6,000,000 shares of Falcon Class A Stock. In May 1996, Eagle distributed its ownership of the Company's Class B common stock (14,000,000 shares) to EHL. Accordingly, Eagle and GAMI have no continuing ownership in the Company. Pursuant to provisions in the Company's charter, the transfer of the Class B common stock resulted in its conversion to Falcon Class A Stock. EHL beneficially owned, as of the Record Date, shares of Falcon Class A Stock representing approximately 69.8% of the outstanding shares of Falcon Class A Stock.

COMPANY PRODUCTS

    AIR DISTRIBUTION PRODUCTS--The Company is a leading supplier of air distribution products and is the leading manufacturer of residential and light commercial grilles, registers and diffusers for heating, ventilating and air conditioning ("HVAC") applications. These products are marketed under the Hart & Cooley-Registered Trademark-, Metlvent-Registered Trademark-, Reliable-TM-, Tuttle & Bailey-Registered Trademark-, Woodwinds-TM- and Valley-TM- brand names. The Company manufactures more than 8,000 air distribution items, including metal grilles, registers and diffusers, gas vent and chimney systems, flexible ducts, louvers, terminal units and electric duct heaters. Products are generally produced on a high-volume, low-cost basis; however, the standard product line is supplemented with custom-engineered products designed to meet specific size or performance requirements.

    PLUMBING FIXTURES--The Company is a leading domestic producer of ceramic china bathroom fixtures, including toilets and lavatories. The Company also produces enameled steel bathroom tubs and sinks, and acrylic whirlpool tubs as well as brass and plastic trim and fittings. These products are sold to the residential construction market under the Mansfield-Registered Trademark- and Swirl-way-Registered Trademark- brand names.

    AIR POWER PRODUCTS--The Company is a leading producer of consumer and commercial air compressors for home improvement applications. The Company manufactures a broad line of air compressors in the 3/4 to 10 horsepower range. These air compressors are electric or gasoline-driven with either oil-lubricated or oil-free pumps and are marketed under several brand names, including Air America-Registered Trademark-, Charge Air Pro-Registered Trademark-, Pro 4000-TM-, Pro Air II-TM- and Steel Driver-Registered Trademark-. The Company also manufactures air compressors under private-label programs, the most significant of which is the Craftsman-Registered Trademark- label for Sears Roebuck and Co. In addition, the Company sells a variety of accessory items such as paint spray guns, nailers and staplers, pneumatic tools, sanders and air hoses for use in home improvement applications. In 1995, several new product lines were introduced, including electric generators, power washers and OEM compressors. These new products, as is the case with compressors, are marketed primarily into retail and home center outlets. In January 1996, Falcon completed the acquisition of Ex-Cell Manufacturing Co., Inc. ("Ex-Cell"). Headquartered in Decatur, Arkansas, Ex-Cell is a leading manufacturer of power washers, marketed through the retail/home center distribution channel under the Ex-Cell-Registered Trademark- brand name.

BUILDING PRODUCTS INDUSTRY

    The building products industry depends primarily on the residential and commercial construction markets. The level of activity in the residential construction market depends on new housing starts and residential alteration and repair projects, which are generally a function of interest rates, inflation, unemployment, demographic trends, gross domestic product growth and consumer confidence. According to the U.S. Department of Commerce, domestic housing starts declined from approximately 1.8 million in 1986 to approximately 1.0 million in 1991, improving to approximately 1.5 million in 1996. Domestic housing starts have fluctuated between 1.3 million and 1.5 million from 1993 to 1996. The decline in residential housing starts from the mid 1980's to the present has resulted in pricing pressures in the industry that have not yet been alleviated. However, according to the U.S. Department of Commerce, residential alteration and repair expenditures have grown over the same period, from $91 billion in 1986 to a high of approximately $113 billion in 1995. The Company estimates, based upon management's industry experience, that the residential alteration and repair market accounts for approximately 40% of the Company's net sales. The level of activity of the commercial construction market depends largely on vacancy rates and general economic conditions. According to the U.S. Department of Commerce, commercial construction activity declined from 1986 to 1992 and since then has generally remained flat.

MARKETING AND DISTRIBUTION

    The Company markets and distributes its products nationwide through a variety of distribution channels. Based on 1996 net sales, approximately 52% of the Company's products are distributed to wholesalers and manufacturers' representatives who sell to contractors serving the residential and commercial construction markets. Approximately 48% of the Company's net sales are made to mass merchandisers and retail chains, which sell to homeowners and contractors.

    The Company utilizes a combination of internal sales forces and independent representatives to market and sell its products. The Company markets its residential and light commercial air distribution products nationwide to HVAC contractors through over 750 wholesale distributors. The Company provides sales support to these distributors through a direct field sales staff and a customer service group. Independent representatives are also used to supplement the field sales coverage. The Company markets its commercial and industrial air distribution products nationwide primarily to HVAC contractors through over 150 commercial representatives. The Company's commercial representative organization is supported by regional sales managers and a customer service group. The Company markets its ceramic china, acrylic whirlpool baths and enameled steel bathroom fixtures and brass fittings primarily through manufacturers' representatives, who sell to wholesale distributors. These distributors sell to plumbers, building contractors and remodelers. The Company also supplies bathroom fixture products to the retail distribution channel, primarily through Home Depot. The Company markets its air compressor products primarily through consumer distribution channels. These consumer distribution channels constitute approximately 95% of the Company's air compressor sales and include mass merchants, warehouse clubs, home centers, hardware cooperatives and farm and fleet cooperatives. The Company services these consumer channels through a direct sales staff and manufacturers' representatives.

COMPETITION

    Falcon competes with several national and regional suppliers of building products in each of its product areas. In HVAC, the Company competes primarily with other large HVAC manufacturers and with several national and regional suppliers of HVAC products. In bathroom fixtures, the Company competes with other national manufacturers of plumbing products as well as with regional producers. In air compressors, the Company is one of the three primary suppliers of consumer and commercial air compressors. In power washers, the Company competes primarily with two other large manufacturers and several other smaller producers. Some of the Company's competitors are larger, have greater financial resources and are less leveraged than the Company. The Company believes that it has competed successfully in its market on the basis of quality, service and product differentiation.

PATENTS, TRADEMARKS AND LICENSES

    The Company has been issued several patents worldwide. The Company believes that its patents are important to its business operations; however, the Company does not believe that the expiration or loss of any of its patents would have a material adverse effect on the Company.

    The Company owns a number of trademarks, including Hart & Cooley-Registered Trademark-, Metlvent-Registered Trademark-, Reliable-TM-, Tuttle & Bailey-Registered Trademark-, Woodwinds-TM-, Valley-TM-, Mansfield-Registered Trademark-, Swirl-Way-Registered Trademark-, Kilgore-TM-, Air America-Registered Trademark-, Charge Air Pro-Registered Trademark-, Ex-Cell-Registered Trademark-and Pro Air II-TM-. The Company also has several licenses for various trademarks, including a license to use the DeVilbiss trademark. The DeVilbiss license has a ten-year term (expiring in April 2000) and may be renewed for two successive ten-year renewal periods. The Company believes that its trademarks and its licenses are important to its business operations, but does not believe that the expiration or loss of any trademark or license would have a material adverse effect on the Company.

RAW MATERIALS AND SUPPLIERS

    The raw materials and component parts used in the Company's operations include steel, aluminum, clay, mylar and electric motors. Most of the Company's purchases are sourced domestically and nearly all of the Company's purchases are readily available through multiple sources. During 1995 a world-wide shortage of mylar occurred, restricting availability and increasing cost. By the end of 1995, availability had improved. In the last five years, the Company has not experienced any other shortages that materially affected production. Purchases are typically made through blanket order releases that span a period from several months up to one year. In 1995, double-digit inflation was encountered in certain of the basic raw materials and components used in the manufacturing process. The total raw material cost inflation in 1995 added approximately $18 million to Falcon's 1995 cost of sales. During 1996, raw material costs eased and, in some specific items, have declined below year-end 1995 levels

BACKLOG

    The Company's backlog at December 31, 1996 and 1995 was $22.0 million and $10.6 million, respectively. In accordance with its past experience, substantially all of the Company's backlog at December 31, 1996 was shipped during the first quarter of 1997.

EMPLOYEES

    The Company employed approximately 4,100 persons as of December 31, 1996. Approximately 2,200 hourly employees are covered by six collective bargaining agreements expiring through 1999. The Company believes that its labor relations are satisfactory at all of its facilities.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to federal, state and local laws and regulations governing, among other things, emissions to air, discharge to waters, the generation, handling, storage, transportation, treatment and disposal of waste and other materials and health and safety matters. The Company believes that its business, operations and facilities have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. However, the operation of manufacturing plants entails risks in these areas, and there can be no assurance that the Company will not incur material costs or liabilities in the future. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

    The Company is involved in environmental proceedings initiated by state or local governmental agencies pertaining to two of its facilities. The Company is currently working with the appropriate agencies on a remedial plan for the closure of an on-site landfill at the Company's Holland, Michigan facility that is currently estimated to cost approximately $400,000. The Company is also working with the appropriate agencies on a remedial plan for the closure of one on-site and four off-site landfills at or near the Company's Perrysville, Ohio facility that is currently estimated to cost approximately $1,000,000. In addition, the Company is in the process of making capital alterations at its Perrysville, Ohio foundry in response to an environmental compliance variance. The Company believes that its reserves are adequate and that its liabilities for these matters will not have a material adverse effect on the Company's financial condition, annual results of operations or competitive position; however, there can be no assurance that the Company will not incur costs or liabilities in the future that will have a material adverse effect on the Company. Capital expenditures and expenses (including ordinary course of business hauling and disposal expenses) in 1996 attributable to environmental matters were not material in relation to the Company's consolidated financial position or results of operations.

POST-MERGER BUSINESS STRATEGY

    The Company's business strategy has emphasized, and will continue to emphasize after consummation of the Merger, long term value creation through the manufacturing and distribution of highly engineered building products for the residential, light commercial and home improvement markets. Key elements of this strategy include:

    EMPHASIS ON QUALITY AND CUSTOMER SERVICE. The Company believes that the continued production of high-quality products and maintenance of superior customer service are essential to its growth. The Company emphasizes the importance of product quality to all of its employees, incorporates high-quality materials into its products and continues to implement total quality management initiatives at its operating locations.

    LOW COST PRODUCTION. The Company believes that it is a low cost producer in each of the markets it serves and will strive to maintain this position in the future. The Company has reduced costs through the development of cost-effective product designs, careful attention to manufacturing processes, employee involvement, capital investment and the consolidation of manufacturing facilities.

    DOMESTIC AND INTERNATIONAL MARKET EXPANSION. The Company intends to continue to expand market share in domestic markets while further pursuing expansion into international markets. The Company has identified significant growth opportunities in several international markets, particularly in Canada, Mexico, Latin America and Asia, and plans to pursue these opportunities by increasing exports and entering into strategic alliances with local manufacturers and distributors.

    NEW PRODUCTS AND PRODUCT LINE EXTENSIONS. The Company plans to expand its offering of innovative and high-quality products at competitive prices. Significant product innovations have been developed by the Company, and several new products were recently introduced, including a line of decorative residential registers, one-piece plumbing fixtures, pneumatic nailers and staplers, and electric generators.

    DISTRIBUTION CHANNEL EXPANSION. The Company intends to expand into additional distribution channels while further penetrating existing distribution channels. One area of focus is to continue to capitalize on the growing trend of homeowners and small contractors to purchase building products from home centers and other retail outlets.

    STRATEGIC AND COMPLEMENTARY ACQUISITIONS. The Company plans to continue to aggressively focus on acquiring complementary product lines and businesses. The Company intends to pursue acquisitions which are closely related to its businesses, complement current manufacturing and distribution capabilities and provide the Company with opportunities to add capacity, consolidate operations and achieve economies of scale. The Company also plans to explore strategic acquisitions of manufacturers and distributors of highly engineered building products which can be integrated into the Company's business strategy.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED

    The purpose of the Special Meeting is to vote upon a proposal to approve and adopt the Merger Agreement entered into between FBP and Falcon and the transactions contemplated thereby, including the Merger. If the Merger is approved by the stockholders of Falcon, FBP will merge with and into Falcon and 19,014,255 million shares of Falcon Class A Stock currently held by Falcon's stockholders will be converted into cash. The remaining 1,034,020 shares of the presently issued and outstanding shares of Falcon Class A Stock will be retained by existing stockholders of Falcon and, upon consummation of the Merger, will have those rights, powers, privileges and restrictions described in this Proxy Statement/ Prospectus.

    The shares which are to be retained will represent approximately 12% of the shares of Falcon Class A Stock to be issued and outstanding immediately after the Merger. In addition to the 1,034,020 shares of Falcon Class A Stock to be issued and outstanding upon the effectiveness of the Merger, the Company will have shares of three other classes of stock outstanding: 6,876,464 shares of Class B Common Stock; 689,346 shares of Class C Common Stock and 17,000 shares of Class D Common Stock. The 1,034,020 shares of Falcon Class A Stock to be outstanding will represent approximately 12% of the outstanding equity capital of the Company and will have approximately 12% of the voting power after the Merger. The shares of Class B Common Stock, Class C Common Stock and Class D Common Stock will represent approximately 88% of the outstanding equity capital of the Company after the Merger. Shares of Class D Common Stock will have approximately 88% of the voting power after the Merger and shares of Class B Common Stock and Class C Common Stock will not have voting rights. SEE "DESCRIPTION OF FALCON CAPITAL STOCK--Falcon's Capital Stock Following the Merger."

    The Merger Agreement is attached to this Proxy Statement/Prospectus as Annex
I. SEE "THE MERGER" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT." The Board of Directors of Falcon, and the non-management members of the Board of Directors of Falcon, have each, by unanimous vote, approved the Merger Agreement and each recommend a vote FOR approval of the Merger Agreement and the Merger.

REQUIRED VOTES

    The affirmative vote of the holders of at least a majority of the shares of Falcon Class A Stock entitled to vote thereon is required to adopt and approve the Merger Agreement and the actions contemplated thereby, including the Merger.

    Pursuant to the Voting Agreements, the Subject Stockholders, who beneficially owned, as of the Record Date, an aggregate of approximately 71% of the outstanding Falcon Class A Stock, have agreed, subject to certain conditions, to vote all shares of Falcon Class A Stock held by them in favor of the Merger Agreement and the Merger. The stockholders who are parties to the Voting Agreements consist of EHL, Messrs. Hall, Cottone and Athas and five other officers of the Company and its subsidiaries. The forms of the Voting Agreements appear as Annex II to this Proxy Statement/Prospectus. SEE "CERTAIN RELATED AGREEMENTS--Voting Agreements."

    As of the Record Date, directors and executive officers of the Company and their affiliates were beneficial owners of an aggregate of 448,075 shares (approximately 2.2%) of the outstanding Falcon Class A Stock. The directors and executive officers of the Company who have not executed the Voting Agreements, who beneficially owned as of the Record Date an aggregate of 176,200 shares (approximately 0.9%) of the outstanding Falcon Class A Stock, have indicated that they intend to vote their shares of Falcon Class A Stock in favor of the Merger Agreement and the Merger.

VOTING AND REVOCATION OF PROXIES

    Shares of Falcon Class A Stock that are entitled to vote and are represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Falcon Class A Stock represented by such proxy will be voted FOR the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The persons appointed as proxies may not exercise their discretionary voting authority to vote any such proxy in favor of any adjournments or postponements of the Special Meeting if instruction is given to vote against the approval of the Merger and the other proposals. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such proxy are voted at the Special Meeting by (i) attending and voting in person at the Special Meeting, (ii) giving notice of revocation of the proxy at the Special Meeting, or (iii) delivering to the Secretary of Falcon (a) a written notice of revocation or (b) a duly executed proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Falcon as follows: Two North Riverside Plaza, Suite 1100, Chicago, Illinois 60606 Attention: Gus J. Athas, Secretary, and must be received before the taking of the votes at the Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    Only holders of Falcon Class A Stock at the close of business on May 5, 1997 will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 20,048,275 shares of Falcon Class A Stock. Shares of Falcon Class A Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

    The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of the Merger. Because the vote on the Merger requires the approval of a majority of the votes entitled to be cast by the stockholders of the outstanding shares of Falcon Class A Stock, abstentions will have the same effect as a negative vote on the proposal.

DISSENTERS' RIGHTS

    Each stockholder of Falcon Class A Stock has a right to dissent from the Merger, and, if the Merger is consummated, to seek to receive "fair value" for his shares in cash by complying with the provisions of Delaware law, including
Section 262 of the DGCL. The dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effected and must not vote in favor of the Merger. The full text of
Section 262 of the DGCL is attached as Annex IV hereto. SEE "DISSENTING STOCKHOLDERS' RIGHTS" for a further discussion of such rights and the legal consequences of voting shares of Falcon Class A Stock in favor of the Merger.

SOLICITATION OF PROXIES

    The Company will bear the cost of the solicitation of proxies and the cost of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from stockholders of the Company by telephone, telegram or in person. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for outstanding out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

    Morrow & Co., Inc. will assist in the solicitation of proxies by the Company for a fee of approximately $2,500, plus reasonable out-of-pocket expenses. If you have any questions or require additional material, please call Morrow & Co.,
Inc. at (800)        (toll free) or (   )        (collect).

    HOLDERS OF FALCON CLASS A STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. ONLY HOLDERS OF FALCON CLASS A STOCK WHO WISH TO MAKE A NON-CASH ELECTION ARE REQUIRED TO SEND STOCK CERTIFICATES WITH THEIR FORM OF ELECTION (AS DEFINED BELOW). SEE "THE MERGER--NON-CASH ELECTION" AND "--NON-CASH ELECTION PROCEDURE."

                                   THE MERGER

BACKGROUND OF THE MERGER

    At a regularly scheduled Board of Directors meeting on September 6, 1996, the Company's management expressed concern over the fact that, notwithstanding the Company's solid operating performance in 1996 and a good market for equity securities, the Company's stock price had not risen significantly since the Company's initial public offering on November 2, 1994. Management advised the Board that over the past several months it had explored and implemented a variety of operating, administrative and financial measures to enhance stockholder value. Accordingly, the Board asked management to determine if there were any strategic measures available to increase stockholder value.

    Pursuant to the Board's directive, management asked Merrill Lynch and Smith Barney, with whom the Company had ongoing investment banking relationships, to investigate various strategies to enhance stockholder value, including (i) merging the Company with logical strategic partners and (ii) selling all or parts of the Company to strategic and/or financial buyers. Company officials met with representatives of Merrill Lynch on October 17, 1996 and with representatives of Smith Barney on October 23, 1996 to discuss alternative strategies for the enhancement of stockholder value. As a result of these meetings, management asked Merrill Lynch and Smith Barney to make preliminary inquiries among a limited number of highly qualified potential buyers and to discuss alternatives for the enhancement of stockholder value at the next meeting of the Board of Directors.

    At the regularly scheduled meeting of the Board of Directors on November 13, 1996, the Board, management, Merrill Lynch and Smith Barney assessed the Company's current market valuation and stock price performance and discussed, among other alternatives, the possibility of enhancing stockholder value through the sale of the Company, in whole or in part, to a financial or strategic buyer. Management, Merrill Lynch and Smith Barney also indicated to the Board that, in the event the Board elected to explore alternatives leading to the sale of the Company, it could proceed in any of the following ways: (i) continue discussions with the small group of potential buyers that Merrill Lynch and Smith Barney had contacted in the hope that one or more of them, in an effort to avoid a lengthy auction process, would offer a premium price and move quickly to consummate a transaction, (ii) conduct a "controlled auction" with a larger group (5-20) of potential buyers or (iii) conduct a full-scale, publicly disclosed auction of the Company.

    After extensive discussion and evaluation of the advantages and disadvantages of each option, the Board authorized management to continue to pursue discussions with the buyers that had already been contacted to determine their interest in offering a premium price for the Company in order to preempt other buyers. The Board and management noted that this approach could avoid the business and personnel disruption attending a full public auction. The Board also authorized management to retain both Merrill Lynch and Smith Barney as financial advisors (collectively, the "Financial Advisors") to the Company.

    Pursuant to the Board's directives and authorization, the Company retained Smith Barney on November 19, 1996 and Merrill Lynch on November 20, 1996. Thereafter, as directed by Board, Merrill Lynch and Smith Barney continued discussions with the five potential buyers previously selected, each of whom had signed confidentiality agreements and received confidential information about the Company. Two of these possible buyers submitted preliminary indications of interest.

    At a Board meeting on November 21, 1996, management and the Financial Advisors reviewed the two indications of interest that the Company had received. The Board noted that (i) each indication of interest contained substantial contingencies and risks regarding the ultimate consummation of a transaction at the indicated price levels and (ii) neither indication of interest was at a price sufficient to justify foregoing a broader sale process. At the meeting, and on the basis of advice received from the Financial Advisors and the Company's legal counsel, the Board decided that a full-scale, publicly disclosed auction represented the best way to maximize value for all shareholders. The Company's legal counsel then explained to the Board the principal events and timing of the full auction process.

    The Company, with the assistance of the Financial Advisors, then prepared a confidential memorandum (the "Confidential Memorandum") for distribution to potential buyers and assembled comprehensive lists of possible buyers to be contacted directly regarding their interest in a possible transaction.

    On December 2, 1996, the Company issued a press release stating that the Company had hired the Financial Advisors to explore strategic alternatives, including the possible sale of the Company or one or more of its business units.

    The Financial Advisors contacted or, as a result of the public announcement, were contacted by 151 parties interested in considering the potential acquisition of the entire Company or one or more of its operating units. Confidentiality agreements were entered into with 87 potential buyers and, beginning on December 6, 1996, copies of the Confidential Memorandum were sent to such potential buyers. Each potential buyer also received a letter setting forth the procedures of the auction process, the deadline for offers, and other bidding requirements.

    By mid-January 1997, the Company had received 32 written indications of interest from potential buyers, 12 of which expressed interest in acquiring the Company as a whole. Management, with the Financial Advisors' assistance, evaluated each indication of interest and selected 15 potential buyers to proceed to the next stage of the auction process. The Company's tax counsel advised that the sale of either Hart & Cooley or Mansfield in separate transactions would be highly inefficient from a tax standpoint. Management did not believe that the bids that the Company received for either Hart & Cooley or Mansfield were sufficiently attractive to overcome this tax inefficiency. Accordingly, after conferring with its legal counsel and the Financial Advisors, management decided to give preference to either (i) the sale of the stock of the entire Company to a single buyer or (ii) the sale of the stock of its DeVilbiss subsidiary, to one buyer, and the subsequent sale of the stock of the Company (excluding DeVilbiss but including the

Hart & Cooley and Mansfield subsidiaries) to a different buyer. These 15 potential buyers received access to a special "Data Room" set up by the Company and also the opportunity to meet with the management of the Company and its subsidiaries and to visit the Company's various manufacturing sites. The Company included in this group 11 of the 12 bidders that expressed interest in acquiring the Company as a whole and four bidders that expressed interest in acquiring DeVilbiss alone. From January 16 through February 4, each of the 15 potential buyers conducted meetings with management and 11 of them visited selected manufacturing sites. The remaining four parties elected not to proceed further.

    On January 28, 1997, at its regularly scheduled meeting, the Board received a progress report on the auction process. At this meeting, the Board asked specific questions about various potential buyers as well as the business and tax implications of pursuing the separate sale of subsidiaries rather than the Company as a whole. The Board reviewed and affirmed management's judgment in selecting, from among the 32 submitted indications of interest, 15 potential buyers to proceed to the next stage of the auction. At this meeting, the Financial Advisors told the Board that financial buyers had uniformly indicated that the availability of recapitalization accounting would be an essential element of their proposals.

    On February 10, each of the 11 remaining potential buyers received a second letter requesting that they submit their "best and final" offer, including the price per share and the key terms and conditions of their bid, by March 12, 1997. Those potential buyers interested in the entire Company also received a draft merger agreement and were instructed to submit their comments thereon with their final offers. The Company's letter stated that such offers should not be conditioned on financing or further due diligence.

    On March 12, 1997, the Company received three offers for the Company and two offers for the separate sale of DeVilbiss.

    A special Board of Directors' meeting was held on March 14, 1997 to review these offers with the Company's legal counsel and the Financial Advisors. The Board, with the assistance of management and the Financial Advisors, determined at that time that the sale of the entire Company provided the most attractive alternative for the Company's stockholders and that the offer from Investcorp was economically and structurally superior to the other two offers for the entire Company. In particular, the Investcorp offer represented the highest price per share ($19 per share, less the amount of the legal and financial advisory fees to be incurred by the Company in connection with the transaction), was not contingent upon the receipt of financing or the completion of significant further due diligence, and treated all stockholders equally by giving each of them the opportunity to retain an equity interest in the Company. Because the Company estimated that its fees and expenses would approximate $.50 per share, the Company regarded the Investcorp offer as essentially offering $18.50 per share. The Investcorp offer was conditioned on, among other things,
(i) the execution of employment agreements with key members of the Company's management, (ii) the availability of recapitalization accounting treatment for the transaction, (iii) the agreement of EHL, the Company's majority stockholder, to vote in favor of its transaction and to give Investcorp an option to purchase EHL's shares and (iv) the receipt of certain indemnification arrangements from EHL or an affiliate thereof satisfactory to Investcorp. In particular, the Investcorp offer required EHL to indemnify the Company for 80% of all future expenses and costs for which the Company may become responsible as a result of the alleged defects in the Ultravent product offered by the Company's Hart & Cooley subsidiary.

    The second highest offer was deemed less attractive because it (i) offered a lower price per share, (ii) contained a more onerous request for indemnification regarding the Ultravent matter from the majority stockholder (which reduced the probability that the offer would be acceptable to such stockholder), (iii) proposed a transaction structure that provided for recapitalization accounting but did not give the Company's minority stockholders the opportunity to retain equity ownership in the surviving corporation and (iv) was conditioned on the absence of a material change in the capital markets between execution and the closing of the acquisition agreement.

    The proposal submitted by the lowest of the three bidders (i) was conditioned upon the completion of its due diligence investigation, (ii) offered a price per share that was substantially less than the price offered by either of the two other bidders, (iii) was conditioned on the availability of financing (although a "highly confident" letter was provided by a prominent investment banking firm) and (iv) requested a more onerous indemnification related to the Ultravent matter than that requested by Investcorp. In addition, this offer was substantially less complete than the other offers because it did not include proposed revisions to the draft merger agreement supplied by the Company, even though the Company had expressly requested that all bids contain such proposed revisions. The Board, after conferring with management, legal counsel and the Financial Advisors, determined that the conditions as to due diligence and financing, plus the fact that this buyer provided no comments on the draft merger agreement, substantially increased the uncertainty of ultimately reaching a satisfactory agreement with this bidder.

    At the conclusion of the Board meeting, the Board directed management: (i) to negotiate with Investcorp, (ii) to notify the second highest bidder that its bid was inadequate and (iii) not to pursue further discussions with the lowest bidder for the entire Company or with those bidders offering to purchase DeVilbiss alone.

    Mr. Hall, Falcon's President and Chief Executive Officer, discussed with the Board, that, in contrast to the other two offers, the Investcorp offer was conditioned on the continued employment of certain key executive officers, including himself, by the Company after the consummation of the proposed transaction. Mr. Hall requested that the Board appoint an AD HOC committee comprised of two independent directors to monitor potential conflicts of interest created by the Investcorp negotiations. The Board then appointed Messrs. Sim and Smialek to such a committee.

    Negotiations with Investcorp began on March 17 and continued through March 20, 1997. Early in the negotiations, Investcorp and the Company agreed to split the estimated $0.50 per share cost of investment banking and legal fees by reducing the proposed purchase price by $0.25 per share to $18.75 per share. However, Investcorp refused to drop its condition relating to recapitalization accounting, stating that in order to do so it would have to substantially reduce its offered price per share, perhaps by as much as $4.00 to $5.00 per share. In separate negotiations between EHL and Investcorp, EHL indicated that it would agree to Investcorp's requirement that the Subject Stockholders agree to elect to retain that number of shares of Falcon Class A Stock equal to the Non-Cash Election Number in order to satisfy the requirements of recapitalization accounting and to enter into a voting agreement to support the transaction, subject to obtaining stockholder rights commensurate with its ownership position. Investcorp indicated that EHL's willingness to take these steps was fundamental to Investcorp's willingness to proceed with a transaction at the price of $18.75 per share.

    On Tuesday, March 18, 1997, the second highest bidder submitted a revised bid, but its offer price remained less than the price per share ultimately offered by Investcorp even though the second bidder continued to require a full indemnity from EHL with respect to the Ultravent matter.

    In addition to its negotiations with the Company, Investcorp began separate negotiations with EHL regarding the Ultravent matter. EHL refused to supply an indemnity on the Ultravent matter on the grounds that the Ultravent matter is a liability of the Company and not an obligation of EHL. Investcorp determined that it was impractical to structure and administer indemnity arrangements in which all of the Company's stockholders bore responsibility for the Ultravent matter. As a result, on Wednesday, March 19, Investcorp orally presented to the Company a revised offer pursuant to which it would modify its offer so that it would pay $17.75 per share and would drop its request that EHL provide an Ultravent indemnity.

    At a special meeting of the Board of Directors on March 20, 1997, management and the Financial Advisors advised the Board of the progress of the negotiations with Investcorp and that the revised bid submitted by the second highest bidder remained inferior to the current Investcorp proposal. The Board, management and the Financial Advisors extensively discussed the Investcorp offer and, in particular, the requirement of Investcorp and the other bidders that the transaction be accounted for as a recapitalization for financial reporting purposes. Management and the Financial Advisors stated that, in order to obtain maximum value for all stockholders, it was essential that the Company accept the contractual provisions that Investcorp required relating to recapitalization accounting.

    Representatives of EHL were invited to attend this special meeting of the Board in order that they might address the requirements related to recapitalization accounting. The EHL representatives told the Board that, in order to allow Investcorp to obtain recapitalization accounting treatment, while at the same time permitting all other stockholders to receive cash if they chose to do so, EHL was willing to commit to retain a specified number of shares, but that if other stockholders also determined to retain Falcon Class A Stock, EHL would share PRO RATA with such stockholders the opportunity to retain equity in the surviving corporation.

    The Board noted that a key distinction between the Investcorp offer and the other two offers received for the sale of the Company was that the Investcorp offer provided for equal treatment of all stockholders by giving each stockholder the opportunity to retain an equity interest in the Company after the transaction, while the other offers were structured to preclude stockholders other than EHL from having this opportunity.

    Legal counsel reviewed the applicable legal principles and the key differences in the form of merger agreement previously distributed to the Board and the form of the Merger Agreement presented for Board approval. The Financial Advisors then rendered to the Board their respective oral opinions (which opinions were subsequently confirmed by delivery of written opinions dated March 20, 1997) to the effect that, as of such date and based upon and subject to certain matters stated in such opinions, the consideration to be received by the holders of Falcon Class A Stock in the proposed Merger was fair to such holders from a financial point of view, and reviewed with the Board the financial analyses performed by the Financial Advisors in connection with their respective opinions (see "--Opinions of Falcon's Financial Advisors"). Each Financial Advisor also indicated that it believed that, based on the exhaustive auction process that had been conducted, the current Investcorp offer was the best offer reasonably available to the Company.

    For the reasons summarized above, and on the basis of the advice of the Financial Advisors and its legal counsel, the Board, and the non-management members of the Board, each then voted unanimously to accept the Investcorp offer on the grounds that it was fair to, and in the best interests of, Falcon's stockholders and was the best offer available at the end of a comprehensive auction process.

    The Board also approved the Voting Agreement among the Company, Investcorp and EHL, because Investcorp had advised the Board that it would not sign the Merger Agreement unless such agreement was in place. The Board also reviewed a form of the Employment Agreements (which take effect upon consummation of the Merger) with Messrs. Hall, Cottone and Athas and two other officers of the Company and was advised of the amount of the transaction incentive bonuses payable by the Company to management upon consummation of the Merger. The AD HOC committee comprised of Messrs. Sim and Smialek reported that it had reviewed these arrangements and found them to be reasonable.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

    At its meeting on March 20, 1997, the Board, and the non-management members of the Board, each unanimously determined, among other things, that the transactions contemplated by the Merger Agreement, including the Merger and the Voting Agreement among the Company, EHL and FBP and the transactions contemplated thereby, taken together, are fair and in the best interests of the stockholders of Falcon. The Board, and the non-management members of the Board, each recommends that holders of Falcon Class A Stock vote FOR the Merger.

    The Board's and the non-management Board members' decision to enter into the Merger Agreement was based, in large part, upon balancing the risks and benefits of the Merger against the risks and benefits of the other strategic alternatives available to the Company. Of the strategic alternatives available to the Company, the Merger was deemed by the Board and by the non-management Board members to be the alternative which would yield the best results to the stockholders of the Company from a financial point of view. SEE "--Background of the Merger."

    The recommendation by the Board that the Company's stockholders approve and adopt the Merger Agreement and the Merger is not, and should not be considered to be, a recommendation as to whether stockholders should retain shares of Falcon Class A Stock.

    In the course of reaching its decision to approve the Merger Agreement and the Merger, the Board consulted with the Company's legal counsel and the Financial Advisors and considered a number of factors, including, among others, the following:

        (i) the reports and opinions of Company management as to the possibility for improvement in the Company's operating, financial and administrative operations;

        (ii) the options available to EHL as the Company's majority stockholder, including the sale of its control position without sharing the control premium with other stockholders;

       (iii) that the Board agreed to the Merger only after the Company and its Financial Advisors contacted a substantial number of potential bidders over an extended period of time in a lengthy "auction" process designed to elicit third party proposals to acquire the Company and enhance stockholder value; this process consisted of, among other things, the issuance by the Company of a press release regarding its review of strategic alternatives and the passage of a significant period of time between issuance of the press release and approval of the Merger Agreement;

        (iv) that the "auction" process was conducted in an evenhanded manner and that third parties interested in the Company had been afforded sufficient time and information to submit such a proposal had they wished to do so;

        (v) that the $17.75 per share Cash Price to be paid in the Merger represents a premium for the Falcon Class A Stock of approximately 43.4% over the closing price of $12 3/8 per share of the Falcon Class A Stock on November 29, 1996, the last trading day prior to the public announcement that the Company was considering strategic alternatives and had retained the Financial Advisors to assist in this process;

        (vi) the fact that the Investcorp offer treats all shareholders equally by giving all stockholders the opportunity to receive cash for their shares or to retain shares of Falcon Class A Stock (subject to proration);

       (vii) the opinions dated March 20, 1997 delivered to the Board by the Financial Advisors to the effect that as of the date of such opinions and based upon and subject to certain matters stated therein, the consideration to be received in the Merger by holders of Falcon Class A Stock was fair from a financial point of view to such holders;

      (viii) the Board's belief that, based upon the advice of the Financial Advisors and other factors, the Merger constituted the best transaction reasonably available to maximize stockholder value;

        (ix) the fact that the Company's majority stockholder was willing to agree to vote its shares in favor of the Merger; and

        (x) the fact that the Company may terminate the Merger Agreement in order to pursue a superior offer if its Board of Directors determines that doing so is required by its fiduciary duty to the stockholders of the Company.

    The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weight to different factors.

OPINIONS OF FALCON'S FINANCIAL ADVISORS

OPINION OF MERRILL LYNCH

    On March 20, 1997, Merrill Lynch delivered its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated March 20,
1997) (the "Merrill Lynch Opinion") to the Company's Board of Directors to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed consideration to be received by the holders of Falcon Class A Stock in the Merger was fair to such stockholders from a financial point of view.

    A copy of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex III-A to this Proxy Statement/Prospectus. Company stockholders are urged to read such opinion in its entirety. The summary of the Merrill Lynch Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. The Merrill Lynch Opinion was intended only for the use and benefit of the Board of Directors of the Company, was directed only to the fairness of the proposed consideration to be received by the holders of Falcon Class A Stock from a financial point of view, and does not constitute a recommendation to any shareholder as to how such stockholder should vote with respect to the Merger or any transaction related thereto or as to whether any stockholder should elect to receive cash or to retain Falcon Class A Stock.

    In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things,
(i) reviewed (a) the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, (b) a draft of the Company's Form 10-K and related financial information for the fiscal year ended December 31, 1996, (c) the Company's Prospectus dated November 2, 1994 relating to its initial public offering of common stock, and (d) the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending September 30, 1995, March 31, 1996, June 30, 1996 and September 30, 1996; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, and information relating to certain pro forma effects on the Company's capital structure after giving effect to the Merger; (iii) conducted discussions with members of senior management of the Company concerning the foregoing, including its businesses and prospects and certain pro forma effects on the Company's capital structure after giving effect to the Merger; (iv) reviewed the historical market prices and trading activity for the Falcon Class A Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to the Company; (v) compared the results of operations of the Company with that of certain companies which Merrill Lynch deemed to be reasonably similar to the Company; (vi) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (vii) reviewed the Merger Agreement dated March 20, 1997; (viii) reviewed the Voting Agreements dated March 20, 1997; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed appropriate, including, without limitation, Merrill Lynch's assessment of general economic, industry and market conditions.

    In preparing the Merrill Lynch Opinion, Merrill Lynch has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch or publicly available, and Merrill Lynch has not independently verified such information and did not assume any responsibility for verifying such information or undertaking an independent appraisal of the assets or liabilities of the Company or been furnished with any such appraisal. With respect to the financial forecasts furnished by the Company and information relating to certain pro forma effects on the Company's capital structure after giving effect to the Merger, Merrill Lynch has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and as to such pro forma effects on the

Company's capital structure. The Merrill Lynch Opinion was necessarily based upon general economic, industry and market conditions as they existed on, and could be evaluated as of, the date of the Merrill Lynch Opinion. The Merrill Lynch Opinion did not address the merits of the underlying decision by the Company to engage in the Merger. Merrill Lynch's opinion and analyses were only one of numerous factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board with respect to the Merger or the consideration to be received by holders of Falcon Class A Stock in the Merger.

    The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion delivered to the Company's Board of Directors on March 20, 1997.

    STOCK PRICE AND PREMIUM STUDY. Merrill Lynch reviewed the closing market price and trading volume of the Falcon Class A Stock for the period beginning November 2, 1994 and ending March 18, 1997. Merrill Lynch compared the closing market price performance of the Falcon Class A Stock for the period beginning November 2, 1994 and ending March 18, 1997 to the Standard and Poor's 500 Composite Index to provide perspective on the current and historical stock price relative to such index. Merrill Lynch observed that the $17.75 Cash Price represented a (i) 43.4% premium when compared to the closing market price of such stock on November 29, 1996 (the "Pre-Announcement Date"), which was the last trading date prior to the public announcement on December 2, 1996 that the Company was pursuing strategic alternatives, (ii) 32.7% premium when compared to the highest closing market price of such stock during the 52 week period prior to the Pre-Announcement Date, and (iii) 32.7% premium when compared to the highest closing market price of such stock during the period from November 2, 1994, the date of the initial public offering of the Falcon Class A Stock, to the Pre-Announcement Date.

    COMPARABLE COMPANY TRADING MULTIPLES ANALYSIS. Using publicly available information, including earnings per share and growth rate estimates obtained from First Call Corporation ("First Call") and Institutional Brokers Estimate System ("IBES"), Merrill Lynch reviewed certain financial ratios of each of the following publicly traded companies that Merrill Lynch deemed to be reasonably similar to the Company: American Standard Companies Inc., Armstrong World Industries, Inc., The Black & Decker Corporation, Danaher Corporation, Masco Corporation, Nortek, Inc., Owens Corning, PlyGem Industries, Inc., PPG Industries, Inc., The Stanley Works, Triangle Pacific Corp. and USG Corporation (the "Publicly-Traded Comparables"). Merrill Lynch analyzed the multiples obtained by dividing (i) the per share market price of the common stock of each of the Publicly-Traded Comparables by (x) the earnings per share of the then publicly available latest twelve month period ("LTM") and (y) the projected 1997 earnings per share, and (ii) the aggregate market capitalization (defined as the aggregate market equity value plus the liquidation value of preferred stock, plus the principal amount of debt, plus minority interest, less cash and marketable securities) of each of the Publicly Traded Comparables by the then publicly available LTM (x) earnings before interest, taxes, depreciation and amortization ("EBITDA"), (y) earnings before interest and taxes ("EBIT") and (z) revenue for such companies. Such financial ratios were compared to the corresponding historical and projected operating results of the Company, including earnings per share and growth rate estimates obtained from First Call and IBES, to derive valuation estimates for the Company.

    Utilizing this methodology, Merrill Lynch derived estimated per share valuations for the Falcon Class A Stock ranging from approximately $15.50 to $19.50.

    COMPARABLE ACQUISITION TRANSACTIONS ANALYSIS. Using publicly available information, Merrill Lynch reviewed nineteen transactions since January 3, 1989 that have closed or were announced involving the acquisition of building products companies (the "Comparable Building Products Acquisition Transaction"), to derive estimated per share valuations for the Falcon Class A Stock. The Comparable Building Products Acquisition Transactions and the announcement date of each transaction are as follows: Eljer Industries, Inc./Zurn Industries, Inc. (December 1996); Overhead Door Corporation/Sanwa Shutter Corporation (July
1996); Amtrol Inc./Cypress Group, Inc. (April 1996); Steelcraft (MascoTech)/Ingersoll-

Rand Company (January 1996); American Olean Tile Company/Dal-Tile International Inc. (December 1995); FM Holdings (Formica Corporation)/BTR Nylex Limited (December 1994); CECO Entry Systems (United Dominion Industries Ltd)/Premdor Inc. (August 1994); GMI Holdings (The Genie Company)/ Overhead Door Corporation (August 1994); Bird Corporation/Jannock Ltd. (September 1994); Norandex Inc./Fibreboard Corporation (July 1994); Automatic Door (Ideal Door Co.)/Clopay Corporation (Instrument Systems Corporation) (February 1992); Gardenamerica Corporation (The Black & Decker Corporation)/James Hardie Industries Ltd. (October 1990); Philips Industries Inc./Tomkins PLC (June 1990); Ceco Industries Inc./Robertson-Ceco Corporation (May 1990); Dallas Corp (Overhead Door Inc.)/ DCO Holdings Corp (Bessemer Securities Corp.) (November 1989); Nichols-Homeshield Inc./Quanex Corporation (May 1989); JPI Plumbing Products (JP Industries Inc.)/Briggs Industries Holdings Corp. (March 1989); SNE Enterprises Limited Partnership/Ply Gem Industries, Inc. (February 1989); and American Standard-Steelcraft (ASI Holding Corp.)/Masco Industries Inc. (MascoTech Inc.) (January 1989).

    With respect to each of the Comparable Building Products Acquisition Transactions, Merrill Lynch compared (i) the equity purchase price as a multiple of LTM net income prior to the transaction (the "Net Income Multiple") and (ii) the transaction value (defined as the equity purchase price plus the liquidation value of preferred stock, plus the principal amount of debt, plus minority interest, less cash and marketable securities) as a multiple of the (x) LTM EBITDA prior to the transaction (the "EBITDA Multiple"), (y) LTM EBIT prior to the transaction (the "EBIT Multiple") and (z) LTM revenue prior to the transaction (the "Revenue Multiple") of such companies. Based on its review of the Comparable Building Products Acquisition Transactions, for the Net Income Multiple, EBITDA Multiple, EBIT Multiple and Revenue Multiple, respectively, Merrill Lynch utilized values of 9.3x to 12.6x, 6.5x to 7.8x, 8.0x to 9.6x and 0.83x to 1.00x.

    Utilizing this methodology, Merrill Lynch derived estimated per share valuations for the Falcon Class A Stock ranging from approximately $14.50 to $19.50.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow ("DCF") analysis of the Company using management operating projections for the years 1997 through 1999 and operating projections extrapolated therefrom for the years 2000 through 2006. The DCF was calculated assuming discount rates ranging from 12% to 14% for the Company, and was comprised of the sum of the net present value of (i) the projected unleveraged free cash flow for the years 1997 through 2006 and (ii) the year 2006 terminal value based upon a range of multiples of 6.0x to 7.0x projected EBITDA in such year for the Company, less the current net debt of the Company.

    Utilizing this methodology, Merrill Lynch derived estimated per share valuations for the Falcon Class A Stock ranging from approximately $14.50 to $21.25.

    LEVERAGED RECAPITALIZATION ANALYSIS. Merrill Lynch performed a leveraged recapitalization analysis for the Company using management operating projections for the years 1997 through 1999 and operating projections extrapolated therefrom for the years 2000 through 2006. In its analyses, among other assumptions, Merrill Lynch assumed a pro forma leveraged capitalization structure for the Company, that the public stockholders of the Company would own between 10% to 15% of the Falcon Class A Stock, on a fully diluted basis immediately following a hypothetical leveraged recapitalization and that such a transaction would qualify for recapitalization accounting treatment. Merrill Lynch analyzed the impact of the leveraged recapitalization structure on the Company's pro forma financial performance including, without limitation, the impact on its earnings, cash flow, balance sheet and related financial measures.

    LEVERAGED BUY-OUT ANALYSIS. Merrill Lynch performed a leveraged buy-out analysis for the Company using management operating projections for the year 1997 through 1999 and operating projections extrapolated therefrom for the years 2000 through 2006. In its analysis, among other assumptions, Merrill Lynch assumed a pro forma leveraged capitalization structure for the Company, and that the public stockholders of the Company would not own any of the Falcon Class A Stock immediately following a hypothetical leveraged buy-out. Merrill Lynch analyzed the impact of the leveraged buy-out structure on the Company's pro forma financial performance, including, without limitation, the impact on its earnings, cash flow, balance sheet, and related financial measures.

    Based upon the foregoing leveraged recapitalization and buy-out analyses, Merrill Lynch derived estimated per share valuations for the Falcon Class A Stock ranging from approximately $15.50 to $18.00.

    BREAK UP ANALYSIS. Merrill Lynch performed a break up analysis for the Company (a "Break Up") which among other assumptions, assumed the following transactions: (i) (x) a sale of the stock of DeVilbiss, and (y) a separate sale of the stock of the Company (excluding DeVilbiss but including Hart & Cooley and Mansfield) and (ii) a (x) sale of the stock of DeVilbiss, (y) a separate sale of the stock and/or assets and liabilities of Mansfield, and (z) a separate sale of the stock and/or assets and liabilities of Hart & Cooley. In evaluating the potential proceeds that could be received under such alternative transactions, Merrill Lynch considered, among other factors, the indications of interests received from potential purchasers with respect to a potential acquisition of the individual operating units and/or combinations of such operating units. Utilizing this methodology and after giving effect to the tax consequences from the foregoing alternative transactions, Merrill Lynch derived estimated per share valuations for the Falcon Class A Stock ranging from approximately $13.00 to $17.25. Merrill Lynch noted that a Break Up of a company may take a significant amount of time and that there is substantial risk and uncertainty as to the ability to complete each component of such a Break Up at the values estimated when multiple persons or entities are involved.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to the Company, and none of the Comparable Building Products Acquisition Transactions, or other business combinations utilized as a comparison is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading or acquisition value of the comparable companies or company to which they are being compared.

OPINION OF SMITH BARNEY

    Smith Barney was retained to act as a financial advisor to Falcon in connection with the proposed Merger. In connection with such engagement, Falcon requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of Falcon Class A Stock of the consideration to be received by such holders in the Merger. On March 20, 1997, at a meeting of the Board of Directors of Falcon held to evaluate the proposed Merger, Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated March 20, 1997) to the Board of Directors of Falcon to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by holders of Falcon Class A Stock in the Merger was fair, from a financial point of view, to such holders of Falcon Class A Stock.

    In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Falcon and certain senior officers and other representatives of Investcorp concerning the business, operations and prospects of Falcon. Smith Barney examined certain publicly available business and financial information relating to Falcon as well as certain financial forecasts and other information and data for Falcon which were provided to or otherwise discussed with Smith Barney by the management of Falcon. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Falcon Class A Stock; the historical and projected earnings and other operating data of Falcon; and the capitalization and financial condition of Falcon. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of Falcon. In connection with its engagement, Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of Falcon. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

    In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, the management of Falcon advised Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Falcon as to the future financial performance of Falcon. Smith Barney assumed, with the consent of the Board of Directors of Falcon, that the Merger will be treated as a recapitalization in accordance with generally accepted accounting principles. Smith Barney did not express any opinion as to what the value of Falcon Class A Stock actually will be when issued pursuant to the Merger or the price at which the Falcon Class A Stock will trade or otherwise be transferable subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Falcon nor did Smith Barney make any physical inspection of the properties or assets of Falcon. Although Smith Barney evaluated the consideration to be received by holders of Falcon Class A Stock in the Merger from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between Falcon and Investcorp. No other limitations were imposed by Falcon on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

    The full text of the written opinion of Smith Barney dated March 20, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex III-B and is incorporated herein by reference. The summary of the opinion of Smith Barney set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of Falcon Class A Stock are urged to read the opinion carefully in its entirety. The opinion of Smith Barney is directed to the Board of Directors of Falcon and relates only to the fairness of the consideration to be received by holders of Falcon Class A Stock in the Merger from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

    In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Smith Barney made numerous assumptions with respect to Falcon, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Falcon. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and analyses were only one of numerous factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board with respect to the Merger or the consideration to be received by holders of Falcon Class A Stock in the Merger.

    SELECTED COMPANY ANALYSIS. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of Falcon and 13 selected publicly traded companies in the general building products industry, consisting of: ABT Building Products Corporation, Armstrong World Industries, Inc., The Black & Decker Corporation, Congoleum Corporation, Dal-Tile International Inc., Drew Industries, Inc., Fibreboard Corp., Masco Corporation, Nortek, Inc., PlyGem Industries, Inc., Schuller Corporation, The Stanley Works and Triangle Pacific Corp. (collectively, the "Selected Companies"). Smith Barney compared market values as multiples of, among other things, calendar 1996 net income, and adjusted market values (equity market value, plus total debt and contingent liabilities, less cash and cash equivalents) as multiples of calendar 1996 revenue and EBITDA. Net income multiples for the Selected Companies were based on estimates of selected investment banking firms and net income multiples for Falcon were based on internal estimates of the management of Falcon. All multiples were based on closing stock prices as of March 13, 1997. Applying a range of selected multiples for the Selected Companies of calendar 1996 net income, revenue and EBITDA of 14.0x to 15.0x, 0.9x to 1.0x and 6.0x to 7.2x, respectively, to corresponding financial data for Falcon resulted in an equity reference range for Falcon of approximately $16.36 to $19.46 per share, as compared to the consideration to be received in the Merger of $17.75 per share.

    SELECTED MERGER AND ACQUISITION TRANSACTIONS ANALYSIS. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction value multiples paid or proposed to be paid in 25 selected transactions in the building products industry, consisting of (acquiror/target):
H.I.G. Investment Group L.P./Thermal Industries, Inc; Sanwa Shutter Corporation/Overhead Door Corporation; Cypress Group/Amtrol Inc.; Ingersoll-Rand Co./Steelcraft (MascoTech, Inc.); Dal-Tile International, Inc./ American Olean division of Armstrong World Industries Inc.; MascoTech, Inc./Gale Industries; BTR Nylex Ltd. (Australia)/FM Holdings (Formica Corp.); Premdor, Inc./CECO Entry Systems (United Dominion Industries Corporation); Overhead Door Corporation/GMI Holdings (The Genie Company); Jannock Ltd./Bird Corporation (Vinyl building products manufacturing operations); Fibreboard Corporation/ Norandex Inc.; Owens-Corning Fiberglas Corp./UC Industries, Inc.; Owens-Corning Fiberglas Corp./ Pilkington Insulation Limited and Kitsons Insulation Products Limited; Linsalata Capital Partners/CareFree Aluminum Products; Clopay (Instrument Systems Corp.)/Automatic Door (Ideal Door Co.); James Hardie Industries Ltd./Garden America Corp. (The Black & Decker Corp.); Tomkins PLC/Philips Industries Inc.; HH Robertson Co. (Robertson--Ceco Corp./Ceco Industries Inc.; Wayne-Dalton Corp./Kinnear Division (Harsco Corp.); Nalcor Inc./Builders Hardware (JP Industries Inc.); DCO Holdings Corp.

(Bessemer Securities Corp.)/Dallas Corp. (Overhead Door Corporation); Quantax Corp./Nichols-Homeshield Inc.; Briggs Industries Holding Corp./JPI Plumbing Products Inc. (JP Industries Inc.); Ply-Gem Industries Inc./SNE Enterprises Limited Partnership; and Masco Industries, Inc. (MascoTech, Inc.)/ American Standard-Steelcraft (ASI Holding Corp.) (collectively, the "Selected Transactions"). Smith Barney compared, among other things, the purchase prices of such transactions as multiples of latest 12 months' net income, and transaction values as multiples of latest 12 months' revenue and EBITDA. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying a range of selected multiples for the Selected Transactions of latest 12 months' net income, revenue and EBITDA of 14.5x to 16.0x, 0.6x to 0.8x and 6.5x to 7.5x, respectively, to corresponding financial data for Falcon resulted in an equity reference range for Falcon of approximately $14.91 to $18.62 per share, as compared to the consideration to be received in the Merger of $17.75 per share.

    No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to Falcon or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Falcon for the fiscal years 1997 through 2001, based on internal estimates of the management of Falcon. The stand-alone discounted cash flow analysis of Falcon was determined by (i) adding
(x) the present value of projected free cash flows over the five-year period from 1997 to 2001 and (y) the present value of Falcon's estimated terminal value in year 2001 and (ii) subtracting the current net debt of Falcon. The range of estimated terminal values for Falcon at the end of the five-year period was calculated by applying terminal value multiples ranging from 6.0x to 7.0x to Falcon's projected 2001 EBITDA, representing Falcon's estimated value beyond the year 2001. The cash flows and terminal values of Falcon were discounted to present value using discount rates ranging from 12.0% to 15.0%. Utilizing such discount rates and terminal values, this analysis resulted in an equity reference range for Falcon of approximately $14.70 to $21.85 per share, as compared to the consideration to be received in the Merger of $17.75 per share.

    OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) indications of interest received from third parties other than Investcorp; (ii) Falcon's historical and projected financial results; (iii) the history of trading prices and volume for Falcon Class A Stock; and (iv) the premiums implied by the consideration to be received in the Merger based on the closing price of Falcon Class A Stock on November 29, 1996 of $12.38 per share (the last trading day before Falcon publicly announced that it was evaluating strategic alternatives) and based on the closing price of Falcon Class A Stock on March 19, 1996 of $16.375 per share, which indicated premiums as of such dates of approximately 43.4% and 8.4%, respectively.

INFORMATION CONCERNING THE COMPANY'S FINANCIAL ADVISORS

    Merrill Lynch and Smith Barney are both internationally recognized investment banking firms and, as a customary part of their investment banking activities, are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Management selected Smith Barney and Merrill Lynch because of their expertise, reputation and familiarity with the Company and its industry.

    Merrill Lynch and Smith Barney have advised Falcon that, in the ordinary course of their respective businesses, they actively trade in Falcon Class A Stock for their respective own accounts and for the account of their respective customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Merrill Lynch was a managing underwriter for Falcon's initial public offering and has provided other investment banking services for the Company in the past. Smith Barney has in the past provided certain investment banking services to Falcon unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Falcon, Investcorp and their respective affiliates.

    Pursuant to the terms of Merrill Lynch's engagement, the Company has agreed to pay Merrill Lynch for its services, if the Merger is consummated, an aggregate financial advisory fee equal to a percentage of the total consideration payable in connection with the Merger. It is currently estimated
that such financial advisory fee will be approximately $    million. The Company
has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses including the reasonable fees and disbursements of its outside legal counsel and to indemnify Merrill Lynch and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Merrill Lynch's engagement. In addition, Merrill Lynch is acting as a co-manager for the sale of subordinated debt securities in connection with the Merger Financings. Pursuant to this arrangement, Merrill Lynch will receive a fee if such proposed Merger Financings are consummated as contemplated of approximately $1.0 million.

    Pursuant to the terms of Smith Barney's engagement, the Company has agreed to pay Smith Barney for its services, if the Merger is consummated, an aggregate financial advisory fee equal to a percentage of the total consideration payable in connection with the Merger. It is currently estimated that such financial
advisory fee will be approximately $   million. The Company has also agreed to
reimburse Smith Barney for its reasonable out-of-pocket expenses including the reasonable fees and expenses of its outside legal counsel and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement. In addition, Smith Barney is acting as lead manager for the sale of subordinated debt securities in connection with the Merger Financings. Pursuant to this arrangement, Smith Barney will receive a fee of approximately $3.3 million if such proposed Merger Financings are consummated as contemplated.

MERGER CONSIDERATION

    Subject to certain provisions as described herein with respect to shares of Falcon Class A Stock owned by the Company, any subsidiary of the Company or by FBP or its affiliates, and with respect to fractional shares and Dissenting Shares, each issued and outstanding share of Falcon Class A Stock will be converted into either (i) the right to receive in cash from Falcon following the Merger an amount equal to $17.75 (the "Cash Price") or (ii) the right to retain one fully paid and nonassessable share of Falcon Class A Stock, which upon consummation of the Merger, will have those rights, powers, privileges and restrictions as described herein (a "Non-Cash Election Share"); provided, that the aggregate number of shares of Falcon Class A Stock to be converted into the right to retain Falcon Class A Stock at the Effective Time shall be equal to 1,034,020 (the "Non-Cash Election Number"). With respect to certain risks related to holding Falcon Class A Stock, SEE "RISK FACTORS" above.

    The Merger Agreement contemplates that 19,014,255 of the presently issued and outstanding shares of Falcon Class A Stock will be converted into cash and that 1,034,020 of such shares will be retained by existing stockholders. Pursuant to the Voting Agreements, the Subject Stockholders have agreed to elect to retain 1,034,020 shares of Falcon Class A Stock. Thus, all stockholders who do not elect to retain Falcon Class A Stock will be assured that they will receive $17.75 in cash for each share held by such stockholders, and all stockholders who elect to retain Falcon Class A Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Falcon Class A Stock they elect to retain and receiving $17.75 per share in cash for each of their other shares of Falcon Class A Stock.

    The following examples illustrate the potential effects of proration:

A. HOLDER A OWNS 100 SHARES AND DOES NOT ELECT TO RETAIN ANY SHARES.

    Because the Subject Stockholders have committed to elect to retain at least 1,034,020 shares of Falcon Class A Stock, all stockholders who do not elect to retain shares of Falcon Class A Stock will be assured that their shares will be converted into cash. Therefore, Holder A will receive $1,175.00 for its 100 shares in the Merger.

B.  HOLDER B OWNS 100 SHARES AND ELECTS TO RETAIN ALL ITS SHARES.

    Because the Subject Stockholders have committed to elect to retain 1,034,020 shares of Falcon Class A Stock, Holder B will not be able to retain all its shares and will be required to receive some cash. This is because the Non-Cash Election Number requirement has been exceeded and thus the number of shares which have been elected to be retained must be reduced in order to meet exactly the Non-Cash Election Number requirement. For example, if stockholders elect to retain 10,000,000 shares in the aggregate, then each holder, including Holder B, would be able to retain only 10.34% of his shares in order to reduce the number of retained shares to 1,034,020 to meet the Non-Cash Election Number requirement. Therefore, Holder B would be able to retain only 10 shares (or 10% of his 100 shares) and would receive $1,597.50 in cash (90 shares at $17.75 per share). In the case of maximum proration (i.e., all stockholders elect to retain all their shares), Holder B would be able to retain only 5 shares and would receive $1,686.25 in cash.

C. HOLDER C OWNS 100 SHARES AND ELECTS TO RETAIN 50 SHARES AND CONVERT 50 SHARES TO CASH.

    Because the Subject Stockholders have committed to elect to retain 1,034,020 shares of Falcon Class A Stock, all stockholders, including Holder C, who elect to retain Falcon Class A Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Falcon Class A Stock they elect to retain and receiving $17.75 per share in cash for each of their other shares of Falcon Class A Stock. Therefore, Holder C will not be able to retain 50 shares, as elected. Again, this is because the Non-Cash Election Number requirement has been exceeded and thus the number of shares which have been elected to be retained must be reduced in order to meet exactly the Non-Cash Election Number requirement. For example, if stockholders elected to retain 10,000,000 shares in the aggregate, then each holder, including Holder C, would be able to retain only 10.34% of its shares in order to reduce the number of retained shares to 1,034,020 and thus meet the Non-Cash Election Number requirement. Therefore, Holder C would be able to retain only 5 shares and would receive $798.75 in cash (45 shares at $17.75 per share) for the remaining shares Holder C sought to retain, plus $887.50 in cash for the shares Holder C elected to convert to cash. If the stockholders elected to retain more than 10,000,000 shares in the aggregate, Holder C would receive fewer shares than in the example above, but would receive a commensurately greater amount of cash.

    Fractional shares of Falcon Class A Stock will not be issued in the Merger. Holders of Falcon Class A Stock otherwise entitled to a fractional share of Falcon Class A Stock following the Merger will be paid cash in lieu of such fractional share determined and paid as described under "--Fractional Shares" below.

    Any shares of Falcon Class A Stock owned by the Company, by any subsidiary of the Company, or by FBP or its affiliates, will automatically be cancelled at the Effective Time and will cease to exist.

NON-CASH ELECTION

    Record holders of shares of Falcon Class A Stock will be entitled to make an unconditional election (a "Non-Cash Election") on or prior to the Election Date (as defined below) to retain Non-Cash Election Shares. If the number of Electing Shares exceeds the Non-Cash Election Number, then (i) the number of Electing Shares covered by each Non-Cash Election will be determined by multiplying the total number of

Electing Shares covered by such Non-Cash Election by a proration factor (the "Non-Cash Proration Factor") determined by dividing the Non-Cash Election Number by the total number of Electing Shares and (ii) such number of Electing Shares will be so retained. All Electing Shares, other than those permitted to be retained as described in the immediately preceding sentence, will be converted into cash as if such shares were not Electing Shares. The number of Electing Shares permitted to be retained as Non-Cash Election Shares or the right to receive cash will be determined on a consistent basis among stockholders who made the election to retain Non-Cash Election Shares, pro rata to the number of shares as to which they made such election.

    Because the Subject Stockholders have committed to elect to retain 1,034,020 shares of Falcon Class A Stock, all stockholders who do not elect to retain Falcon Class A Stock will be assured that they will receive $17.75 in cash for each share held by such stockholder, and all stockholders who elect to retain Falcon Class A Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Falcon Class A Stock they elect to retain and receiving $17.75 per share in cash for each of their other shares of Falcon Class A Stock. SEE "THE MERGER--Federal Income Tax Consequences." If, however, for any reason the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement, (ii) additional shares of Falcon Class A Stock, other than Electing Shares and Dissenting Shares, will be converted into the right to retain Non-Cash Election Shares, which number of additional shares shall be determined by multiplying the total number of shares, other than Electing Shares, by a proration factor (the "Cash Proration Factor") determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares by (y) the total number of shares of Falcon Class A Stock, other than Electing Shares and Dissenting Shares, and (iii) such additional shares of Falcon Class A Stock shall be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement (on a consistent basis among stockholders who held shares of Falcon Class A Stock as to which they did not make the Non-Cash Election, pro rata to the number of shares as to which they did not make such election).

    Upon consummation of the Merger, Non-Cash Election Shares will have those rights, powers, privileges and restrictions described in this Proxy Statement/Prospectus, including, among other things, certain "tag-along" rights, will be subject to mandatory redemption in certain circumstances and will be automatically converted into shares of common stock of Falcon in certain circumstances. SEE "DESCRIPTION OF FALCON CAPITAL STOCK--Falcon Capital Stock Following the Merger" and Annex V-A attached hereto.

    With respect to certain risks related to retaining Falcon Class A Stock, SEE "RISK FACTORS" above.

NON-CASH ELECTION PROCEDURE

    The form for making a Non-Cash Election (the "Form of Election") is being mailed to holders of record of Falcon Class A Stock together with this Proxy Statement/Prospectus. FOR A FORM OF ELECTION TO BE EFFECTIVE, HOLDERS OF FALCON CLASS A STOCK MUST PROPERLY COMPLETE SUCH FORM OF ELECTION, AND SUCH FORM OF ELECTION, TOGETHER WITH ALL CERTIFICATES FOR SHARES OF FALCON CLASS A STOCK HELD BY SUCH HOLDER, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF THE COMPANY (OR BY APPROPRIATE GUARANTEE OF DELIVERY AS SET FORTH IN SUCH FORM OF ELECTION), MUST BE RECEIVED BY THE BANK OF NEW YORK (THE "EXCHANGE AGENT") AT ONE OF THE ADDRESSES LISTED ON THE FORM OF ELECTION AND NOT WITHDRAWN, BY 5:00 P.M., EASTERN TIME, ON THE SECOND BUSINESS DAY (THE "ELECTION DATE") PRECEDING THE DATE OF THE SPECIAL MEETING.

    The determinations of the Exchange Agent as to whether or not Non-Cash Elections have been properly made or revoked, and when such election or revocations were received, will be binding.

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate of Merger (the "Effective Time"). The filing of the Certificate of Merger will occur as soon as practicable on or after the closing of the Merger unless another date is agreed to in writing by the Company and FBP. Subject to certain limitations, the Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before September 16, 1997. SEE "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "Termination."

RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    As soon as practicable after the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Falcon Class A Stock (other than holders of Falcon Class A Stock making a Non-Cash Election who have properly submitted Forms of Election and share certificates to the Exchange Agent). The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Falcon Class A Stock in exchange for cash and, under certain circumstances, certificates representing shares of retained Falcon Class A Stock, or the amount of cash in lieu of any fractional interest in a share of retained Falcon Class A Stock for which the shares represented by the certificates so surrendered are exchangeable pursuant to the Merger Agreement.

    EXCEPT FOR FALCON CLASS A STOCK CERTIFICATES SURRENDERED WITH A FORM OF ELECTION AS DESCRIBED ABOVE UNDER "--NON-CASH ELECTION PROCEDURE," STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

    After the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Falcon Class A Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of shares of Falcon Class A Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement and a certificate or certificates representing the number of full shares of retained Falcon Class A Stock, if any, to be received by the holder thereof pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Falcon Class A Stock which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they will be cancelled against delivery of cash. Until surrendered as contemplated by the Merger Agreement, each certificate for shares of Falcon Class A Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of Falcon Class A Stock.

    No dividends or other distributions with respect to retained Falcon Class A Stock with a record date after the Effective Time of the Merger will be paid to the holder of any unsurrendered certificate for shares of Falcon Class A Stock and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to the Merger Agreement until the surrender of such certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Falcon Class A Stock, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of retained Falcon Class A Stock to which such holder is entitled pursuant to the Merger Agreement and the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such whole shares of retained Falcon Class A Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Falcon Class A Stock.

FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of retained Falcon Class A Stock will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger. Each holder of shares of Falcon Class A Stock who would otherwise have been entitled to receive a fraction of a share of retained Falcon Class A Stock (after taking into account all shares of Falcon Class A Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Price.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, the Company has agreed to carry on its business and that of its subsidiaries prior to the Effective Time in the ordinary and usual course of business consistent with past practice. SEE "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Certain Pre-Closing Covenants."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The obligations of the Company and FBP to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite stockholder approval, the termination or expiration of the relevant waiting period, if any, under the HSR Act and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger. The Company and FBP do not believe that a filing under the HSR Act is required or that any associated waiting period is applicable to the Merger. SEE "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "REGULATORY APPROVALS."

FEDERAL INCOME TAX CONSEQUENCES

    The following summary of the material United States federal income tax consequences of the Merger is based on the opinion of Mayer, Brown & Platt, counsel to Falcon. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to a particular stockholder in light of the stockholder's particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders, some of whom--such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold Falcon Class A Stock received in the exchange as a position in a "straddle," as part of a "synthetic security," "hedge," "conversion transaction" or other integrated investment, persons who received Stock as compensation or persons whose functional currency is other than United States dollars--may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a stockholder's decision whether to retain Falcon Class A Stock pursuant to the Merger. This summary discusses only Falcon Class A Stock held as capital assets within the meaning of
Section 1221 of the Code.

    ALL HOLDERS OF FALCON CLASS A STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

    CHARACTERIZATION OF THE MERGER FOR U.S. FEDERAL INCOME TAX PURPOSES. For U.S. federal income tax purposes, FBP will be disregarded as a transitory entity, and the Merger of FBP with and into the Company will be treated as a sale of a portion of a tendering stockholder's Falcon Class A Stock to the shareholders of FBP and as a redemption of a portion of the stockholder's Falcon Class A Stock by the Company. It is unclear how the allocation of proceeds between the sale and redemption should be determined. The Company intends to take the position that the percentage of a stockholder's Falcon Class A Stock disposed of by the stockholder pursuant to the Merger which will be treated as sold to the shareholders of FBP will be a percentage of such Stock equal to (a) the amount contributed to FBP by the shareholders of FBP in exchange for FBP stock divided by (b) the aggregate amount of cash paid to stockholders pursuant to the Merger. The remainder of the stockholder's Falcon Class A Stock disposed of in the Merger will be treated as redeemed by the Company. The IRS could, however, adopt a different approach in determining the portion, if any, of a stockholder's Stock which is treated as redeemed by the Company. SEE "--Stockholders Receiving Cash" below for a discussion of the consequences of cash being deemed paid in redemption of Falcon Class A Stock.

    STOCKHOLDERS RECEIVING CASH. As described more fully below, the U.S. federal income tax consequences of the Merger with respect to a particular stockholder will depend upon, among other things, (i) whether the stockholder received any cash proceeds pursuant to the Merger, (ii) the extent to which a stockholder is deemed to have sold its Falcon Class A Stock to the shareholders of FBP or is deemed to have had its Falcon Class A Stock redeemed by the Company and (iii) whether the redemption of a holder's Falcon Class A Stock by the Company will qualify as a sale or exchange under Section 302 of the Code. First, to the extent that a stockholder is considered to have sold Falcon Class A Stock to the shareholders of FBP, such stockholder will recognize either capital gain or loss (assuming the Falcon Class A Stock is held by such stockholder as a capital asset) equal to the difference between the amount realized on its deemed sale of Falcon Class A Stock to the shareholders of FBP (i.e., the cash proceeds properly allocated to such sale) and the stockholder's adjusted tax basis in such Falcon Class A Stock. Such gain or loss generally will be long-term capital gain or loss if the Falcon Class A Stock is held as a capital asset by the stockholder for more than one year. Second, a stockholder also will recognize either capital gain or loss to the extent such redemption is treated as a sale or exchange under Section 302 of the Code with respect to such stockholder. Under Section 302 of the Code, a redemption of Falcon Class A Stock pursuant to the Merger will, as a general rule, be treated as a sale or exchange; provided that at least one of the following tests is met: (a) as a result of the exchange, the stockholder's equity interest in the Company is completely terminated; (b) there results from the exchange a "substantially disproportionate" reduction in the stockholder's equity interest in the Company; or (c) the receipt of cash in exchange for the stockholder's Falcon Class A Stock is not "essentially equivalent to a dividend."

    In applying the foregoing tests, the constructive ownership rules of Section 318 of the Code apply. Thus, a stockholder generally takes into account Falcon Class A Stock actually owned by the stockholder as well as Falcon Class A Stock actually (and in some cases constructively) owned by others, but which the stockholder is treated as owning by reason of the application of the constructive ownership rules. Pursuant to the constructive ownership rules, a stockholder will be considered to own Falcon Class A Stock owned, directly or indirectly, by certain members of the stockholder's family and certain related entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an interest, as well as Falcon Class A Stock which the stockholder has an option to purchase. Under certain circumstances, sales of Falcon Class A Stock by a stockholder which are contemporaneous with such stockholder's exchange of Falcon Class A Stock for cash pursuant to the Merger may be taken into account in determining whether any of the above tests are satisfied.

    If a stockholder could meet the complete termination of interest test except for attribution from family members, such attribution can be waived if a number of requirements are met, including the timely filing of an agreement with the Internal Revenue Service (the "IRS").

    A "substantially disproportionate" reduction will occur if the stockholder's percentage interest in the voting and common stock of the Company immediately after the exchange is less than 80% of such stockholder's percentage interest in the voting and common stock of the Company immediately before the exchange.

    The receipt of cash by a stockholder pursuant to the Merger may not be "essentially equivalent to a dividend" if, as a result of the exchange, the stockholder has had a "meaningful reduction" in its proportionate equity interest in the Company. The IRS has stated that the "meaningful reduction" test is generally met by a minority stockholder with a minimal interest when there is any reduction in such a stockholder's interest, so long as such stockholder does not exercise any control over the affairs of the

Company. Each stockholder should consult his or her own tax advisor as to the application of these rules to his or her particular situation.

    If an exchange of Falcon Class A Stock for cash pursuant to the Merger is treated as a sale because a stockholder meets any of the above three tests, the stockholder will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received allocable to the redemption of such stockholder's Falcon Class A Stock by the Company and such stockholder's tax basis in such Falcon Class A Stock. Provided the stockholder holds the Falcon Class A Stock as a capital asset, such gain or loss will be a capital gain or loss and will be long-term capital gain or loss if the Falcon Class A Stock were held more than one year. Calculation of gain or loss must be made separately for each block of Falcon Class A Stock owned by a stockholder (i.e., Falcon Class A Stock acquired in a single transaction). A stockholder may be able to designate which blocks and the order of such blocks of Falcon Class A Stock to be tendered pursuant to the Merger.

    If a stockholder's exchange of Falcon Class A Stock for cash pursuant to the Merger satisfies none of the foregoing three tests, the receipt of cash by the stockholder will be treated as a distribution from the Company and will be taxed to the stockholder as ordinary dividend income to the extent of the Company's current and accumulated earnings and profits. Any portion of such a distribution that is not taxed to the stockholder as a dividend will be treated first as a tax-free return of capital to the stockholder, reducing the tax basis of the stockholder's Falcon Class A Stock by the amount of such distribution (but not below zero), with any amount of the distribution in excess of the stockholder's tax basis taxable as capital gain (if the Falcon Class A Stock were held as a capital asset).

    STOCKHOLDERS RETAINING STOCK AND RECEIVING NO CASH. Stockholders who retain their Falcon Class A Stock and receive no cash will not incur any tax liability as a result of the consummation of the Merger.

    STOCKHOLDERS RETAINING A PORTION OF THEIR STOCK AND RECEIVING CASH. To the extent that a stockholder elects to retain a portion of his or her Falcon Class A Stock and exchange a portion of his or her Falcon Class A Stock for cash, or to the extent a stockholder is prorated into receiving cash in exchange for some portion of his or her Falcon Class A Stock, the tax treatment of the stockholder's receipt of such cash will be the same as set forth above under "--Stockholders Receiving Cash."

    As described above under "--Stockholders Retaining Stock and Receiving No Cash," the Merger will have no tax consequences to a stockholder (and thus a stockholder will not incur any tax liability as a result of the consummation of the Merger), to the extent such stockholder retains, or is prorated into Falcon Class A Stock. See "--Stockholders Receiving Cash," above for a discussion of the U.S. federal income tax consequences to a stockholder receiving cash in the Merger.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (i) fails to furnish such stockholder's social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails to properly report to the IRS interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's current number and that such stockholder is not subject to backup withholding. To prevent backup withholding, each stockholder should complete the substitute IRS Form W-9 included in the Letter of Transmittal or the Non-Cash Election Form, as applicable. Certain persons generally are exempt from backup withholding, including corporations, financial institutions and certain foreign share stockholders. In order to qualify for an exemption from backup withholding, a foreign stockholder must submit a properly executed IRS Form W-8 to the Company.

    WITHHOLDING FOR NON-U.S. STOCKHOLDERS. Although a non-U.S. stockholder may be exempt from U.S. federal backup withholding, certain payments to non-U.S. stockholders are subject to U.S. withholding tax at a rate of 30%. The Company will withhold the 30% tax from the amount of gross cash payments made to non-U.S. stockholders pursuant to the Merger which is allocable to the redemption of such non-U.S.

stockholder's Falcon Class A Stock unless the Company determines that a non-U.S. stockholder is either exempt from the withholding tax or entitled to a reduced withholding rate under an income tax treaty. For purposes of this discussion, a "non-U.S. stockholder" means a stockholder who is not (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the law of the United States or of any State or political subdivision of the foregoing, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a "United States Trust". A United States Trust is (a) for taxable years beginning after December 31, 1996, or if the trustee of a trust elects to apply the following definition to an earlier taxable year, any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. trustees have the authority to control all substantial decisions of the trust, and (b) for all other taxable years, any trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. A non-U.S. stockholder will not be subject to the withholding tax if the payment from the Company is effectively connected with the conduct of a trade or business in the United States by such non-U.S. stockholder (and, if certain tax treaties apply is attributable to a United States permanent establishment maintained by such non-U.S. stockholder) and the non-U.S. stockholder has furnished the Company with a properly executed IRS Form 4224 prior to the time of payment. A non-U.S. stockholder who is eligible for a reduced rate of withholding pursuant to a U.S. income tax treaty must certify such to the Company by providing to the Company a properly executed IRS Form 1001 prior to the time payment is made. A non-U.S. stockholder may be eligible to obtain from the IRS a refund of tax withheld if such non-U.S. stockholder is able to establish that no tax (or a reduced amount of tax) is due.

ACCOUNTING TREATMENT

    The Merger is being accounted for as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities will not be impacted by the transaction.

EFFECT ON EMPLOYEE BENEFIT MATTERS

    Subject to the provisions of the plans, the employee benefit plans maintained by the Company immediately prior to the Effective Time will continue to be maintained by the Company after the Effective Time.

    Immediately prior to the Effective Time, each holder of an outstanding option to purchase shares of Falcon Class A Stock granted under the Company's 1994 Stock Option and Restricted Share Plan (the "1994 Plan"), (each such option, an "Option" and collectively, the "Options"), whether or not then exercisable, will be entitled to receive from the Company for each share subject to an Option an amount in cash equal to the excess, if any, of the Cash Price over the per share exercise price of such Option, and such Option will be cancelled; provided, that, with respect to any person subject to Section 16 of the Exchange Act who waives all rights with respect to such Options and any shares subject thereto other than the right to receive such amount of cash, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act.

    Pursuant to the Merger Agreement, FBP and Falcon agreed that, unless and until such agreements are amended, modified or terminated, from and after the Effective Time, Falcon will honor, in accordance with their respective terms as in effect on the date thereof, all of the employment, termination, severance, indemnity and bonus agreements and arrangements identified in the Merger Agreement. The Merger Agreement provides that if Falcon or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the foregoing, proper provision shall be made so that the successors and assigns of Falcon shall succeed to the obligations set forth in the preceding sentence and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain directors and officers of the Company have interests, described below, that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors (including the non-management members of the Board) is aware of the conflicts described below and considered them in addition to the other matters described under "--Background of the Merger" and "--Recommendation of the Board of Directors; Reasons for the Merger" when it approved the Merger Agreement and recommended that stockholders vote in favor of the Merger.

    Seven of the executive officers of the Company, including Messrs. Hall, Cottone and Athas, together with three other employees, will be entitled to receive transaction incentive bonuses as a result of arrangements approved by the Company's existing Board of Directors which are triggered by the Merger. These bonuses will total approximately $3.0 million.

    Another executive officer of the Company has an agreement with the Company which provides certain benefits in the event that his employment with the Company is terminated, other than for cause, within two years following a change in control or ownership of the Company prior to September 30, 1997. Three other executive officers have similar agreements with the respective subsidiaries of the Company of which they are Presidents. Upon termination, the affected party would be entitled to receive a lump sum payment equal to two times base salary plus target bonus in effect at the time of their termination, plus continuation of certain benefits. Similar agreements have been entered into with twenty-two other employees of the Company's subsidiaries which provide for a lump sum payment equal to from six to eighteen months of the employee's base salary plus target bonus at the time of such employee's termination and the continuation of certain benefits for a period of time after such employee's termination.

    Certain of the Options issued to employees under the 1994 Plan, which have not as yet vested, will vest as a result of the Merger transaction, including Options issued to Falcon's executive officers, and be treated as described in "--Effect on Employee Benefit Matters" above.

    The following table reflects the estimated value of the payments to which certain executive officers of the Company will be entitled, upon consummation of the Merger, under the transaction incentive arrangements and the 1994 Plan described above:

                                                                      TRANSACTION
                                                                       INCENTIVE   NET OPTION
NAME                                                                     BONUS      PROCEEDS
--------------------------------------------------------------------  -----------  -----------
William E. Allen....................................................   $ 500,000    $ 373,095
Gus J. Athas........................................................     300,000      675,618
Sam A. Cottone......................................................     300,000      675,618
Paul G. Fischer.....................................................     375,900      361,936
William K. Hall.....................................................     700,000      902,447
Lawrence B. Lee.....................................................     399,000      378,566

    The estimated total amount of all such bonuses and payments with respect to such Options to executive officers is approximately $6.9 million. Payment of the transaction incentive bonuses and such vesting of such Options are dependent upon the consummation of the Merger.

    Shares of Falcon Class A Stock held by executive officers and directors of the Company will be converted into the right to receive the same consideration as shares of Falcon Class A Stock held by other stockholders. Options held by executive officers and directors of the Company will be treated in the same manner as Options held by other Option holders.

    EMPLOYMENT AGREEMENTS

    The Company and Messrs. Hall, Cottone and Athas, as well as two other of its executive officers have entered into employment agreements, effective as of the Effective Time (collectively, the "Employment Agreements"). Under the terms of the Employment Agreements, Mr. Hall will serve as Chairman, President and Chief Executive Officer and will receive a minimum base salary payable at an annual rate of $600,000, subject to adjustment, Mr. Cottone will serve as Executive Vice President and Chief Financial Officer and will receive a minimum base salary payable at an annual rate of $400,000, subject to adjustment, and Mr. Athas will serve as Executive Vice President, General Counsel and Secretary and will receive a minimum base salary payable at an annual rate of $330,000, subject to adjustment.

    The Employment Agreements also provide (i) for an annual bonus to be paid to the officers in accordance with goals to be mutually agreed upon by the Company and such officers, (ii) that the Company will establish a funded supplemental executive retirement agreement in which such officers will participate, (iii) that such officers will receive ten-year stock options on various percentages of the outstanding Falcon capital stock as of the Effective Time, and (iv) that such officers have certain rights to put to the Company and the Company has certain rights to call from such officers unrestricted shares of Falcon capital stock owned by such officers and certain vested stock options held by such officers, and (v) that such officers are each required to retain or purchase a specific percentage of shares of Falcon capital stock as of the Effective Time. In addition, the Employment Agreements provide that the Company will continue to maintain the Falcon Building Products, Inc. Senior Executive Stock Purchase Plan (the "Stock Purchase Plan") after the Merger, that the change in control provision of the Stock Purchase Plan will not take effect as a result of the Merger and that the Company will consider implementing a new plan similar to the Stock Purchase Plan after the Merger.

    If an Employment Agreement is terminated by the Company, the termination is not effective until the later of three years after the Effective Time or two years after the notice of termination. If an Employment Agreement is terminated by an officer, the termination is not effective until two years after the notice of termination. The Employment Agreements provide for severance benefits to be paid in the event an officer's employment is terminated prior to the time set forth above and such termination is, in the case of termination by the Company, without "Good Cause," or, in the case of termination by an officer, for "Good Reason." If the Company terminates the employment of an officer without Good Cause or the officer terminates his employment for Good Reason, the officer is entitled to receive severance benefits which include (i) the ability to exercise vested and outstanding stock options for the period ending on the earlier of the date that is 18 months from the date his employment is terminated or the specific expiration date stated in the options and (ii) for the period ending on the later of three years after the Effective Time or two years after such termination, payment of the officer's compensation at the rate most recently determined and an annual bonus in an amount equal to the latest bonus that would be paid if target goals are achieved, the continuation of health, life and disability benefits, the provision of office space and secretarial services, the reimbursement for outplacement services, and the full vesting in all retirement and savings plans. If the officer dies while he is receiving severance benefits, such benefits will continue to his spouse, and if such spouse subsequently dies, to the officer's estate.

    "Good Cause" is defined as (i) the officer's conviction of any embezzlement or any felony involving fraud or breach of trust relating to the performance of the officer's duties, (ii) the officer's willful engagement in gross misconduct in the performance of his duties, (iii) the officer's death, or (iv) permanent disability which materially impairs the officer's performance of his duties.

    "Good Reason" exists if (i) the Company continues a reduction in compensation or expenditures for benefit plans, relocates outside the Chicago area or commits another material breach of the Employment Agreement for more than 30 days after being notified by the officer of such breach provided the officer has given notice to the Company within 30 days of first becoming aware of the facts constituting such breach, (ii) the Company gives the officer a notice of termination without Good Cause provided the officer terminates the Employment Agreement within 30 days of receiving such notice, (iii) a "Change in Control" occurs and the officer's employment is terminated by either party for any reason other than Good Cause, or (iv) the officer retires from the Company on a date that is mutually agreed upon by the Company and the officer.

    STOCK OPTION PLAN

    Prior to the Effective Time, the Company will adopt the Falcon Building Products, Inc. Stock Option Plan (the "Stock Option Plan"). The number of shares that will be awarded under the Stock Option Plan will be approximately 10% of the then-outstanding shares of capital stock of Falcon at the Effective Time.

    The Stock Option Plan will be administered by Falcon's Board of Directors or a committee designated by the Board. The Board will designate which employees of the Company shall be eligible to receive awards under the Stock Option Plan, and the amount, timing and other terms and conditions applicable to such awards. Notwithstanding the foregoing, the Employment Agreements provide that each executive officer will receive a certain percentage of ten-year options exercisable at a price equal to the Cash Price. Specifically, Messrs. Hall, Cottone and Athas and other current executive officers and employees of the Company will receive options for approximately nine percent of the outstanding shares of capital stock of Falcon at the Effective Time. Options for the remaining approximately one percent of the outstanding shares of capital stock of Falcon will be reserved for future officers and employees of the Company. Options will be exercisable in accordance with the terms established by the Board. Options will expire on the date determined by the Board, which shall not be later than the tenth anniversary of the grant date. The Stock Option Plan will give an optionee certain rights to put to the Company and will give the Company certain rights to call from the optionee, certain vested stock options. The method for determining the option price and the price at which an optionee may put to the Company or the Company may call from the optionee is to be mutually agreed upon by the Company and the executive officers prior to the Effective Time.

    Pursuant to the Merger Agreement, the Company has agreed for six years after the Effective Time of the Merger to indemnify directors and officers of the Company and its subsidiaries and will, subject to certain limitations, maintain for six years a directors' and officers' insurance and indemnification policy substantially similar to its current policy. SEE "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification and Insurance."

    Additional information relating to executive compensation and various benefit arrangements of the Company is set forth in and incorporated herein by reference to the Company's Annual Report on Form 10-K.

DELISTING OF FALCON CLASS A STOCK FROM NYSE

    As a result of the Merger, it is likely that the Falcon Class A Stock will no longer meet the listing requirements of the NYSE and the NYSE may unilaterally act to delist the Falcon Class A Stock from the NYSE. Even if the NYSE does not act unilaterally to delist the Falcon Class A Stock, it is FBP's intention that, after the Effective Time, the Falcon Class A Stock will not be listed on the NYSE or any other national securities exchange. The delisting of the Falcon Class A Stock is likely to have a material adverse effect on the trading market for, and the value of, the Common Stock and there can be no assurance that any trading market will exist for the Falcon Class A Stock after the Merger.

TERMINATION OF SEC REPORTING

    As a result of the Merger, the shares of Falcon Class A Stock may be held by fewer than 300 stockholders of record. In such a case, the Company may deregister the Falcon Class A Stock from the reporting requirements of the Exchange Act. If the Falcon Class A Stock is so deregistered, the Company will not be required to comply with the proxy or the periodic reporting requirements of the Exchange Act, which in turn could reduce the information available to stockholders on the business and financial condition of the Company and have a material adverse effect on the value of the Falcon Class A Stock.
RESALE OF RETAINED FALCON CLASS A STOCK FOLLOWING THE MERGER

    The Falcon Class A Stock to be retained in connection with the Merger will be freely transferable, except that shares retained by any stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover sales of Falcon Class A Stock retained by any person who may be deemed to be an affiliate of the Company.

MERGER FINANCINGS

    At the time of the Merger, FBP expects to have received equity contributions of approximately $135 million. In addition, at the Effective Time, Falcon currently intends to issue debt securities for approximately $245 million of gross proceeds in either the public or private markets and enter into a syndicated, senior secured term loan facility for approximately $150 million. The proceeds of these equity and debt issuances and funds drawn under the term loan facility will be used to finance the conversion into cash, in the Merger, of approximately 19,014,255 shares of Falcon Class A Stock currently outstanding, to refinance substantially all of the outstanding indebtedness of Falcon and to pay the fees and expenses associated with the Merger. Falcon also expects to enter into a $150 million senior secured revolving credit facility to provide liquidity for strategic acquisitions and working capital requirements a portion of which may be drawn down at the Effective Time. In addition, the Company also expects to modify its existing accounts receivable securitization program, increasing it to $100 million of availability. Consummation of these financing arrangements are not conditions to the consummation of the Merger.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated financial statements (the "Pro Forma Financial Statements") have been derived by the application of pro forma adjustments to the Company's historical financial statements incorporated by reference in this Proxy Statement/Prospectus. The unaudited pro forma income statement for the period presented give effect to the Merger and related transactions, including consummation of the Merger Financings, as if such transactions were consummated as of January 1, 1996. The unaudited pro forma balance sheet gives effect to the Merger and related transactions as if such transactions had occurred as of December 31, 1996. The adjustments are described in the accompanying notes. The Unaudited Pro Forma Financial Statements should not be considered indicative of actual results that would have been achieved had the Merger and related transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Pro Forma Financial Statements should be read in conjunction with the Company's historical financial statements and the notes thereto incorporated herein by reference. SEE "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    The pro forma adjustments were applied to the historical financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities have not been impacted by the Merger.

                         FALCON BUILDING PRODUCTS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1996

                             (DOLLARS IN MILLIONS)

                                                                                                          PRO FORMA
                                                                                              MERGER       FOR THE
                                                                               HISTORICAL   ADJUSTMENTS    MERGER
                                                                               -----------  -----------  -----------
                                                      ASSETS:
Current Assets:
  Cash and cash equivalents..................................................   $     3.9    $     9.7(a)  $    13.6
  Receivables................................................................      --           --           --
  Inventories, net...........................................................        76.2       --             76.2
  Other current assets.......................................................        15.6       --             15.6
                                                                               -----------  -----------  -----------
                                                                                     95.7          9.7        105.4
                                                                               -----------  -----------  -----------
Property and Equipment, net..................................................        97.4       --             97.4
                                                                               -----------  -----------  -----------

Non-current Assets:
  Goodwill...................................................................        59.1       --             59.1
  Other, net.................................................................         9.5         25.4(b)       34.9
                                                                               -----------  -----------  -----------
                                                                                     68.6         25.4         94.0
                                                                               -----------  -----------  -----------
Total Assets.................................................................   $   261.7    $    35.1    $   296.8
                                                                               -----------  -----------  -----------
                                                                               -----------  -----------  -----------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of debt.................................................   $    15.2    $   (14.5)(c)  $     0.7
  Accounts payable...........................................................        50.1       --             50.1
  Accrued liabilities........................................................        30.9         (6.9)(e)       24.0
                                                                               -----------  -----------  -----------
                                                                                     96.2        (21.4)        74.8
Noncurrent Liabilities:
  Long-term debt.............................................................       109.1        288.0(c)      397.1
  Accrued employee benefit obligations.......................................         8.7       --              8.7
  Other long-term liabilities................................................        19.8       --             19.8
                                                                               -----------  -----------  -----------
                                                                                    233.8        266.6        500.4
                                                                               -----------  -----------  -----------
Stockholders' equity (deficit)
  Common stock...............................................................         0.2         (0.1)(d)        0.1
  Paid-in capital............................................................        18.0       (202.8)(d)     (184.8)
  Pension liability adjustment...............................................        (0.5)      --             (0.5)
  Unearned compensation......................................................        (0.4)         0.4(e)     --
  Notes receivable arising from stock purchase plan..........................        (2.2)      --             (2.2)
  Retained earnings (deficit)................................................        12.8        (29.0)(e)      (16.2)
                                                                               -----------  -----------  -----------
                                                                                     27.9       (231.5)      (203.6)
                                                                               -----------  -----------  -----------

Total Liabilities and Stockholders' Equity...................................   $   261.7    $    35.1    $   296.8
                                                                               -----------  -----------  -----------
                                                                               -----------  -----------  -----------

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet

                         FALCON BUILDING PRODUCTS, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

    The Unaudited Pro Forma Consolidated Balance Sheet reflects the Merger as if it had occurred as of December 31, 1996. The Merger is being accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable.

(a) Reflects the following:

Total sources:
  Proceeds of Senior Credit Facility term loan.....................  $   150.0
  Proceeds of Senior Subordinated Notes............................      145.0
  Proceeds of Junior Subordinated Notes............................      100.0
  Proceeds from issuance of 7,582,810 shares.......................      134.6
                                                                     ---------
                                                                         529.6
                                                                     ---------
Total uses:
  Consideration to convert to cash 19,014,255 shares at $17.75 per
    share..........................................................      337.5
  Consideration to convert to cash 798,300 options at an average
    exercise price of $11.19 per share.............................        5.2
  Refinancing of revolving credit facility.........................       39.0
  Refinancing of term loan.........................................       82.5
  Estimated transaction fees and expenses..........................       55.7
                                                                     ---------
                                                                         519.9
                                                                     ---------
                                                                     $     9.7
                                                                     ---------
                                                                     ---------

(b) Reflects the following:

  Estimated debt issuance costs for the Senior Credit Facility,
    Senior and Junior Subordinated Notes, and extension of the
    Securitization Program.........................................  $    22.9
  Management fees prepaid in connection with the Merger............        5.0
  Write-off of deferred issuance costs associated with retired
    debt...........................................................       (2.5)
                                                                     ---------
                                                                     $    25.4
                                                                     ---------
                                                                     ---------

(c)  Reflects the following:

  Refinancing of revolving credit facility.........................  $   (39.0)
  Refinancing of term loan.........................................      (82.5)
  Net adjustment of current maturities.............................       14.5
  Proceeds of Senior Credit Facility term loan.....................      150.0
  Proceeds of Senior Subordinated Notes............................      145.0
  Proceeds of Junior Subordinated Notes............................      100.0
                                                                     ---------
                                                                     $   288.0
                                                                     ---------
                                                                     ---------

                         FALCON BUILDING PRODUCTS, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

(d) Reflects the following:

  Purchase of 19,014,255 shares at $17.75 per share and
    cancellation of such shares....................................  $  (337.5)
  Issuance of 7,582,810 shares.....................................      134.6
  Net adjustment for $.01 par value common.........................        0.1
                                                                     ---------
                                                                     $  (202.8)
                                                                     ---------
                                                                     ---------

(e)  Reflects the following:

  Estimated fees and expenses to be paid by the Company in
    connection with the Merger including advisory fees, legal and accounting fees, standby commitment fees, and management
    transaction bonuses............................................  $   (27.8)
  Conversion of 798,300 options with an average exercise price of
    $11.19 per share to cash.......................................       (5.2)
  Accelerated vesting of restricted stock..........................       (0.4)
  Write-off of deferred issuance costs associated with retired
    debt...........................................................       (2.5)
  Tax benefit of management transaction bonuses, certain legal and accounting fees, standby commitment fees, conversion of
    options, accelerated vesting of restricted stock, and write-off of deferred issuance costs associated with retired debt,
    assuming an effective income tax rate of 38.5%.................        6.9
                                                                     ---------
                                                                     $   (29.0)
                                                                     ---------
                                                                     ---------

Management has assumed that there will be no changes to the existing receivables securitization program as a result of the Merger, except for an increase in the maximum availability from $85 million to $100 million and an extension of the program until 2002.

                         FALCON BUILDING PRODUCTS, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                            PRO FORMA
                                                                                               MERGER        FOR THE
                                                                               HISTORICAL    ADJUSTMENTS     MERGER
                                                                               -----------  -------------  -----------
Net sales....................................................................   $   633.2        --         $   633.2
Cost of goods sold...........................................................       520.3        --             520.3
                                                                               -----------       ------    -----------
Gross profit.................................................................       112.9        --             112.9
Selling, general and administrative..........................................        49.0           1.8(a)       50.8
Securitization expense.......................................................         4.1        --               4.1
                                                                               -----------       ------    -----------
Operating income.............................................................        59.8          (1.8)         58.0
Net interest expense.........................................................        11.0          33.1(b)       44.1
                                                                               -----------       ------    -----------
Income before income taxes...................................................        48.8         (34.9)         13.9
Provision for income taxes...................................................        18.8         (13.4)(c)        5.4
                                                                               -----------       ------    -----------
Net income...................................................................   $    30.0     $   (21.5)    $     8.5
                                                                               -----------       ------    -----------
                                                                               -----------       ------    -----------
Weighted average shares outstanding (in millions)............................        20.1                         8.6
                                                                               -----------                 -----------
                                                                               -----------                 -----------
Earnings per share...........................................................   $    1.50                   $    0.99
                                                                               -----------                 -----------
                                                                               -----------                 -----------

       See Notes to Unaudited Pro Forma Consolidated Statement of Income

                         FALCON BUILDING PRODUCTS, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

    The Unaudited Pro Forma Consolidated Statement of Income for the year ended December 31, 1996 reflects the Merger as if it had occurred on January 1, 1996 and excludes nonrecurring items directly attributable to the Merger. The Merger is being accounted for as a recapitalization which will have no impact on the historical basis of assets and liabilities. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable.

(a)        Reflects the following:
             Incremental administrative expenses anticipated to be incurred by the
               Company....................................................................  $     0.8
             Amortization of prepaid management fees......................................        1.0
                                                                                            ---------
                                                                                            $     1.8
                                                                                            ---------
                                                                                            ---------

(b)        Reflects the following:
             Elimination of historical net interest expense including amortization of debt
               issuance costs on the retired debt of $0.7 million.........................  $   (11.0)
             Interest resulting from borrowings under the $150.0 million revolving credit facility under the Senior Credit Facility at an assumed interest rate of
               LIBOR + 2.5%...............................................................        1.4
             Interest resulting from $150.0 million term loan under the Senior Credit
               Facility, at an assumed interest rate of LIBOR + 3.0%......................       12.7
             Interest resulting from $145.0 million of debt issued under the Senior
               Subordinated Notes, at an assumed interest rate of 10.5%...................       15.2
             Interest resulting from $100.0 million of debt issued under the Junior
               Subordinated Notes, at an assumed effective interest rate of 12.0%.........       12.0
             Amortization of debt issuance costs associated with the Senior Credit
               Facility, Senior and Junior Subordinated Notes, and extension of
               Securitization Program.....................................................        2.8
                                                                                            ---------
                                                                                            $    33.1
                                                                                            ---------
                                                                                            ---------
(c)          Reflects the tax effect of items (a) and (b) above at an assumed effective
               tax rate of 38.5%..........................................................  $    13.4
                                                                                            ---------
                                                                                            ---------

                         FALCON BUILDING PRODUCTS, INC.

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

    The unaudited pro forma consolidated net income excludes the following nonrecurring items that are directly attributable to the Merger:

    (1) Compensation charges totaling $3.0 million for amounts paid to management in connection with the Merger, and related income tax benefit of $1.2 million;

    (2) Estimated other charges totaling $24.8 million for expenses incurred by the Company in connection with the Merger, and related income tax benefit of $2.6 million;

    (3) Charge of $5.2 million resulting from the conversion of outstanding stock options in connection with the Merger, and related income tax benefit of $2.0 million;

    (4) The write-off of $2.5 million of debt issuance costs on debt retired in connection with the Merger, and related income tax benefit of $1.0 million;

    (5) Charge of $0.4 million associated with the accelerated vesting of restricted stock and related income tax benefit of $0.1 million.

    Because interest rates in connection with the Merger Financings have not been determined as of the date of this Proxy Statement/Prospectus, this presentation is indicative of the Company's best current estimate of interest expense. A 25 basis point increase or decrease in the assumed average interest rate on the debt issued in connection with the Merger would change the pro forma interest expense by approximately $1.0 million, the pro forma net income by approximately $0.6 million and the pro forma earnings per share by approximately $.07.

                      DESCRIPTION OF FALCON CAPITAL STOCK

FALCON'S EXISTING CAPITAL STOCK

    GENERAL. Falcon is authorized by its Restated Certificate of Incorporation to issue an aggregate of 30,000,000 shares of Class A Common Stock, par value $.01 per share (referred to herein as the "Falcon Class A Stock"), 14,000,000 shares of Class B Common Stock, par value $.01 per share ("Falcon Class B Stock") and 10,000,000 shares of preferred stock, par value $.01 per share (the "Falcon Preferred Stock"). There are no shares of Falcon Class B Stock or Falcon Preferred Stock issued or outstanding. The following is a summary of certain of the rights and privileges pertaining to Falcon's capital stock. For a full description of Falcon Class A Stock, reference is made to the Company's Restated Certificate of Incorporation as currently in effect, a copy of which is on file with the Commission.

COMMON STOCK

    VOTING RIGHTS. Except as otherwise required by law and except with respect to the election of directors, the holders of Falcon Class A Stock and the holders of Falcon Class B Stock have one vote per share and vote as a single class with respect to all matters submitted to a vote of stockholders. Under the DGCL, any proposal to amend the Restated Certificate of Incorporation to change the rights, preferences and limitations of Falcon Class A Stock must be approved by the holders of Falcon Class A Stock voting separately as a class. The number of directors shall not be less than seven nor more than 15, with the precise number to be determined by resolution of the Board of Directors of the Company. Because all previously issued shares of Falcon Class B Stock have been converted into Falcon Class A Stock, the holders of Falcon Class A Stock are entitled to elect all of the directors, subject to the rights of any holders of Preferred Stock. Shares of Falcon Class A Stock and Falcon Class B Stock do not have cumulative voting rights.

    DIVIDEND RIGHTS. Each share of Falcon Class A Stock is entitled to dividends if, as and when dividends are declared by the Board of Directors of the Company. Any dividend declared and payable in cash, capital stock of the Company (other than Falcon Class A Stock or Falcon Class B Stock) or other property must be paid equally on a share for share basis on Falcon Class A Stock and Falcon Class B Stock. Dividends and distributions payable in shares of Falcon Class A Stock may be paid only on shares of Falcon Class A Stock, and dividends and distributions payable in shares of Falcon Class B Stock may be paid only on shares of Falcon Class B Stock. If a dividend or distribution payable in Falcon Class A Stock is made on Falcon Class A Stock at a time when Falcon Class B Stock is outstanding, a simultaneous and equivalent dividend or distribution in Falcon Class B Stock must be made on Falcon Class B Stock. If a dividend or distribution payable in Falcon Class B Stock is made on Falcon Class B Stock a simultaneous and equivalent dividend or distribution in Falcon Class A Stock must be made on Falcon Class A Stock.

    CONVERSION RIGHTS. The Falcon Class A Stock is not convertible. Each share of Falcon Class B Stock is convertible into one share of Falcon Class A Stock at any time at the option of and without cost to the holder thereof and automatically in certain other events. No Falcon Class B Stock is currently outstanding.

    LIQUIDATION RIGHTS. The holders of Falcon Class A Stock and the holders of Falcon Class B Stock are entitled to participate equally on a share for share basis in all distributions to the holders of common stock in any liquidation, distribution or winding up of the Company.

    PREEMPTIVE RIGHTS. Neither the holders of Falcon Class A Stock nor the holders of Falcon Class B Stock have preemptive rights to purchase shares of such stock or shares of stock of any other class that the Company may issue.

PREFERRED STOCK

    The Board of Directors of the Company is authorized to issue, by resolution and without any action by stockholders, up to 10,000,000 shares of Falcon Preferred Stock and may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of Falcon Preferred Stock, including rights that could adversely affect the voting power of the holders of Falcon Class A Stock. No shares of Falcon Preferred Stock are currently outstanding.

FALCON'S CAPITAL STOCK FOLLOWING THE MERGER

    INTRODUCTION. If the Merger is approved by the requisite vote of the stockholders of Falcon Class A Stock at the Special Meeting, at the Effective Time the current Certificate of Incorporation of FBP will be amended pursuant to the Restated Certificate of Incorporation substantially in the form of Annex V attached hereto, and, as so amended will be the certificate of incorporation of the Company following the Merger.

    The following is a summary of certain of the rights and privileges pertaining to Falcon's capital stock as it is expected to exist immediately after giving effect to the Merger. For a full description of such capital stock, reference is made to Annex V attached hereto.

    GENERAL. Falcon will be authorized to issue an aggregate of 20,000,000 shares of capital stock, consisting of five classes as follows, each of such shares having a par value of $.01:

                                                                                  SHARES EXPECTED TO BE
                                                                                    OUTSTANDING AS OF
TITLE                                                         AUTHORIZED SHARES    THE EFFECTIVE TIME
------------------------------------------------------------  -----------------  -----------------------
Falcon Class A Stock........................................        1,034,020            1,034,020
Falcon Class B Stock........................................        6,900,000            6,876,464
Falcon Class C Stock........................................        2,048,980              689,346
Falcon Class D Stock........................................           17,000               17,000
Falcon Common Stock.........................................       10,000,000                    0
                                                              -----------------         ----------
Total.......................................................       20,000,000            8,616,830
                                                              -----------------         ----------
                                                              -----------------         ----------

    The Falcon Class A Stock, Falcon Class B Common Stock ("Falcon Class B Stock"), Falcon Class C Common Stock ("Falcon Class C Stock"), Falcon Class D Common Stock ("Falcon Class D Stock") and Falcon Common Stock are sometimes referred to collectively herein as the "Falcon Stock." Falcon may, by an amendment to the Falcon Certificate of Incorporation duly adopted, increase or decrease at any time, and from time to time (but not below the number of shares of Falcon Class A Stock, Falcon Class B Stock, Falcon Class C Stock, Falcon Class D Stock or Falcon Common Stock then outstanding), the number of authorized shares of Falcon Class A Stock, Falcon Class B Stock, Falcon Class C Stock, Falcon Class D Stock or Falcon Common Stock, as the case may be. Shares of Falcon Stock redeemed, purchased or otherwise acquired by Falcon, pursuant to the Falcon Certificate of Incorporation, shall be retired and shall revert to authorized but unissued Falcon Class A Stock, Falcon Class B Stock, Falcon Class C Stock, Falcon Class D Stock or Falcon Common Stock, as the case may be.

    VOTING. Holders of shares of Falcon Class A Stock and Falcon Common Stock shall be entitled to one vote per share and holders of Falcon Class D Stock shall be entitled to 446 votes for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the DGCL.

    Holders of Falcon Class B Stock or Falcon Class C Stock shall not have any voting rights, except that the holders of the Falcon Class B Stock and Falcon Class C Stock shall have the right to vote as a class to the extent required under the laws of the State of Delaware. Unless otherwise required by the terms of the

Restated Certificate of Incorporation of Falcon, paragraph (2) of subsection (b) of Section 242 of the DGCL shall not entitle the holders of shares of Falcon Class B Stock or Falcon Class C Stock to vote as a class on the increase of the number of authorized shares of such class of Falcon Stock or the decrease of the number of authorized but not outstanding shares of such class of Falcon Stock.

    Any amendment, alteration or repeal of any provision of the Restated Certificate of Incorporation of Falcon, whether by merger, consolidation or otherwise, that would alter or change the relative powers, preferences, or special rights of any class of capital stock so as to affect the Falcon Class A Stock materially and adversely, will require, in addition to any other approvals required by the DGCL and the Restated Certificate of Incorporation, the approval by the holders of a majority of the then outstanding shares of Falcon Class A Stock.

    LIQUIDATION RIGHTS. Except as set forth below, any distribution made upon the liquidation, dissolution or winding up of the affairs of Falcon, whether voluntary or involuntary, shall be allocated PRO RATA based upon the number of shares of Falcon Stock held by each stockholder. None of the sale, transfer, conveyance or lease of all or substantially all of the property or business of Falcon, the merger or consolidation of Falcon into or with any other corporation or the merger or consolidation of any other corporation into or with Falcon shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for this purpose.

    If the assets of Falcon or the proceeds thereof available for distribution to the holders of shares of the Falcon Class A Stock, Falcon Class B Stock or Falcon Class C Stock upon any dissolution, liquidation or winding up of Falcon, whether voluntary or involuntary, shall be insufficient to pay in full all preference amounts to which such holders are entitled, no distribution shall be made on any shares of Falcon Class D or Falcon Common Stock.

    RESTRICTIONS ON TRANSFER. Except for Transfers (as defined) to a Permitted Transferee (as defined), no Falcon Class D Stockholder shall Transfer any share of Falcon Class D Stock owned by such Falcon Class D Stockholder except in accordance with the terms of the Restated Certificate of Incorporation.

    No Falcon Stockholder may Transfer any shares of Falcon Stock unless such Transfer complies with the conditions specified in the Restated Certificate of Incorporation of Falcon which are intended to ensure compliance with the provisions of the Securities Act. Prior to any Transfer, the holder of the shares of Falcon Stock proposed to be Transferred (other than a holder of Falcon Class A Stock who is not an affiliate of the Company) shall give written notice to Falcon of such holder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and, if requested by Falcon, shall be accompanied by either
(i) a written opinion of legal counsel who is reasonably satisfactory to Falcon, addressed to Falcon and reasonably satisfactory in form and substance to Falcon's counsel, to the effect that the proposed Transfer may be effected without registration under the Securities Act and qualification under applicable state securities laws, or (ii) a "no action" letter from the SEC to the effect that the Transfer of such securities without registration under the Securities Act will not result in a recommendation by the staff of the SEC that action be taken with respect thereof, or a combination of (i) and (ii) above, whereupon the holder of such shares of Falcon Stock shall be entitled to Transfer such shares in accordance with the terms of the Restated Certificate of Incorporation and the written notice delivered by such holder to Falcon. Each certificate evidencing the shares of Falcon Stock Transferred as above provided shall bear the appropriate restrictive legend set forth in the Restated Certificate of Incorporation, PROVIDED THAT, following the Initial Public Offering (as defined), such certificates shall bear the legend set forth in the Restated Certificate of Incorporation or another legend only if, in the opinion of counsel to Falcon, the imposition of such legend is required under the Securities Act or other applicable law. Any purported Transfer in violation of the Restated Certificate of Incorporation shall be null and void and of no force or effect, and Falcon shall not record any such Transfer on its stock transfer books. These restrictions on Transfer shall not apply to Transfers of shares of Falcon Stock (i) in the Initial Public Offering (as defined), or (ii) following the Initial Public Offering, PROVIDED THAT such

Transfer is made in compliance with the Securities Act and applicable state securities laws and in accordance with any restrictions on transfer contained in any restrictive legend set forth on the certificates representing such shares.

    TAG-ALONG RIGHTS. If, other than in connection with the Initial Public Offering, any Falcon Class D Stockholder or Stockholders (for purposes of this section, singularly or collectively, the "Proposed Transferor"), at any time or from time to time in one transaction or in a series of transactions, desires to enter into an agreement (whether oral or written) to Transfer its shares of Falcon Class D Stock or any part thereof in a transaction which is a sale for consideration consisting exclusively of cash to any Person (as defined) other than a Permitted Transferee (the "Proposed Transferee"), such proposed Transfer shall be deemed a "Tag-Along Transfer" and, each of the Falcon Class A Stockholders, Falcon Class B Stockholders and Falcon Class C Stockholders (collectively, the "Other Falcon Stockholders") shall have the right, but not the obligation, as a condition to such Tag-Along Transfer, to have the Proposed Transferee purchase from each such Other Falcon Stockholder up to the number of shares (the "Tag-Along Pro Rata Amount") of Falcon Class A Stock, Falcon Class B Stock or Falcon Class C Stock derived by multiplying the total number of shares of Falcon Class A Stock, Falcon Class B Stock or Falcon Class C Stock exclusive of Non-Redeemable Shares (as defined), as the case may be, owned by such Other Falcon Stockholder by a fraction, the numerator of which is equal to the number of shares of Falcon Class D Stock that is proposed to be Transferred by the Proposed Transferor to the Proposed Transferee (the "Proposed Purchase Amount") and the denominator of which is the total number of shares of Falcon Class D Stock (other than shares of Falcon Class D Stock that have previously been Transferred pursuant to a Tag-Along Transfer) outstanding as of the Notice Date (as defined below). All Tag-Along Transfers by Other Falcon Stockholders shall be on the same terms and conditions (with such changes as are necessary to apply such terms and conditions to a sale by such Other Falcon Stockholders) as the proposed Tag-Along Transfer by the Proposed Transfer or, PROVIDED that no Other Falcon Stockholder may be required to make any representation or warranty in connection with the Tag-Along Transfer other than as to its ownership and authority to Transfer the shares of Falcon Stock to be Transferred by it, free and clear of any and all liens and encumbrances (other than under the Restated Certificate of Incorporation) and in compliance with all applicable laws.

    The Proposed Transferor participating in a Tag-Along Transfer shall at least thirty (30) Business Days prior to the closing date thereof provide Falcon and the Other Falcon Stockholders with written notice (the "Transfer Notice") of the proposed Tag-Along Transfer containing the following:

        (i) the name and address of the Proposed Transferor and the Proposed Transferee;

        (ii) the Proposed Purchase Amount;

       (iii) the proposed amount to be paid for such shares of Falcon Class D Stock, the terms and conditions of payment offered by the Proposed Transferee, the closing date for the proposed Tag-Along Transfer and the estimated expenses payable in connection therewith;

        (iv) the aggregate number of shares of Falcon Class A Stock, Falcon Class B Stock or Falcon Class C Stock, as the case may be, held of record as of the date the Transfer Notice is sent (the "Notice Date") by the Other Falcon Stockholder to whom the notice is sent;

        (v) the aggregate number of shares of Falcon Class A Stock, Falcon Class B Stock or Falcon Class C Stock, as the case may be, held of record as of the Notice Date by all Other Falcon Stockholders as a group;

        (vi) the Tag-Along Pro Rata Amount; and

       (vii) a statement confirming that the Proposed Transferee has agreed (i) to the tag-along rights and (ii) to purchase the number of shares of Falcon Stock redeemed pursuant to the Restated Certificate of Incorporation.

    Upon written request by the Proposed Transferor, Falcon shall provide to the Proposed Transferor the information referred to in (iv) and (v) above for inclusion in the Transfer Notice and such other information as may be required to enable the Proposed Transferor to comply with the terms of Section 4(b) of the Securities Act.

    Each Other Falcon Stockholder desiring to participate in the proposed Tag-Along Transfer shall provide a written notice (the "Tag-Along Notice") to the Proposed Transferor on or before the expiration of ten (10) Business Days after the Notice Date (the "Tag-Along Acceptance Date") stating the number of shares held by such Other Falcon Stockholder (up to its Tag-Along Pro Rata Amount) to be included in the proposed Tag-Along Transfer on the terms and conditions specified in the Transfer Notice. The Tag-Along Notice given by each Other Falcon Stockholder shall include and constitute such Other Falcon Stockholder's binding agreement to include a number of shares equal to its Tag-Along Pro Rata Amount (or such lesser amount as stated in the Tag-Along Notice) in the Tag-Along Transfer on the terms and conditions specified in the Transfer Notice and in the Restated Certificate of Incorporation. If the Proposed Transferee does not purchase all of the shares of Falcon Stock of the Proposed Transferor and the Other Falcon Stockholders included in such proposed Tag-Along Transfer, as well as shares to be issued under the Restated Certificate of Incorporation in connection with the Tag-Along Transfer, then the proposed Tag-Along Transfer to such Proposed Transferee shall be prohibited and any attempt to consummate the proposed Tag-Along Transfer shall be null and void and of no force and effect.

    Each Proposed Transferor and each Other Falcon Stockholder whose shares are sold in a Tag-Along Transfer shall be required to bear its pro rata share, based on the number of shares included in such Tag-Along Transfer, of the expenses of the transaction including, without limitation, legal, accounting and investment banking fees and expenses, such determination of expenses to be made in the sole discretion of the Board of Directors of Falcon.

    The foregoing provisions shall not apply to a subsequent Transfer of any share of Falcon Class D Stock that has previously been the subject of a completed Tag-Along Transfer which complied with the provisions of the Restated Certificate of Incorporation.

    REDEMPTION. The number of shares of Falcon Class A Stock, Falcon Class B Stock or Falcon Class C Stock equal to the difference (the "Difference Shares") between (i) the number of shares included in any Tag-Along Transfer by the Falcon Class A Stockholder, Falcon Class B Stockholder or Falcon Class C Stockholder pursuant to the foregoing Tag-Along Transfer provisions and (ii) the Tag-Along Pro Rata Amount for each such Falcon Class A Stockholder, Falcon Class B Stockholder or Falcon Class C Stockholder shall be redeemed by Falcon, to the extent it is lawfully permitted to do so, out of funds legally available therefor PRO RATA based upon the number of Difference Shares held by such Stockholder from each of the Falcon Class A Stockholders, Falcon Class B Stockholders and Falcon Class C Stockholders who elected to include in the Tag-Along Transfer a number of shares of Falcon Stock less than the number of shares that constitute their Tag-Along Pro Rata Amount or any such Falcon Stockholders that did not elect to participate in a Tag-Along Transfer at a redemption price (the "Tag-Along Redemption Price") for each share of Falcon Class A Stock, Falcon Class B Stock or Falcon Class C Stock so redeemed equal to the per share price paid for the Falcon Class D Stock by the Proposed Transferee less such Other Falcon Stockholder's PRO RATA SHARE, based on the number of shares of Stock so redeemed from such Other Falcon Stockholder, of the expenses of the Tag-Along Transfer including, without limitations, legal, accounting and investment banking fees and expenses, such determination of expenses to be made in the sole discretion of the Board of Directors of Falcon. The shares of Falcon Class A Stock, Falcon Class B Stock or Falcon Class C Stock so redeemed by Falcon shall be retired and upon such retirement shall automatically revert to authorized but unissued shares of Falcon Class A Stock, Falcon Class B Stock or Falcon Class C Stock, as relevant, and Falcon shall issue, to the extent it is lawfully permitted to do so, to the Proposed Transferee a number of shares of Falcon Class A Stock, Falcon Class B Stock or Falcon Class C Stock equal to the number of shares of such classes of Falcon Stock so redeemed. The provisions of this section shall not apply to the Non-Redeemable Shares. Redemption under this subsection is conditioned upon the

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contemporaneous purchase by the Proposed Transferee of the shares issuable below in connection with the applicable Tag-Along Transfer.

    The Restated Certificate of Incorporation contemplates the issuance to an affiliate of Investcorp of a warrant (the "Class B Warrant") to purchase shares of Falcon Class B Stock (the "Warrant Shares"). If the holder of the Class B Warrant exercises the Class B Warrant, Falcon shall redeem, to the extent it is lawfully permitted to do so, from the Class B Stockholders, PRO RATA based on the number of shares of such Falcon Class B Stock then owned by each such Class B Stockholders, out of funds legally available therefor, a number of shares of Falcon Class B Stock equal to the number of Warrant Shares at a redemption price (the "Warrant Redemption Price") equal to the par value of each share of Falcon Class B Stock so redeemed. The shares of Falcon Class B Stock so redeemed by Falcon shall be retired and upon such retirement shall automatically revert to authorized but unissued shares of Falcon Class B Stock, and Falcon shall immediately after such redemption, issue, to the extent it is lawfully permitted to do so, to the Warrant Holder a number of shares of Falcon Common Stock equal to the number of Warrant Shares. Because the number of shares of Falcon Class B Stock to be issued in connection with the exercise of the Class B Warrant will not exceed the number of shares of Falcon Class B Stock so redeemed, the exercise of the Class B Warrant will not have a dilutive effect on the holders of shares of Falcon's capital stock.

    Falcon shall give to each holder of record of the shares of Falcon Class A Stock, Falcon Class B Stock or Falcon Class C Stock to be redeemed prior written notice of such redemption no less than two Business Days prior to the date such shares will be redeemed (the "Redemption Date").

    CONVERSION. If the Initial Public Offering or a Sale (as defined) of Falcon (whether pursuant to a Single Transaction Sale (as defined) or a series of Staggered Sales (as defined)) occurs, each issued and outstanding share of Falcon Class A Stock, Falcon Class B Stock, Falcon Class C Stock, and Falcon Class D Stock not otherwise redeemed by Falcon pursuant to the mandatory redemption provisions shall automatically convert into one share of Falcon Common Stock upon the closing of such Initial Public Offering or Sale (the "Conversion Date"). Prior to or on the Conversion Date, each holder of shares of Falcon Class A Stock, Falcon Class B Stock, Falcon Class C Stock, or Falcon Class D Stock shall surrender such holder's certificates evidencing such shares at the principal office of Falcon or at such other place as Falcon shall designate to such holder in writing at least ten Business Days prior to the Conversion Date, and shall, within ten Business Days after the Conversion Date, be entitled to receive from Falcon certificates evidencing the number of shares of Falcon Common Stock into which such shares of Falcon Class A Stock, Falcon Class B Stock, Falcon Class C Stock or Falcon Class D Stock are converted. On the Conversion Date, each holder of shares of Falcon Class A Stock, Falcon Class B Stock, Falcon Class C Stock or Falcon Class D Stock shall be deemed to be a holder of record of the Falcon Common Stock issuable upon such conversion, notwithstanding that the certificates representing such Falcon Class A Stock, Falcon Class B Stock, Falcon Class C Stock or Falcon Class D Stock shall not have been surrendered at the principal office of Falcon or such other place as Falcon may have designated, that notice from Falcon shall not have been given or, if given, shall not have been received by any holder of shares of Falcon Class A Stock, Falcon Class B Stock, Falcon Class C Stock or Falcon Class D Stock, or that certificates evidencing such shares of Falcon Common Stock shall not then be actually delivered to such holder. All certificates representing the converted shares of Falcon Class A Stock, Falcon Class B Stock, Falcon Class C Stock or Falcon Class D Stock, including all certificates not so delivered by such Falcon Class A Stockholders, Falcon Class B Stockholders, Falcon Class C Stockholders or Falcon Class D Stockholders, shall be, or shall be deemed to be, cancelled by Falcon as of the Conversion Date and shall thereafter no longer be of any force or effect and Falcon shall not thereafter issue any such shares of Falcon Class A Stock, Falcon Class B Stock, Falcon Class C Stock or Falcon Class D Stock.

    LEGENDS. The Restated Certificate of Incorporation provides for legends to appear on certificates evidencing shares of Falcon Stock with respect to the restrictions on transfer and the mandatory redemption provisions described above.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

    The following is a brief summary of certain provisions of the Merger Agreement, which appears as Annex I to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

    The Merger Agreement provides that, following the approval of the Merger and the adoption of the Merger Agreement by the vote of a majority of the shares of Falcon Class A Stock entitled to vote thereon and the satisfaction or waiver of the other conditions to the Merger, FBP will be merged with and into Falcon, and Falcon will continue as the surviving corporation after the Merger.

    If the conditions to the Merger are satisfied or waived, the parties will file with the Secretary of State of the State of Delaware a duly executed Certificate of Merger, and the Merger will become effective upon the filing and acceptance thereof or at such date thereafter as is provided in the Certificate of Merger. Each share of Falcon Class A Stock outstanding at the Effective Time (other than Falcon Class A Stock held by the Company, its subsidiaries, FBP and its affiliates, which will be cancelled and retired, and any Dissenting Shares) will be converted into , at the election of the holder thereof, either (i) the Cash Price or (ii) a Non-Cash Election Share, as more fully described under "THE MERGER--Merger" and "THE MERGER--Merger Consideration" and "THE MERGER--Non-Cash Election". With regard to the treatment of fractional share interests, SEE "THE MERGER--Fractional Shares."

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of the Company relating, with respect to the Company and its subsidiaries, to, among other things, (a) organization, standing and similar corporate matters;
(b) subsidiaries; (c) the Company's capital structure; (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (e) documents filed by the Company with the Commission, the accuracy of information contained therein and the absence of undisclosed liabilities; (f) the accuracy of information supplied by the Company in connection with this Proxy Statement/Prospectus; (g) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to the Company; (h) the absence of pending or threatened material litigation; (i) certain labor matters; (j) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and employment matters; (k) filing of tax returns and payment of taxes; (l) title to owned real property, valid leasehold and subleasehold interests in leased real property, enforceable third party leases, possession of required permits, and other real-estate related matters; (m) environmental matters; (n) the absence of defaults under material contracts; (o) brokers' fees and expenses; (p) the receipt of an opinion of the Company's financial advisor; (q) the recommendation of the Board of Directors of the Company with respect to the Merger Agreement, the Merger and related transactions; (r) the required vote of the Company's stockholders; (s) required permits and consents and the lack of any provisions in the Company's organizational documents restricting the Merger Agreement, the Merger or related agreements and transactions; and (t) intellectual property matters. The Merger Agreement also contains customary representations and warranties of FBP relating to, among other things, (a) organization, standing and similar corporate matters; (b) subsidiaries; (c) FBP's capital structure;
(d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (e) broker's fees and expenses; (f) interim operations of FBP; and (g) availability of funds to consummate the Merger and transactions contemplated thereby.

CERTAIN PRE-CLOSING COVENANTS

    The Company has agreed, until the Effective Time (except as otherwise specifically required by the terms of the Merger Agreement), that it will, and it will cause its subsidiaries to, act and carry on their respective business in the usual and ordinary course of business consistent with past practice and use their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, distributors and others having business dealings with it; provided that any action or inaction by the Company (i) in respect of the Ultravent product that does not result in, or result in the reasonable expectation, of certain material adverse consequences or (ii) in respect of entering into any collective bargaining agreement at the applicable facility that would not result in, or result in the reasonable expectation of certain material adverse consequences shall not constitute a breach of such covenant. Without limiting the generality of the foregoing, until the Effective Time, the Company will not, and will not permit any of its subsidiaries to, without the prior consent of FBP (which consent is not to be unreasonably withheld):

        (a) amend their respective Certificates of Incorporation or By-Laws;

        (b) issue, sell, encumber or deliver or agree or commit to issue, sell, encumber or deliver any shares of capital stock, or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract or arrangement with respect to the issuance of, shares of capital stock, except in the ordinary course of business under current employee benefit plans and as required by employee stock option agreements in effect on the date of the Merger Agreement and other than shares issuable upon exercise of Options;

        (c) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or to any affiliate of a stockholder; or redeem or otherwise acquire any of its securities or any securities of its subsidiaries;

        (d) (i) incur or assume any long-term debt, excluding the amount attributable to operating leases, or, (ii) except in the ordinary course of business or (up to a specified limit) to finance any acquisition, make any permitted borrowing under the Company's existing revolving credit facility;

        (e) with certain exceptions, enter into, amend any existing, or adopt any new bonus, pension, change of control, deferred compensation, health, plant closing, profit sharing, severance or other employee benefit agreements that materially increase or benefit any director or officer or any employee, or materially increase the compensation or fringe benefits of any director, officer or materially increase the compensation or fringe benefits of any director, officer or employee, pay benefits not required by existing plans or arrangements, forgive, extend, modify, or guarantee any existing loans to any officer, director or employee or enter into any new loans or loan guarantees to or for any officer, director or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

        (f) with certain exceptions, acquire (whether by merger, consolidation or otherwise), sell (whether by merger, consolidation or otherwise), lease, encumber, transfer or dispose of in excess of a certain amount of assets except in the ordinary course of business; provided, however, that this paragraph shall in no way limit or restrict the Company from the sale of its accounts receivable pursuant to its asset securitization program;

        (g) with certain exceptions, authorize or make or commit to make any capital expenditure in excess of a certain amount;

        (h) make any material tax elections or settle or compromise any material federal, state or local income tax liability, or waive or extend the statute of limitations in respect of any such taxes;

        (i) (i) materially modify, amend or terminate any material contract or agreement to which it is a party or waive, release or assign any material rights or claims thereunder, (ii) settle any suit or claim of liability against the Company which is reasonably likely to materially negatively impact the Company's position with respect to any similar pending or threatened material suit or claim, or (iii) pay or agree to pay in settlement or compromise of any suits or claims of liability against the Company, net of insurance recoveries, more than a certain amount for any such suit or claim or more than an aggregate of a certain amount for all such suits and claims;

        (j) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles, methods or practices used by it;

        (k) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, (except as contemplated by the Merger Agreement) recapitalization, reorganization or (except with respect to FBP) merger;

        (l) enter into any collective bargaining agreement that would result in certain material adverse consequences; and

        (m) take, or agree in writing or otherwise to take, any of the foregoing actions or take or fail to take any action which would make any representation or warranty of the Company contained in the Merger Agreement untrue or incorrect as of the date when made or as if made as of the Effective Time (other than representations and warranties which address matters only as of a certain date(s), in which case untrue or incorrect as of such certain date(s)).

    The Company has agreed to give prompt notice to FBP, and FBP has agreed to give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of either party contained in the Merger Agreement to be untrue or inaccurate and (ii) any failure of the Company or FBP to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either party thereunder; PROVIDED, HOWEVER, that the delivery of any such notice shall not limit or otherwise affect the remedies available under the Merger Agreement to the party given or receiving such notice.

    The Company has agreed to terminate, effective as of the Effective Time (i) the Registration Rights Agreement among the Company, Eagle Industries, Inc., O.D.E. Manufacturing Company, Eagle Industrial Products Corporation and Amerace Corporation, dated as of November 2, 1994 and (ii) the Corporate Services Agreement between the Company and Eagle Industries, Inc. dated as of June 22, 1994, subject only to the agreement of the other parties thereto.

    FBP has agreed that, upon consummation of the Merger, the Merger Financings and the disposition of funds to the stockholders of the Company pursuant to the Merger, not less than $120 million shall have been contributed to FBP, in cash or cash equivalents. FBP has agreed that it will deliver to the Company, as soon as available (but in any event prior to the Effective Time), any certificates or opinions relating to the expected solvency of the Company after the Merger and related financings and shall cause such certificates or opinions to be addressed to the Board of Directors of the Company so that the Board is entitled to rely thereon.

    Investcorp Bank E.C. has agreed to cause FBP to perform FBP's obligations and agreements under the Merger Agreement and expressly agreed to be liable in the event FBP fails to perform any of its obligations or agreements under the Merger Agreement; PROVIDED, HOWEVER, that this undertaking and agreement terminates immediately following the Effective Time.

NO SOLICITATION OF TRANSACTIONS

    The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to the same extent described under "--Access to Information and

Confidentiality" below, to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company, if the Board by a majority vote determines in its good faith judgment (i) after consultation with its financial advisors, that such corporation, partnership, person or other entity or group has the financial ability to consummate such proposal and that such proposal is superior to the Merger and (ii) on the advice of counsel, that the Board has a fiduciary duty to take such action. In addition, the Company shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such entity or group. Except as set forth above, the Company, shall not, directly or indirectly, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, persons or other entity or group (other than FBP or any of its affiliates or associates) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company; PROVIDED THAT nothing in the Merger Agreement shall prevent the Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer. The Company has agreed to notify FBP promptly if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested in respect of any such transaction and to promptly communicate to FBP the terms of any material proposal, discussion, negotiation or inquiry which it may receive in respect of any such transaction and the identity of the offeror or potential offeror unless such notice or disclosure could be deemed to cause the members of the Board to breach their fiduciary duties under applicable law.

BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY FOLLOWING THE MERGER

    The Merger Agreement provides that the directors of FBP at the Effective Time will be the directors of the Company following the Merger. The directors of FBP at the Effective Time will be Sam A. Cottone, William K. Hall, Christopher
J. O'Brien, Charles J. Philippin and Christopher J. Stadler. SEE Schedule I for more information on the FBP directors. The Board of Directors of the Company will be subject to change from time to time. The Merger Agreement also provides that the officers of the Company at the Effective Time will be officers of the Company following the Merger, subject to change from time to time.

STOCK AND EMPLOYEE BENEFIT PLANS

    The treatment in the Merger of outstanding Options and of the Company's employee benefit plans will be as described in "THE MERGER--Effect on Employee Benefit Matters."

ACCESS TO INFORMATION

    The Company has agreed to, and to cause each of its subsidiaries to, cause its and such subsidiaries' officers, directors, employees and auditors and agents to (i) give FBP and its accountants, counsel and other authorized representatives reasonable access during normal business hours to the plants, offices, warehouses and other facilities and to the books and records of it and the subsidiaries, (ii) permit FBP and its authorized representatives to make such reasonable inspections as they may require and (iii) furnish to FBP and its authorized representatives such financial and operating data and other information with respect to the business and properties of the Company and the subsidiaries as FBP may from time to time reasonably request. No such investigation shall affect any representations or warranties of the parties in the Merger Agreement or the conditions to the obligations of the parties.

COOPERATION AND COMMERCIALLY REASONABLE BEST EFFORT

    The parties have agreed to cooperate with each other and to use their respective commercially reasonable best efforts to take certain specified and other actions, including cooperation in the arrangement of financing, so that the transactions contemplated in the Merger Agreement and the Voting

Agreements may be consummated. The Company and FBP each agreed to use its commercially reasonable best efforts to cause the Merger to be recorded as a recapitalization for financial reporting purposes. After the filing of the registration statement pertaining to the Non-Cash Election Shares, of which this Proxy Statement/Prospectus is a part, with the Commission, FBP may initiate discussions relating to the method of recording the Merger for financial reporting purposes with the Commission staff upon reasonable notice to the Company. The Company and FBP agreed to cooperate with each other in preparing any presentation to the Commission with regard to such recording and are entitled (with their respective advisors, counsel and/or accountants) to attend any meeting with, participate in any telephone conferences with, and review and comment on any materials to be submitted to, the Commission relating to such recording. FBP intends to take all actions necessary to delist the Falcon Class A Stock from the NYSE, effective after the Effective Time.

PUBLIC ANNOUNCEMENTS

    The parties have agreed not to make any public announcements with respect to the Merger except as required by law or by mutual agreement.

INDEMNIFICATION AND INSURANCE

    FBP has agreed that all rights to indemnification now existing in favor of the directors, officers, employees and agents of the Company and the subsidiaries as provided in their respective certificates of incorporation or by-laws or contract or otherwise as in effect on the date hereof with respect to matters occurring prior to the Effective Time of the Merger shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time as to which on or prior to such sixth anniversary a claim, suit, action, proceeding or investigation has been brought or threatened and has not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved). Falcon will advance expenses to each present and former director, officer, employee and agent of the Company ("Indemnified Parties") to the fullest extent permitted by the DGCL and the by-laws of the surviving corporation (which shall be no less advantageous to directors and officers than the current By-Laws of the Company) for all claims, losses, damages, liabilities, costs, judgments and amounts paid in settlement including advancement of expenses (including attorneys' fees) as incurred in respect of any potential, threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, including, without limitation, any action by or on behalf of any or all stockholders of the Company or by or in the right of the Company or the surviving corporation, or investigation relating to any action or omission by such party in its capacity as such (including service to any other entity, plan, trust or the like at the Company's request) occurring on or prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by the Merger Agreement), subject to such Indemnified Party's agreement to return such advanced funds if a court of competent jurisdiction, after all avenues of appeal have been exhausted, shall have determined that such Indemnified Party is not entitled to such amounts by operation of law. The surviving corporation will cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance presently maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that the surviving corporation shall not be obligated to pay annual premiums for such insurance in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The respective obligations of the Company and FBP to effect the Merger are subject to various conditions which include, in addition to certain other customary closing conditions, the following:

    (a) the Merger Agreement shall have been approved by the requisite vote of holders of outstanding shares of Falcon Class A Stock;

    (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

    (c) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger or any other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and

    (d) any registration statement used in connection with the Merger on Form S-4 (including the registration statement of which this Proxy Statement/Prospectus is a part) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Non-Cash Election Shares of the Company following the Merger shall have been complied with.

    FBP's obligations to effect the Merger are further subject, in addition to certain other customary conditions, to the following additional conditions:

    (a) the Commission shall not have refused to declare the registration statement pertaining to the Non-Cash Election Shares effective in the event that the Merger is recorded as a recapitalization for financial reporting purposes;

    (b) the Company shall not have entered into any collective bargaining agreement that would result in certain material adverse consequences; and

    (c) FBP shall have received certain agreements from each person identified by the Company to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act.

    The Company's obligations to effect the Merger are further subject to customary closing conditions and to the further condition that the Company shall have received an opinion or certificate of a reputable expert firm confirming the solvency of the Company (after giving effect to the Merger and related financings) addressed to the Board of Directors of the Company so that the Board is entitled to rely thereon. SEE "REGULATORY APPROVALS."

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

    (a) by mutual written consent of FBP and the Company;

    (b) by either FBP or the Company if:

        (i) the Merger shall not have been consummated on or before September 16, 1997 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed at or prior to the Effective Time); or

        (ii) any court of competent jurisdiction in the United States or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

    (c) by FBP if prior to the Effective Time of the Merger the Board of Directors of the Company shall have failed to make or, if necessary, reaffirm, or shall have withdrawn or modified in a manner adverse to FBP, its approval or recommendation of the Merger Agreement or the Merger or shall have recommended another acquisition of the Company or merger thereof or a tender offer for shares, or shall have resolved to do any of the foregoing; or

    (d) by the Company if prior to the consummation of the Merger, (A) a corporation, partnership, person or other entity or group shall have made a bona fide proposal that (1) the Board of Directors of the Company determines in its good faith judgment, after consultation with its financial advisors, is more favorable, from a financial point of view, to the Company's stockholders than the Merger and that such corporation, partnership, person or other entity or group has the financial ability to consummate such proposal and (2) the Board of Directors of the Company believes in its good faith judgment, on the advice of counsel, that the Board of Directors of the Company has a fiduciary duty to accept such proposal (a "Third Party Proposal") and (B) FBP does not make within five business days of receiving notice thereof, an offer that the Board of Directors of the Company believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the Company's stockholders as such Third Party Proposal.

    In the event of termination of the Merger Agreement by either the Company or FBP, the Merger Agreement will become void and will have no effect, without any liability or obligation on the part of the Company or FBP, other than (i) under certain specified provisions of the Merger Agreement relating to payment of fees and expenses and (ii) liability for any breaches of the Merger Agreement. SEE "--Expenses and Certain Required Payments."

EXPENSES AND CERTAIN REQUIRED PAYMENTS

    If the Merger Agreement is terminated as described in item (b)(i) under "--Termination" above as the result of the Company's failure to satisfy the conditions to the obligations of FBP to effect the Merger set forth in the Merger Agreement (except for the condition related to recapitalization accounting described under "--Conditions to the Consummation of the Merger" above), the Company shall (provided FBP is not in material breach of its obligations under the Merger Agreement) reimburse FBP (after submission of statements therefor) for all undisputed and documented out-of-pocket fees and expenses actually and reasonably incurred in good faith by it or on its behalf in connection with the Merger (including, without limitation, reasonable attorneys' fees and fees payable to banks, financial institutions, investment bankers and their respective agents in connection with the Merger Agreement (including, without limitation, any fees and expenses incurred in connection with any financing transaction)), the amount of such fees and expenses not to exceed $4,000,000.

    If the Merger Agreement is terminated as described in item (b)(i) under "--Termination" above as the result of FBP's failure to satisfy the conditions to the obligations of the Company to effect the Merger, FBP shall (provided the Company is not in material breach of its obligations under the Merger Agreement) reimburse the Company (after submission of statements therefor) for all undisputed and documented out-of-pocket fees and expenses actually and reasonably incurred in good faith by it or on its behalf in connection with the Merger (including, without limitation, reasonable attorneys' fees and fees payable to banks, financial institutions, investment bankers and their respective agents in connection with the Merger Agreement (including, without limitation, any fees and expenses incurred in connection with any financing transaction)), the amount of such fees and expenses not to exceed $4,000,000.

    If either (i) the Merger Agreement is terminated as described in item (c) or
(d) under "--Termination" above or (ii) (a) a definitive agreement relating to the acquisition of the Company, arising out of a Third Party Proposal or a proposal which would have qualified as a Third Party Proposal shall be executed or (b) a recapitalization of the Company (other than as contemplated by the Merger Agreement) shall occur, in either case within six months after termination of the Merger Agreement, or the sale of substantially all of the Company's assets shall occur in one or more transactions occurring within one year after termination of the Merger Agreement, the Company shall pay to FBP a fee of $20,000,000 payable in cash.

    Except as specifically described above, each of the Company and FBP shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by action taken by the Company and FBP at any time before or after approval of the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which changes the form or decreases the amount of the consideration per share to be paid in the Merger or which otherwise adversely affects the rights of the Company's stockholders under the Merger Agreement without the further approval of such stockholders. At any time prior to the Effective Time, FBP and the Company may
(i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document, certificate or writing delivered by the other parties pursuant thereto or (iii) waive compliance by the other parties with any of the agreements or conditions contained therein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                           CERTAIN RELATED AGREEMENTS

    The following is a brief summary of certain provisions of the Voting Agreements among EHL, FBP and Falcon, and FBP, Falcon and certain other stockholders copies of the forms of which appear as Annex II-A and II-B to this Proxy Statement/Prospectus and are incorporated herein by reference. Such summaries are qualified in their entirety by reference to such copies attached to the Proxy Statement/ Prospectus.

AGREEMENTS WITH CERTAIN STOCKHOLDERS

    The Subject Stockholders have entered into the Voting Agreements with FBP and Falcon. Pursuant to the Voting Agreements, the Subject Stockholders, who owned, as of the Record Date, an aggregate of approximately 71% of the outstanding shares of Falcon Class A Stock, have agreed, among other things and subject to certain conditions, to vote in favor of the Merger Agreement and the Merger. The Voting Agreements also provide that the Subject Stockholders will make Non-Cash Elections for 1,034,020 shares of Falcon Class A Stock. If the aggregate number of Electing Shares (pursuant to elections made by all stockholders, including the Subject Stockholders) exceed 1,034,020, the Subject Stockholders will be subject to proration with respect to the number of Non-Cash Election Shares they will receive in the Merger in the same manner as all other electing stockholders. In addition, the Subject Stockholders are prohibited, subject to certain conditions and exceptions, from soliciting or responding to certain inquiries or proposals made by any person or entity with respect to the Company that constitutes or could reasonably be expected to lead to acquisition of the Company by another party or the sale of a material portion of the Company's assets. Subject to certain conditions and exceptions, the Subject Stockholders are also not permitted to dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the disposition of, any or all of such Subject Stockholders' Falcon Class A Stock or any interest therein. The covenants and agreements in the Voting Agreement terminate on the first to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; provided that certain covenants will survive the Effective Time of the Merger.

    The Voting Agreement among EHL, FBP and Falcon creates certain rights and obligations in addition to those set forth in the Voting Agreements among certain officers of Falcon, FBP and Falcon. Among other things, this agreement provides that EHL will cause its wholly-owned subsidiary Eagle Industries, Inc. to agree to provide certain corporate services to Falcon after the Merger at commercially reasonable rates and that, prior to the Merger, EHL and Falcon, along with the investors in FBP who receive Falcon voting stock pursuant to the Merger ("Voting Stock Investors"), will enter a Stockholder Rights Agreement containing the following provisions: (i) the right of first offer in favor of Falcon and Investcorp Investment Equity Limited in the event that EHL proposes to sell its Falcon stock to another person; (ii) the right in favor of the investors in FBP who received voting or non-voting stock in the Merger to require EHL to sell its entire equity interest in Falcon upon the same terms and conditions agreeable to such investors; (iii) the right in favor of EHL to purchase securities offered by the Company in certain equity financings in order to allow EHL to maintain its level of equity ownership interest; (iv) the right in favor of EHL to sell shares in a change-of-control transaction proposed by Voting Stock Investors;
(v) certain registration rights in favor of EHL; (vi) the obligation of EHL to enter certain "lock-up" agreements with underwriters in future public offerings; and (vii) so long as EHL holds a certain percentage of the Falcon Class A stock, the right of EHL to receive certain information about the business and financial performance of Falcon.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The security ownership of certain beneficial owners of five percent or more of Falcon Class A Stock and officers and directors of the Company as of March 31, 1997, is set forth in the table below.

                                                                  SHARES     OPTIONS(1)      TOTAL       % OF CLASS
                                                               ------------  -----------  ------------  -------------
EHL(2).......................................................    14,000,000      -0-        14,000,000         69.8%
William E. Allen(3)..........................................        50,500      13,025         63,525        *
Gus J. Athas(4)..............................................        23,450      25,000         48,450        *
Sam A. Cottone...............................................        29,450      25,000         54,450        *
Rod F. Dammeyer(5)...........................................        15,000       1,500         16,500        *
Bradbury Dyer III(6).........................................       150,000       1,500        151,500        *
Paul G. Fischer(7)...........................................        40,600      13,025         53,625        *
William K. Hall(8)...........................................        91,550      33,325        124,875        *
Philip C. Kantz..............................................      -0-            1,000          1,000        *
Lawrence B. Lee(9)...........................................        29,325      13,350         42,675        *
Sheli Z. Rosenberg...........................................         2,000       1,500          3,500        *
Richard G. Sim...............................................      -0-              500            500        *
B. Joseph White..............................................         1,500       1,000          2,500        *
All directors & executive officers as a group, including the
  above-named persons........................................       448,075     145,475        593,550          3.0%

------------------------

 *  Percentage of shares beneficially owned does not exceed one percent.

(1) Shares of stock that are subject to options exercisable within 60 days of the date of this table.

(2) EHL's general partners are the Samuel Zell Revocable Trust and the Robert H. and Ann Lurie Trust. Samuel Zell is the trustee of the Zell Trust. Mark Slezak and Ms. Lurie are co-trustees of the Robert H. and Ann Lurie Trust. Messrs. Zell and Slezak and Ms. Lurie disclaim beneficial ownership of the shares of Common Stock beneficially owned by EHL. The address of EHL, Messrs. Zell and Slezak and Ms. Lurie is Two North Riverside Plaza, Chicago, Illinois, 60606.

(3) Includes 10,000 shares held by Mr. Allen's wife and of which Mr. Allen disclaims beneficial ownership.

(4) Includes 3,000 shares held by members of Mr. Athas' family and of which Mr. Athas disclaims beneficial ownership.

(5) Includes 5,000 shares held by Mr. Dammeyer's wife and of which Mr. Dammeyer disclaims beneficial ownership.

(6) Includes 150,000 shares owned by Paragon Joint Ventures ("Paragon"). Paragon is a joint venture formed by Paragon Associates and Paragon Associates II, both Texas partnerships. Mr. Dyer is the sole general partner of Paragon Associates and Paragon Associates II. Under the terms of the joint venture agreement of Paragon, each partner has beneficial ownership in proportion to its respective account in Paragon. Mr. Dyer does not have full direct ownership; however, as the general partner of the partners of Paragon, he may be deemed to have beneficial ownership.

(7) Includes 100 shares held by a member of Mr. Fischer's family and of which Mr. Fischer disclaims beneficial ownership.

(8) Includes 750 shares of the Company held by members of Mr. Hall's family and of which Mr. Hall disclaims beneficial ownership.

(9) Includes 1,000 shares held by a trust for the benefit of of a member of Mr. Lee's family and of which Mr. Lee disclaims beneficial ownership.

                              REGULATORY APPROVALS

    The Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act, if any. The Company and FBP do not believe that a filing under the HSR Act is required or that any associated waiting period is applicable to the Merger. Certain aspects of the Merger may require notification to, and filings with, certain securities and other authorities in certain states, including jurisdictions where the Company currently operates.

    The obligations of FBP under the Merger Agreement may also be subject to the receipt of all necessary licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the Merger.

                                      FBP

    FBP is a Delaware corporation organized on behalf of Investcorp, certain affiliates of Investcorp and other international investors to effect the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. At the Effective Time, FBP will be merged into Falcon and the separate corporate existence of FBP will terminate. The name, business, address, principal occupation or employment, and five year employment history of each of the persons who will be directors of FBP at the Effective Time and will, therefore, become directors of Falcon upon consummation of the Merger, and certain other information, are set forth in SCHEDULE I to this Proxy Statement/Prospectus.

    Immediately prior to the Effective Time, all of the voting stock of FBP will be owned by Investcorp Investment Equity Limited, a wholly-owned subsidiary of Investcorp and ten other entities organized by Investcorp. Investcorp will not own any stock in such other entities or in the beneficial owners of such entities, but may be deemed to share beneficial ownership of the shares of voting stock held by such entities because such entities have entered into revocable management services or similar agreements with an affiliate of Investcorp, pursuant to which each of such entities has granted such affiliate the authority to direct the voting and disposition of the stock of FBP or Falcon owned by such entity for so long as such agreement is in effect.

    Investcorp is a Luxembourg corporation with its address at 37 rue Notre Dame, Luxembourg.

                        DISSENTING STOCKHOLDERS' RIGHTS

    In accordance with Section 262 of the DGCL (the "Delaware Dissent Provisions"), a stockholder of the Company may dissent from the Merger and obtain payment for the fair value of his or her shares of Falcon Class A Stock. Such fair value is exclusive of any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. The appraised value of shares of Falcon Class A Stock of a dissenting stockholder may differ from the consideration that a stockholder of the Company is entitled to receive in the Merger. The following is a summary of the Delaware Dissent Provisions, the full text of which is set forth as Annex IV to this Proxy Statement/Prospectus.

    Under the Delaware Dissent Provisions, a stockholder of the Company may dissent from the Merger by undertaking the following procedures: (i) the dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand payment for his or her shares of Falcon Class A Stock if the Merger is effected (the "Notice Requirement"); and (ii) the dissenting stockholder must not vote in favor of the Merger (or submit a proxy which results in a vote in favor of the Merger). A stockholder who does not satisfy these requirements waives his or her right to demand payment. For example, a stockholder who merely votes against the Merger without satisfying the Notice Requirement described in
(i) above is not entitled to demand payment for his or her shares of Falcon Class A Stock under the Delaware Dissent Provisions. However, a stockholder's mere failure to vote on the Merger will not constitute a waiver of his or her right to demand payment as long as he or she fulfills the Notice Requirement described in (i) above.

    In addition, if the Merger is approved by a vote of the stockholders of the Company, the Company must deliver written notice of such approval to each such dissenting stockholder (the "Written Dissenters' Notice"), which must be sent not later than 10 days after the Merger is effected, and the dissenting stockholder must make a demand for payment of the fair value of his or her shares of Falcon Class A Stock in accordance with the terms of the Written Dissenters' Notice, which demand must be received by the Company by a date to be specified by the Company in the Written Dissenters' Notice, which date shall be not fewer than 30 nor more than 60 days after the date on which the Written Dissenters' Notice is mailed.

    Within twenty (20) days after making a formal payment demand, each stockholder demanding payment shall submit the certificate or certificates representing his or her shares of Falcon Class A Stock to the Company for notation thereon by the Company that such demand has been made. The failure to submit his or her shares of Falcon Class A Stock for such notation shall, at the option of the Company, terminate the stockholder's rights under the Delaware Dissent Provisions unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

    A record stockholder may dissent as to fewer than all of the shares of Falcon Class A Stock registered in his or her name only if he or she dissents with respect to all shares of Falcon Class A Stock beneficially owned by any one person and notifies the Company of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares of Falcon Class A Stock to which he or she dissents and his or her other shares of Falcon Class A Stock were registered in the name of a different stockholder. Once a formal demand for payment is made, such demand cannot be withdrawn by the stockholder except with the consent of the Company.

    Upon the Effective Time, or upon receipt by the Company of a demand for payment, the Company must offer to pay each dissenting stockholder who has properly complied with the Delaware Dissent Provisions the amount estimated by the Company to be the fair value of the shares of Falcon Class A Stock held by each such dissenting stockholder, plus accrued interest. Such offer must be accompanied by, among other information, the Company's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, the latest available interim financial statements, if any, a statement of the Company's estimate of the fair value of the shares, and an explanation of how the interest was calculated. If, within thirty (30) days after the making of such offer of payment, any dissenting stockholder accepts the same, then such dissenting stockholder must surrender to the Company the certificate or certificates representing his or her shares of Falcon Class A Stock and such dissenting stockholder will cease to have any interest in the shares. If, however, a dissenting stockholder does not accept the Company's offer of payment, then such dissenting stockholder must, within thirty (30) days after the Company offered payment for his or her shares of Falcon Class A Stock, notify the Company in writing of his or her own estimate of the fair value of his or her shares of Falcon Class A Stock and amount of interest due, and demand payment of such estimate, or reject the Company's offer and demand the fair value of his or her shares of Falcon Class A Stock and interest due. If this demand by a dissenting stockholder remains unsettled for sixty (60) days, then the Company must commence a proceeding in the Circuit Court of Newcastle County, Delaware, to determine the fair value of the shares of Falcon Class A Stock and accrued interest. If the Company does not commence this proceeding within the 60-day period, then the Company must pay each dissenting stockholder whose demand remains unsettled the amount demanded. The Company must make all dissenting stockholders whose demands remain unsettled parties to this proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The Company must pay each dissenting stockholder the amount found to be due after final determination of the proceedings. Upon payment of such judgment, the dissenting stockholder will cease to have any interest in the shares of Falcon Class A Stock.

    The costs and expenses of any such dissent proceeding will be determined by the court and will be assessed against the Company, but costs and expenses may be apportioned and assessed against all or some of the dissenting stockholders, in such amounts as the court deems equitable, to the extent the court finds such dissenting stockholders acted arbitrarily, vexatiously, or not in good faith in demanding payment after receiving an offer of payment from the Company. The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable (a) against the Company and in favor of any or all dissenting stockholders if the court finds that the Company did not substantially comply with the requirements of the Delaware Dissent Provisions, or (b) against either of the Company or a dissenting stockholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the Delaware Dissent Provisions. If the court finds that the services of counsel for any dissenting stockholder were of substantial benefit to the other dissenting stockholders similarly situated, and that the fees for the services should not be assessed against the Company, the court may award such counsel reasonable fees to be paid out of the amounts awarded to dissenting stockholders who were benefitted.

    The foregoing is only a summary of the Delaware Dissent Provisions, and is qualified in its entirety by reference to the provisions thereof, the full text of which is set forth as Annex IV to this Proxy Statement/ Prospectus. Each stockholder of the Company is urged to carefully read the full text of the Delaware Dissent Provisions.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996 and December 31, 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

    Representatives of Arthur Andersen LLP are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL OPINIONS

    The legality of Falcon Class A Stock being retained in the Merger is being passed on by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has also delivered an opinion concerning certain Federal income tax consequences of the Merger. See "THE MERGER--Federal Income Tax Consequences."

                               OTHER INFORMATION

    Management of the Company knows of no other matters that may properly be brought before the Special Meeting.

THE PROXY SOLICITOR FOR THE MERGER IS:

Morrow & Co., Inc.
156 Fifth Avenue
New York, New York 10010
(212) 929-5500 (Call Collect)
or
CALL TOLL-FREE (800) 322-2885

    Any requests for assistance in filling out or delivering Proxy Cards or requests for additional copies of this Proxy Statement/Prospectus or the Proxy Card may be directed to the Proxy Solicitor.

THE EXCHANGE AGENT FOR THE MERGER IS:

THE BANK OF NEW YORK

--------------------------------------
Attention:
-----------------------------
(800) ---------------------------------

BY MAIL:                                 BY HAND:

--------------------------------------   --------------------------------------
--------------------------------------   --------------------------------------
--------------------------------------   --------------------------------------
--------------------------------------   --------------------------------------
New York, NY -------------------------   New York, NY -------------------------

--------------------------------------
--------------------------------------
--------------------------------------
--------------------------------------

BY FACSIMILE (For Eligible Institutions Only):     CONFIRM BY TELEPHONE TO:

             [             ]                         [             ]

    Any questions or requests for assistance in filling out or delivery of Non-Cash Election Forms or share certificates or requests for additional copies of the Non-Cash Election Form may be directed to the Exchange Agent by calling
TOLL FREE (800)        .

    If the Merger is not consummated, stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must have been received by the Company not later than December 31, 1996 for inclusion in the proxy materials for such meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ GUS J. ATHAS
                                          --------------------------------------
                                          SECRETARY Gus J. Athas

                                   SCHEDULE I
                 CERTAIN INFORMATION REGARDING THE DIRECTORS OF
                  THE COMPANY UPON CONSUMMATION OF THE MERGER

    The following table sets forth the name, age, principal occupation or employment at the present time and during the last five years, and current directorships of the persons who will be the directors of FBP at the Effective Time and therefore will become directors of the Company upon the consummation of the Merger. Except for Messrs. Cottone and Hall, whose business address is Suite 1100, Two North Riverside Plaza, Chicago, Illinois 60606, the business addresses of such persons is 200 Park Avenue, 48th Floor, New York, New York 10166 c/o Gibson, Dunn & Crutcher LLP. Each person has had the principal occupation or employment listed for more than the past five years except as otherwise noted.

    Sam A. Cottone, 56, will become a director of the Company upon the consummation of the Merger. He has been the Senior Vice President-Finance, Treasurer and Chief Financial Officer of the Company since 1994, a Senior Vice President of GAMI since 1995, and the Senior Vice President-Finance, Chief Financial Officer and director of Eagle since 1993. He was a partner with Arthur Andersen LLP from 1973 to 1993.

    William K. Hall, 53, will become a director of the Company upon the consummation of the Merger. He has been a director, the President and Chief Executive Officer of the Company since 1994, and the President since 1988. He has been a Chief Executive Officer and director since 1990 of Eagle and a director of Gencorp and A.M. Castle & Co.

    Christopher J. O'Brien, 38, will become a director of the Company upon the consummation of the Merger. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since December 1993. Prior to joining Investcorp, Mr. O'Brien was a Managing Director of Mancuso & Company for four years. Mr. O'Brien is a director of Simmons Holdings, Inc., Star Markets Holdings, Inc., Prime Service, Inc., CSK Auto, Inc. and The William Carter Company.

    Charles J. Philippin, 46, will become a director of the Company upon consummation of the Merger. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since July 1994. Prior to joining Investcorp, Mr. Philippin was a partner of Coopers & Lybrand L.L.P. Mr. Philippin is a director of Saks Holdings, Inc., Prime Service, Inc., CSK Auto, Inc. and The William Carter Company.

    Christopher J. Stadler, 32, will become a director of the Company upon the consummation of the Merger. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since April 1, 1996. Prior to joining Investcorp, Mr. Stadler was a Director with CS First Boston Corporation. Mr Stadler is a director of Prime Service, Inc., CSK Auto, Inc. and The William Carter Company.

                                    ANNEX I
                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                         FALCON BUILDING PRODUCTS, INC.
                                      AND
                          FBP ACQUISITION CORP., INC.

                           DATED AS OF MARCH 20, 1997

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    -----

                                                         ARTICLE I
                                                         THE MERGER

     1.1   The Merger..........................................................................................           1
     1.2   Effective Time......................................................................................           1
     1.3   Effects of the Merger...............................................................................           1
     1.4   Certificate of Incorporation and By-Laws............................................................           1
     1.5   Directors and Officers..............................................................................           2
     1.6   Conversion of Shares................................................................................           2
     1.7   Conversion of MergerCo's Capital Stock..............................................................           4
     1.8   Stock Options.......................................................................................           4
     1.9   Stockholders' Meeting; Proxy Statement..............................................................           5
     1.10  Filing of Certificate of Merger.....................................................................           6

                                                         ARTICLE II
                                           DISSENTING SHARES; PAYMENT FOR SHARES

     2.1   Dissenting Shares...................................................................................           6
     2.2   Payment for Shares..................................................................................           6

                                                        ARTICLE III
                                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     3.1   Organization........................................................................................           8
     3.2   Capitalization......................................................................................           8
     3.3   Authority Relative to this Agreement................................................................           9
     3.4   Consents and Approvals; No Violations...............................................................           9
     3.5   Reports.............................................................................................          10
     3.6   Absence of Certain Changes; No Undisclosed Liabilities..............................................          10
     3.7   Proxy Statement.....................................................................................          11
     3.8   No Default..........................................................................................          11
     3.9   Litigation..........................................................................................          11
     3.10  Certain Agreements..................................................................................          11
     3.11  Taxes...............................................................................................          12
     3.12  Environmental Matters...............................................................................          12
     3.13  Employee Benefit Matters............................................................................          13
     3.14  Brokers.............................................................................................          14
     3.15  Labor Relations.....................................................................................          14
     3.16  Intellectual Property...............................................................................          14
     3.17  Real Property.......................................................................................          14
     3.18  Opinion of Financial Advisor........................................................................          15
     3.19  Board Recommendation................................................................................          15

                                                         ARTICLE IV
                                         REPRESENTATIONS AND WARRANTIES OF MERGERCO

     4.1   Organization........................................................................................          15
     4.2   Authority Relative to this Agreement................................................................          15
     4.3   Consents and Approvals; No Violations...............................................................          16

     4.4   Proxy Statement.....................................................................................          16
     4.5   Brokers.............................................................................................          16
     4.6   Funds Available.....................................................................................          16

                                                         ARTICLE V
                                                         COVENANTS

     5.1   Conduct of Business of the Company..................................................................          17
     5.2   No Solicitation.....................................................................................          18
     5.3   Access to Information...............................................................................          19
     5.4   Commercially Reasonable Best Efforts................................................................          19
     5.5   Consents............................................................................................          20
     5.6   Public Announcements................................................................................          20
     5.7   Indemnification; Directors' and Officers' Insurance.................................................          20
     5.8   Employee Contracts..................................................................................          22
     5.9   State Takeover Laws.................................................................................          22
     5.10  Future Purchases....................................................................................          22
     5.11  Capital Adequacy of the Surviving Corporation.......................................................          22
     5.12  New York Stock Exchange Delisting...................................................................          22
     5.13  Affiliates..........................................................................................          22
     5.14  Resignation of Directors............................................................................          22
     5.15  Notification of Certain Matters.....................................................................          22
     5.16  Termination of Certain Agreements...................................................................          23

                                                         ARTICLE VI
                                          CONDITIONS TO CONSUMMATION OF THE MERGER

     6.1   Conditions to Each Party's Obligation to Effect the Merger..........................................          23
     6.2   Conditions to Obligation of MergerCo to Effect the Merger...........................................          23
     6.3   Conditions to Obligation of the Company to Effect the Merger........................................          23

                                                        ARTICLE VII
                                               TERMINATION; AMENDMENT; WAIVER

     7.1   Termination.........................................................................................          24
     7.2   Effect of Termination...............................................................................          25
     7.3   Fees and Expenses...................................................................................          25
     7.4   Amendment...........................................................................................          25
     7.5   Extension; Waiver...................................................................................          26

                                                        ARTICLE VIII
                                                       MISCELLANEOUS

     8.1   Survival of Representations, Warranties.............................................................          26
     8.2   Entire Agreement; Assignment........................................................................          26
     8.3   Validity............................................................................................          26
     8.4   Notices.............................................................................................          26
     8.5   Governing Law.......................................................................................          27
     8.6   Descriptive Headings................................................................................          27
     8.7   Parties in Interest.................................................................................          27
     8.8   Counterparts........................................................................................          27

     8.9   Specific Performance................................................................................          27
     8.10  Miscellaneous.......................................................................................          27

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of March 20, 1997 (the "AGREEMENT"), between and among Falcon Building Products, Inc., a Delaware corporation (the "COMPANY") and FBP Acquisition Corp., Inc., a Delaware corporation ("MERGERCO").

    WHEREAS, the Board of Directors of the Company (the "Board") and the Board of Directors of MergerCo have determined that the merger of MergerCo with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each share of Class A Common Stock, par value $.01 per share (the "Shares"), issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2) will be converted into either (A) the right to retain at the election of the holder thereof and subject to the terms hereof, a Share or (B) the right to receive cash, other than for (a) Shares owned, directly or indirectly, by the Company or any Subsidiary (as defined in Section 3.1) of the Company or by MergerCo or any subsidiary of MergerCo and (b) Dissenting Shares (as defined in Section 2.1);

    WHEREAS, the Merger and this Agreement require the vote of a majority of the Shares for the approval thereof (the "Company Stockholder Approval");

    WHEREAS, as a condition to MergerCo's willingness to enter into this Agreement and consummate the transactions contemplated hereby, MergerCo has required that the Stockholders (as defined in the Voting Agreement (as defined herein)) agree, among other things, to vote Shares beneficially owned by them in accordance with the Voting Agreement and comply with the other provisions of such Voting Agreement; and in order to induce MergerCo to enter into this Agreement, the Stockholders have executed and delivered the Voting Agreement, dated as of the date hereof, between MergerCo and the Stockholders (the "Voting Agreement");

    WHEREAS, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "GCL"), MergerCo shall be merged with and into the Company (the "MERGER") as soon as practicable following the satisfaction or waiver of the conditions set forth in
Article VI. Following the Merger, the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of MergerCo shall cease.

    Section 1.2 EFFECTIVE TIME. The Merger shall become effective upon the filing with the Delaware Secretary of State of a certificate of merger or, if applicable, a certificate of ownership and merger (the certificate of merger and the certificate of ownership and merger, as the case may be, being referred to herein as the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the GCL (the time the Merger becomes effective being the "EFFECTIVE TIME").

    Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the GCL.

    Section 1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and By-Laws of MergerCo in effect immediately preceding the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation (except that, effective as of the Effective Time, MergerCo's

Certificate of Incorporation shall be amended such that MergerCo's corporate name shall be changed to "Falcon Building Products, Inc."), and thereafter may be amended or repealed as provided by law.

    Section 1.5 DIRECTORS AND OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation.

    Section 1.6  CONVERSION OF SHARES.

        (a) CONVERSION (OR RETENTION) OF THE SHARES. Except as otherwise provided herein and subject to Section 1.6(e), each issued and outstanding Share (other than any such shares to be cancelled pursuant to Sections 1.6(b) and 1.6(c) and any Dissenting Shares (as defined herein) shall be converted into the following (the "Merger Price"):

            (i) for each such Share with respect to which an election to retain such Share has been effectively made and not revoked or lost, pursuant to
       Section 1.6(d) ("Electing Shares"), the right to retain one fully paid and nonassessable Share (a "Non-Cash Election Share"); and

            (ii) for each such Share (other than Electing Shares), the right to receive in cash from the Company following the Merger an amount equal to $17.75 (the "Cash Election Price").

        (b) Each Share held in the treasury of the Company or by any subsidiary of the Company immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist and no payment shall be made with respect thereto.

        (c) Each Share owned by MergerCo or any of its affiliates immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist and no payment shall be made with respect thereto.

        (d)  SHARE ELECTIONS.

            (i) Each person who, on or prior to the Election Date referred to in
       (iii) below, is a record holder of Shares will be entitled, with respect to all or any portion of such holder's Shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

            (ii) MergerCo shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election"), with the Proxy Statement (as defined in Section 1.9) to the record holders of Shares as of the record date for the Stockholders Meeting (as defined in Section 1.9), which Form of Election shall be used by each record holder of Shares who wishes to elect to retain Non-Cash Election Shares for any or all Shares held, subject to the provisions of
       Section 1.6(e) hereof, by such holder. The Company will use its reasonable efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Shares during the period between such record date and the Election Date referred to below. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent (as defined in Section 2.2(a)) shall have received at its designated office, by 5:00 p.m., New York City time on the trading day (the "Election Date") next preceding the date of the Stockholders Meeting, a Form of Election properly completed and signed and accompanied by certificates for the Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five New York Stock Exchange trading days after the date of execution of such guarantee of delivery).

           (iii) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date (unless MergerCo and the Company determine not less than two business days prior to the Election Date that the Effective Time is not likely to occur within five business days following the date of the Stockholders Meeting, in which case the Form of Election will remain revocable until a subsequent date which shall be a date prior to the Effective Time determined by MergerCo and the Company). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by MergerCo and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Shares to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

            (iv) The determination of the Exchange Agent shall be binding as to whether or not elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this Section 1.6 with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any election to retain Non-Cash Election Shares was not properly made with respect to Shares, such Shares shall be treated by the Exchange Agent as Shares which were not Electing Shares at the Effective Time. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 1.6(e), and any such computation shall be conclusive and binding on the holders of Shares. The Exchange Agent may, with the mutual agreement of MergerCo and the Company, make such rules as are consistent with this Section 1.6 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

        (e)  PRORATION.

            (i) Notwithstanding anything in this Agreement to the contrary, the aggregate number of Shares to be converted into the right to retain Shares at the Effective Time (the "Non-Cash Election Number") shall be equal to 1,034,020 (excluding for this purpose any Shares to be cancelled pursuant to Sections 1.6(b) or 1.6(c)).

            (ii) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares or receive cash in accordance with the terms of Section 1.6(a) in the following manner:

               (A) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares.

               (B) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election.

               (C) All Electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with
           Section 1.6(e)(ii)(B), shall be converted into cash (on a consistent basis among stockholders who made the election referred to in Section 1.6(a)(i), pro rata to the number of Shares as to which they made such election) as if such Shares were not Electing Shares in accordance with the terms of Section 1.6(a)(ii).

           (iii) If the number of Electing Shares is less than the Non-Cash Election Number, then:

               A. all Electing Shares shall be converted into the right to retain Shares in accordance with the terms of Section 1.6(a)(i);

               B. additional Shares other than Electing Shares and Dissenting Shares shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of 1.6(a) in the following manner:

                   (1) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of Shares other than Electing Shares and Dissenting Shares; and

                   (2) the number of Shares in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of shares other than Electing Shares and Dissenting Shares; and

               C. subject to Section 2.1, Shares subject to clause (B) of this paragraph 1.6(e)(iii) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 1.6(a)(i) (on a consistent basis among shareholders who held Shares as to which they did not make the election referred to in Section 1.6(a)(i), pro rata to the number of Shares as to which they did not make such election).

        (f) As of the Effective Time, all the Shares (other than Shares referred to in Sections 1.6(a)(i), 1.6(b) and 1.6(c)) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive cash, upon surrender of such certificate in accordance with Section 2.2.

    Section 1.7 CONVERSION OF MERGERCO'S CAPITAL STOCK. Each share of capital stock of MergerCo issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and thereafter represent the same number of Shares of the same class of capital stock of the Surviving Corporation as described on Schedule 1.7.

    Section 1.8 STOCK OPTIONS. Immediately prior to the Effective Time, each holder of an outstanding option to purchase Shares granted under the Company's 1994 Stock Option and Restricted Share Plan (the "1994 PLAN") or other right to acquire Shares described on Schedule 3.2(a)(1) (such options and other rights, an "OPTION"), whether or not then exercisable, will be entitled to receive from the Company for each Share subject to an Option an amount in cash equal to the excess, if any, of the Cash Election Price over the per Share exercise price of such Option, and such Option will be cancelled; provided, that, with respect to any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") who waives all rights with respect to such Options and any Shares subject thereto other than the right to receive such amount of cash, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. All applicable withholding taxes attributable to the payments made hereunder or to distributions contemplated hereby shall be deducted from the amounts payable under this Section 1.8 and all such taxes attributable to the exercise of Options shall be withheld from the proceeds received in respect of the Shares issuable on such exercise. Prior to the Effective Time, the Company shall have taken such actions as are necessary in the reasonable judgment of MergerCo to ensure that from and after the Effective Time, neither the Company nor any of its subsidiaries is or will be bound by any Options which would entitle any person, other than MergerCo or its affiliates, to beneficially own, or receive any payments (other than as otherwise contemplated by Section 1.6 and this Section 1.8) in respect of, any capital stock of the Company or the Surviving Corporation.

    Section 1.9  STOCKHOLDERS' MEETING; PROXY STATEMENT.

        (a) STOCKHOLDERS' MEETING. The Company, acting through the Board, will, as promptly as practicable following the date of this Agreement and in consultation with MergerCo, (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of considering and approving this Agreement and the transactions contemplated hereby (the "Stockholders Meeting") and (ii)(A) include in the Proxy Statement (as defined in (b) below) the recommendation of the Board that the stockholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby and the written opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Smith Barney Inc. ("Smith Barney"), the Board's financial advisors, that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view and (B) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its stockholders, provided, however, that the Board may fail to make or may withdraw or modify such recommendation or fail to seek such approval if a corporation, partnership, person or other entity or group shall have made a bona fide proposal that
    (i) the Board believes in its good faith judgment, after consultation with its financial advisors, is more favorable, from a financial point of view, to the Company's stockholders than the Merger and that such corporation, partnership, person or other entity or group has the financial ability to consummate such proposal and (ii) the Board believes in its good faith judgment, on the written advice of counsel, that the Board has a fiduciary duty to accept such proposal.

        (b) PROXY STATEMENT. Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the Stockholder's Meeting (as amended or supplemented, the "Proxy Statement") and the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (as amended or supplemented, the "Form S-4"), in which the Proxy Statement will be included. The Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended (the "Securities Act") as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of the Non-Cash Election Shares in connection with the Merger. The information provided by the Company and MergerCo for use in the Form S-4, shall, at the time the Form S-4 becomes effective and on the date of the Stockholders Meeting referred to above, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and MergerCo each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading. MergerCo and the Company will cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, the Company will as promptly as practicable notify MergerCo of the receipt of any comments from the SEC and any request by the SEC for any amendment to the Proxy Statement or for additional information. All filings with the SEC, including the Proxy Statement and any amendment thereto, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of MergerCo (which approval by MergerCo shall not be unreasonably withheld or delayed). MergerCo will furnish to the Company the information relating to it required by the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time.

    Section 1.10 FILING OF CERTIFICATE OF MERGER. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the Company shall execute and file the Certificate of Merger in the manner required by the GCL, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this
Section 1.10, a closing will be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166 (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

                                   ARTICLE II
                     DISSENTING SHARES; PAYMENT FOR SHARES

    Section 2.1 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have complied with the procedures for appraisal set forth in the GCL (the "DISSENTING SHARES") (i) shall only be entitled to such rights as are granted under Section 262 of the GCL, and (ii) shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 1.6, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the GCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided for in Section 1.6, without any interest thereon. The Company shall give MergerCo (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the GCL received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the GCL. The Company shall not, except with the prior written consent of MergerCo, voluntarily make any payment with respect to any demands for appraisals of Shares of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

    Section 2.2  PAYMENT FOR SHARES.

        (a) Prior to the Effective Time, MergerCo shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent in connection with the Merger (the "EXCHANGE AGENT"). From time to time after the Effective Time, the Surviving Corporation will provide the Exchange Agent with the funds necessary to make the payments contemplated by
    Section 1.6 on a timely basis.

        (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of any outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES") a (i) notice of the effectiveness of the Merger and (ii) form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall receive in exchange therefor the consideration set forth in Section 1.6, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on any consideration payable upon the surrender of the Certificates. If any certificate for any Non-Cash Election Share is to be issued in, or if cash is to be remitted to, a name other than that in which the Certificate for Shares surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Non-Cash Election Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
    Section 2.2, each Certificate (other than Certificates representing Shares held in the Company's treasury or by any subsidiary of the Company or by MergerCo or any of its affiliates and Dissenting Shares) shall represent for all purposes only the right to receive the consideration set forth in
    Section 1.6, without any interest thereon, subject to any required withholding taxes.

        (c) From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

        (d) Beginning at the Effective Time there shall be no transfers of the Shares on the stock transfer books of the Surviving Corporation which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided in Section 1.6 in accordance with the procedures set forth in this Article II.

        (e) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to retained Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Shares with respect to the retained Shares represented thereby and no cash payment in lieu of fractional Shares shall be paid to any such holder pursuant to Section 2.2(h) until the surrender of such certificate in accordance with Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Shares issued in connection therewith, without interest, at the time of such surrender or as promptly thereafter as practicable, the amount of any cash payable in lieu of a fractional Share to which such holder is entitled pursuant to Section 2.2(h) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole retained Shares, and at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole retained Shares.

        (f) NO FURTHER OWNERSHIP RIGHTS IN SHARES EXCHANGED FOR CASH. All cash paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of Article II (including any cash paid pursuant to Section 2.2(h)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificates.

        (g) NO FRACTIONAL SHARES.

            (i) No certificates or scrip representing fractional retained Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger; and

            (ii) Notwithstanding any other provision of this Agreement, each record holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a retained Share (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Election Price.

        (h) TERMINATION OF EXCHANGE FUND. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.2 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares prior to the Merger who have not theretofore complied with Articles I and II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for cash, if any, retained Shares, if any, any cash in lieu of fractional retained Shares or any dividends or distributions with respect to retained Shares, as applicable, to which such holders may be entitled.

        (i) NO LIABILITY. Neither MergerCo, the Surviving Corporation nor the Exchange Agent shall be liable to any person in respect of any retained Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional retained Shares, or any dividends or distributions with respect to retained Shares in respect of such certificate would otherwise escheat to or become the property of any governmental entity), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to MergerCo as follows:

    Section 3.1 ORGANIZATION. Each of the Company and the subsidiaries listed on Schedule 3.1 is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed or in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to have such power or authority or to be qualified or licensed and in good standing would not constitute a Material Adverse Effect (as defined herein). The Company has no Subsidiaries (as defined below) other than those listed on Schedule 3.1 and except as set forth on Schedule 3.1 none of the Company or the Subsidiaries owns or controls, directly or indirectly, any other equity interest in any corporation, partnership, joint venture, limited liability company, trust, firm or other entity. The Company has heretofore made available to MergerCo accurate and complete copies of the Certificate of Incorporation and By-Laws, as currently in effect, of the Company and each of its Subsidiaries. As used herein, the term "Subsidiaries" shall mean all corporations, partnerships, joint ventures, LLCs or other entities in which the Company owns a 50% or larger interest in the equity or the profits.

    Section 3.2  CAPITALIZATION.

        (a) The authorized capital stock of the Company consists of 30,000,000 shares of Class A common stock, par value $.01 per share, of which, as of March 1, 1997, 20,048,275 such shares were issued and outstanding, 14,000,000 shares of Class B common stock, par value $.01 per share, none of which are issued or outstanding, 10,000 shares of preferred stock, par value $1.00 per share, none of which are issued or outstanding and as of March 1, 1997, 22,225 shares of Class A Common Stock were held in the treasury of the Company, and an aggregate of 798,300 shares of Class A Common Stock were issuable upon or otherwise deliverable in connection with the exercise of all outstanding Options. All of the issued and outstanding Shares have been validly issued, fully paid and are nonassessable and were not issued in violation of any preemptive rights or rights of any person to acquire such Shares. Since March 1, 1997, the Company has not granted, issued or agreed to grant, issue or reserved for issuance either (i) any Options or (ii) any shares of its capital stock, except pursuant to the exercise of Options already issued and outstanding under the 1994 Plan on such date. Except pursuant to the 1994 Plan and the Company's Senior Executive Stock Purchase Plan or as set forth on Schedule 3.2(a)(1), there are no subscriptions, options, warrants, calls, rights, stock appreciation rights, convertible securities or other agreements or commitments obligating the Company to issue, repurchase, redeem, transfer or sell any of its capital stock.

        (b) All of the outstanding shares of capital stock of each Subsidiary have been validly issued, fully paid and are non-assessable and were not issued in violation of any preemptive rights or rights of any person to acquire such securities. Except as disclosed in the SEC Reports (as defined in Section 3.5) or on Schedule 3.2(b)(1), all of the outstanding shares of capital stock of the Subsidiaries is owned by either the Company or another Subsidiary free and clear of all liens, charges, security interests, claims or encumbrances. Except as disclosed in the SEC Reports or on Schedule 3.2(b)(2), there are no outstanding subscriptions, options, warrants, calls, rights, stock appreciation rights, convertible securities or other agreements or commitments relating to the issued or unissued capital stock or other securities of any of the Subsidiaries, or otherwise obligating the Company or any such Subsidiary to issue, transfer or sell any such capital stock of any such Subsidiary.

        (c) Except for the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or the Subsidiaries.

    Section 3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board so as to render inapplicable hereto and thereto the limitation on business combinations contained in Section 203 of the GCL (or any similar provision). The Board of Directors of the Company has approved the Voting Agreement and the transactions contemplated thereby so as to render inapplicable thereto the limitations on business combinations contained in Section 203 of the GCL (or any similar provision). No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by a majority of the outstanding Shares in accordance with the
GCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by MergerCo, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

    Section 3.4  CONSENTS AND APPROVALS; NO VIOLATIONS.

        (a) Except for applicable requirements of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), certain state securities or takeover statutes, and the filing and recordation of the Certificate of Merger, as required by the GCL, no filing with, and no permit, authorization, consent or approval of any governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the Voting Agreement.

        (b) Except as disclosed on Schedule 3.4 and subject to the approval by the holders of the majority of Shares, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company or the equivalent organizational documents of any of the Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, material modification or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, lease, agreement or other instrument or obligation to which the Company or the Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except for such violations, conflicts and breaches that would not individually or in the aggregate constitute a Material Adverse Effect or (iii) assuming that the filings referred to in the first sentence of Section 3.4(a) are duly and timely made, violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company, the Subsidiaries or any of their properties or assets, except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect.

    Section 3.5 REPORTS. The Company has filed all required forms, reports, statements, schedules, and documents with the SEC (collectively, the "SEC REPORTS," which term, as used herein, shall include the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K") in the form previously delivered to MergerCo and to be filed contemporaneous with the parties' execution of this Agreement), all of which (as they may have been amended prior to the date hereof) were prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act. The SEC Reports, at the time filed (other than registration statements under the Securities Act, in which case at the respective effective date) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under each of those Acts. None of the SEC Reports, including without limitation any financial statements or schedules included therein (as they may have been amended prior to the date hereof), as of their respective filing dates (or, in the case of registration statements, at the time of effectiveness), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any reports, statements, forms or other documents with the SEC. Each of the audited and unaudited consolidated financial statements (including the related notes) included in the SEC Reports has been prepared in accordance with the published rules and regulations of the SEC with respect thereto and generally accepted accounting principles applied on a consistent basis throughout the periods involved and each fairly presents in all material respects the consolidated financial position of the Company as of the respective dates thereof, and the consolidated results of its operations and changes in financial position for the periods indicated, as the case may be, except, in the case of interim financial statements, for normal year-end audit adjustments. Since December 31, 1997 through the date of this Agreement, no event or development has occurred that would require the Company to file any report or amendment with the SEC pursuant to the Exchange Act or the rules and regulations promulgated thereunder.

    Section 3.6 ABSENCE OF CERTAIN CHANGES; NO UNDISCLOSED LIABILITIES. Except as set forth in the 1996 10-K or in any Schedule attached hereto, since the date of the audited financial statements of the Company included in the 1996 10-K (the "Report Date"), except in connection with this transaction, the Company and the Subsidiaries have conducted their business in the ordinary course and have not (i) except for any Non-Material Ultravent Event (as defined on Schedule 3.6(b)), suffered any change, condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to constitute a Material Adverse Effect, (ii) entered into or modified any material transaction, other than according to the ordinary and usual course of such businesses, (iii) made any material change in the Company's accounting principles or (iv) taken any action which, if taken after the date hereof, would have required the consent of MergerCo pursuant to Section 5.1. Except (i) for liabilities or obligations incurred in the ordinary course of business, (ii) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and
(iii) as disclosed in the SEC Reports, as set forth in Schedule 3.6(a) or for any Non-Material Ultravent Event, since the Report Date, the Company and its Subsidiaries have not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that would constitute a Material Adverse Affect and that would be required to be reflected in or reserved against a consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles. Except for (i) those liens disclosed on Schedule 3.6(c),
(ii) liens secured by indebtedness described in the SEC Reports, (iii) mechanics' liens and liens arising out of the revenue and development bonds disclosed in Schedule 3.17, (iv) liens imposed for real estate taxes and assessments currently due and payable, (v) machinery equipment, vehicles and other personalty leased in the ordinary course of the Company and its Subsidiaries business, and (vi) liens arising out of the matters disclosed in
Schedule 3.9 or Schedule 3.12, there are no liens filed against the equipment, machinery, personality, or real property of the Company or its Subsidiaries, except liens securing indebtedness which in the aggregate is not in excess of $1 million.

    Section 3.7 PROXY STATEMENT. None of the information supplied by the Company for inclusion in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference in the Form S-4 (or such prospectus) or the Proxy Statement based on information supplied in writing by MergerCo specifically for inclusion in the Form S-4 (or such prospectus) or the Proxy Statement. For purposes of this Agreement, the parties agree that statements made and information in the Form S-4 (or such prospectus) and the Proxy Statement relating to the Federal income tax consequences of the transactions herein contemplated to holders of Shares shall be deemed to be supplied by the Company and not by MergerCo.

    Section 3.8 NO DEFAULT. As of the date hereof, except as disclosed on Schedules 3.8, 3.9 and 3.12, neither the Company nor the Subsidiaries are in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or its By-Laws, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of the Subsidiaries is now a party or by which they or any of their properties or assets may be bound except for any such defaults or violations which could not be reasonably expected to constitute, individually or in the aggregate, a Material Adverse Effect or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Subsidiaries or any of their properties or assets, in each case except for any default or violation which could not be reasonably expected to constitute, individually or in the aggregate, a Material Adverse Effect.

    Section 3.9  LITIGATION.  Except as disclosed in the SEC Reports or on
Schedule 3.9 or 3.12 there is no action, suit, arbitration, claim, proceeding or governmental investigation, pending nor, to the knowledge of the Company, has the Company received any notice or threat of any action, suit, arbitration, claim, proceeding or governmental investigation involving the Company or the Subsidiaries before any court or other governmental or regulatory body which, in the aggregate, if adversely determined, is reasonably expected to constitute a Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

    Section 3.10 CERTAIN AGREEMENTS. Except as disclosed on Schedule 3.10 or in the SEC Reports, neither the Company nor the Subsidiaries are a party to or bound by any contract, agreement or arrangement regarding the employment, services, consulting, termination or severance from employment of any director, officer or employee of the Company or Subsidiaries that provides for payments in excess of $100,000.

    Section 3.11 TAXES. For the purposes of this Agreement, the term "taxes" shall mean all taxes (including without limitation, leasing, franchise, excise, income, gross receipts, sales, use, occupational, tangible and intangible personal property, real property and stamp taxes and taxes imposed under the Internal Revenue Code of 1986, as amended (the "Code"), payments in lieu of taxes, levies, imposts, duties, assessments, fees (including, without limitation, license, documentation, recording and registration fees), charges and withholdings of any nature whatsoever, together with any penalties, fines, additions to tax or interest thereon, howsoever due and owing to any federal, state, county, local or foreign government or to any governmental agency, subdivision or taxing authority of any of the foregoing by the Company, any of its Subsidiaries or (for any taxable year with respect to which tax liability could be imposed on the Company or any Subsidiary pursuant to Treasury Regulation Section 1.1502-6) each consolidated, combined or affiliated group of which the Company or any Subsidiary is or has been a member. Except as disclosed in the SEC Reports or on Schedule 3.11, the Company, each Subsidiary and each consolidated, combined or affiliated group of which the Company or any Subsidiary is or has been a member for any taxable year for which tax liability could be imposed on the Company or any Subsidiary (a) have filed all federal, state, foreign and local tax returns in respect of income or similar taxes required to be filed for tax years ended prior to the date of this Agreement and in respect of which such filings have become due, except for those tax returns the failure of which to file would not constitute a Material Adverse Effect or for which requests for extensions have been filed, and all such returns are complete and correct in all material respects, (b) have paid or accrued all taxes shown to be due and payable on such returns, (c) have accrued all such taxes for such periods subsequent to the periods covered by such returns and (d) have "open" years for federal income tax returns only as set forth in the SEC Reports or as disclosed on Schedule 3.11. There are no liens for taxes on the assets of the Company or Subsidiaries, except for liens that would not constitute a Material Adverse Effect, and there is no pending tax audit, examination, refund, litigation or adjustment in controversy which, if determined adversely, would constitute a Material Adverse Effect. Except as disclosed in the SEC Reports or on Schedule 3.11, neither the Company nor the Subsidiaries is a party to any agreement providing for the allocation or sharing of taxes.

    Section 3.12 ENVIRONMENTAL MATTERS. Except as disclosed in the SEC Reports or on Schedule 3.12, the properties, assets and operations of the Company and the Subsidiaries are in compliance with applicable federal, state and local laws, rules, regulations, orders, decrees, judgments, permits, licenses and other requirements relating to the protection of human health or the natural environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation, release, threatened release or remediation of Hazardous Materials (collectively, the "ENVIRONMENTAL LAWS"), other than any such failures to be in compliance which are not, in the aggregate, reasonably expected to constitute a Material Adverse Effect. With respect to such properties, assets and operations, to the knowledge of the Company and except as disclosed in the SEC Reports or on Schedule 3.12, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or the Subsidiaries that are reasonably expected to interfere with or prevent compliance in all material respects with applicable Environmental Laws, other than any such interference or prevention as would not constitute a Material Adverse Effect. The Company has not received any notice of actions under the Safe Drinking Water and Toxic Waste Act of 1986 (California Health and Safety Code 25249.7 et seq.). "Hazardous Material" means any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action policy, or common law; or
(ii) which is or becomes defined as a "hazardous waste," "hazardous substance," pollutant, or contaminant under any federal, state, or local statute, regulation, rule, or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Section 9601 et seq.) and/or the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.) or their state equivalents.

    Section 3.13 EMPLOYEE BENEFIT MATTERS. (a) All employee benefit plans covering current or former employees of the Company and its Subsidiaries or with respect to which the Company or any Subsidiary has liability (excluding multiemployer plans as defined in Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) are listed in Schedule 3.13, except such benefit plans which are not material (the "BENEFIT PLANS"). True and complete copies of the Benefit Plans and material related documents have been made available to MergerCo. To the extent applicable, the Benefit Plans comply in all material respects with the requirements of applicable law including, without limitation, ERISA and the Code, and any Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service (the "IRS") or the Company reasonably believes such Benefit Plan is so qualified and such Benefit Plan has been submitted to the IRS for determination of its qualified status. There has been no application for waiver or waiver of the minimum funding standards imposed by Section 412 of the Code and no "accumulated funding deficiency" within the meaning of Section 412(a) of the Code exists with respect to any Benefit Plan. Neither the Company nor the Subsidiaries has incurred any liability or penalty (i) under Section 4975 of the Code or Section 406 of ERISA with respect to any Benefit Plan, or (ii) to the Pension Benefit Guaranty Corporation (the "PBGC") (except for PBGC premiums). Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with applicable law including, without limitation, ERISA and the Code to the extent applicable thereto. To the knowledge of the Company, there are no pending, nor has the Company or any of the Subsidiaries received notice of any threatened, material claims (other than routine claims for benefits) against or otherwise involving any of the Benefit Plans. All material contributions required to be made as of the date of this Agreement to the Benefit Plans and to any multiemployer plans to which the Company or any Subsidiary is required to contribute have been made or provided for.

    (b) Except as provided in Schedule 3.13, no Benefit Plan provides for post-employment health, life insurance, or other welfare benefit coverage, other than as may be required under "COBRA" pursuant to Part VI of Title I of ERISA. Except for any multiemployer plans and plans maintained pursuant to collective bargaining agreements, each Benefit Plan can be amended or terminated at any time without approval from any Person (other than the Board of Directors of the plan sponsor or the plan administrator), without advance notice (other than for defined benefit pension plans), and without any liability other than for benefits accrued prior to such amendment or termination. Except as disclosed in
Schedule 3.13, with respect to each Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with the Company as determined under Code Section 414 or ERISA
Section 4001(a)(14), no event has occurred and no condition exists that after the Effective Time could subject MergerCo, directly or indirectly, to any liability (including liability under any indemnification agreement) under
Section 412, 413, 4971, 4975, or 4980B of the Code or Section 302, 502, 515,
601, 606, or Title IV of ERISA. No agreement, commitment, or obligation exists to increase any benefits under any Benefit Plan or to adopt any new Benefit Plan. No Benefit Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements to the extent required by GAAP. With respect to the benefit plans which are multiemployer plans (as defined in ERISA Sections 3(37) or 4001(a)(3) or Code Section 413, and listed on Schedule 3.13), in which current or former employees of the Company or its Subsidiaries have participated: (i) during the last six years neither Company nor any Subsidiary has incurred any complete or partial withdrawal, withdrawal liability, or any other obligation or liability under Title IV of ERISA (including ERISA Section 4212(c)) or ERISA Section 515; (ii) Company will provide to MergerCo a contribution history report for the last six years and a copy of any documents and correspondence received by the Company or any Subsidiary from any such multi-employer plan that relates to withdrawal liability, if any, from each such plan; (iii) to the best of the Company's and each Subsidiary's knowledge, no such plan is in reorganization status, is insolvent, has terminated, or suffered a mass withdrawal and (iv) neither the Company nor any Subsidiaries participate in any multiemployer plan other than those listed in Schedule 3.13. Neither the Company nor any Subsidiaries contribute to or maintain any multiple-employer plan within the meaning of Section 413 of the Code.

    Section 3.14 BROKERS. No broker, finder or investment banker (other than Merrill Lynch and Smith Barney) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to MergerCo a complete and correct copy of all agreements between the Company and/or any of the Subsidiaries and Merrill Lynch and Smith Barney pursuant to which either of them will be entitled to any payment relating to the transactions contemplated hereby. The aggregate fees payable under such agreements will not exceed $10 million.

    Section 3.15  LABOR RELATIONS.

        (a) Except as set forth in Schedule 3.15(a), there are: (i) no collective bargaining agreements or other labor agreements to which the Company or its Subsidiaries are a party or by which they are bound; (ii) no pending or threatened question concerning representation regarding any employees of the Company or its Subsidiaries; (iii) no pending, scheduled, or requested discussions or negotiations regarding the establishment, modification, or extension of any collective bargaining agreement. Except as set forth in Schedule 3.15(b), no strikes, work stoppages, work slowdowns, sick-outs, lock-outs, or, to the knowledge of the Company or its Subsidiaries, threats of any of the foregoing, have occurred with respect to any employees or independent contractors of the Company or its Subsidiaries during the year immediately preceding the date of this Agreement. Except as set forth on Schedules 3.9 and 3.12, the Company and its Subsidiaries have complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, immigration, health, safety, discrimination, benefits, collective bargaining, and the payment and withholding of taxes and other sums as required by appropriate governmental authorities; have withheld and paid to the appropriate governmental authorities or is holding for payment not yet due to such authorities all amounts required to be withheld from their employees; and are not liable for any material arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. All reasonably anticipated material obligations of the Company and its Subsidiaries with respect to salaries, vacation and holiday pay, sick pay, bonuses, and other forms of compensation and benefits payable to or with respect to current and former employees of the Company and its Subsidiaries have been paid or adequate accruals therefor have been made in the ordinary course of business in the financial statements of the Company and its Subsidiaries.

    Section 3.16 INTELLECTUAL PROPERTY. Except as set forth in SCHEDULE 3.16, the Company or a Subsidiary owns or possesses adequate rights to use all patents, trademarks, trade names, inventions, processes, designs, formulas, know-how and other intellectual property rights necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted. Except as set forth in Schedule 3.16, neither the Company nor any of its Subsidiaries has received any written notice, nor has any claim been made in writing in the past year, that any intellectual property owned or used by the Company or a Subsidiary is invalid or ineffective, that its use infringes in any material way on similar rights owned or alleged to be owned by others or that any of such intellectual property is being infringed by others in any material way.

    Section 3.17  REAL PROPERTY.

        (a) Set forth on Schedule 3.17 is a complete list of all material real property (the "Owned Property") owned by the Company or a Subsidiary, or in which the Company or a Subsidiary has legal, beneficial or equitable title together with the principal use(s) for which each such Owned Property is used. Set forth on Schedule 3.17 is a complete list of all material real property (the "Leased Property" and, sometimes referred to collectively with the Owned Property as the "Real Property") with respect to which the Company or any Subsidiaries is lessee, sublessee, licensee or other occupant or user, together with a list of each lease, sublease, license or other agreement or understanding, oral or written, pursuant to which any party other than the Company or a Subsidiary occupies or uses such Leased Property together with the principal use(s) for which each Leased Property is used.

        (b) With respect to the Real Property Leases, the Company has not received written notice of any material breach or event of default on its part and is not aware of any material breach or default on the part of any other party thereto. All material Real Property Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms. No material rental or other payments are delinquent under any of the Real Property Leases. The Merger does not require the consent of any party to, and will not constitute an event of default under or permit any party to terminate or change the existing terms of, any material Real Property Lease.

        (c) The Company and, as applicable, each Subsidiary, has good and marketable title in fee simple to the Owned Property, good leasehold title to the Leased Property, and good and marketable title to all plants, buildings, fixtures and improvements located on the Real Property, in each case free and clear of any mortgages, deeds of trust, liens, security interests, judgments, options, rights, claims, charges, encroachments, easements, rights-of-way, squatters' rights, encumbrances, covenants, conditions, restrictions and other imperfections of title which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect (collectively, "Impairments"), except for those Impairments that are set forth in Schedule 3.17.

    Section 3.18 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinions of Merrill Lynch and Smith Barney dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the Company's stockholders is fair to the holders of the Shares from a financial point of view.

    Section 3.19 BOARD RECOMMENDATION. The Board and the non-management members of the Board at a Board meeting duly called and held, have each unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Voting Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of the Shares approve this Agreement and the transactions contemplated herein, including the Merger.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                  OF MERGERCO

    MergerCo hereby represents and warrants to the Company as follows:

    Section 4.1 ORGANIZATION. MergerCo is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed or in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to have such power or authority or to be qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on MergerCo. MergerCo was formed on March 19, 1997 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. MergerCo has no direct or indirect subsidiaries. MergerCo has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws, which certificate of incorporation and by-laws shall not be amended prior to the Effective Time except in accordance with Schedule 1.7 without the prior written consent (not to be unreasonably withheld) of the Company.

    Section 4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. MergerCo has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of MergerCo and its shareholders as required by the GCL, and no other corporate proceedings on the part of MergerCo are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by MergerCo and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of MergerCo, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

    Section 4.3  CONSENTS AND APPROVALS; NO VIOLATIONS.

        (a) Except for applicable requirements of the Exchange Act, the HSR Act, certain state securities or takeover statutes, and the filing and recordation of the Certificate of Merger as required by the GCL, no filing with, and no permit, authorization, consent or approval of any governmental body or authority is necessary for the consummation by MergerCo of the transactions contemplated by this Agreement.

        (b) The execution and delivery of this Agreement by MergerCo and the consummation by MergerCo of the transactions contemplated hereby and compliance by MergerCo with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of MergerCo, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, material modification or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which MergerCo is a party or by which MergerCo or any of its properties or assets may be bound, except for such violations, conflicts and breaches that would not individually or in the aggregate constitute a Material Adverse Effect or (iii) assuming that the filings referred to in the first sentence of this Section 4.3 are duly and timely made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to MergerCo or any of its properties or assets, except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect.

    Section 4.4 PROXY STATEMENT. None of the information supplied in writing by MergerCo specifically for inclusion in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
(ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, MergerCo makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

    Section 4.5 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MergerCo.

    Section 4.6 FUNDS AVAILABLE. MergerCo will have available to it, or will cause to be available to the Company, as of the Effective Time immediately available funds necessary to consummate the Merger and the transactions contemplated thereby (including, without limitation, the refinancing of the Company's existing credit facility and asset securitization program) and to pay all related fees and expenses (and the availability of such funds is not subject to any condition).

                                   ARTICLE V
                                   COVENANTS

    Section 5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practices, and the Company will, and will cause each of the Subsidiaries to, use their respective reasonable best efforts, consistent with prudent business judgment, to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, suppliers, contractors, distributors, customers and others having business relationships with it; provided that any action or inaction by the Company (i) in respect of the Ultravent Product (as defined on Schedule 3.6(b)) that does not result in, or result in the reasonable expectation of, an Ultravent Material Obligation (as defined on Schedule 5.1) or (ii) in respect of entering into any collective bargaining agreement at the applicable facility that would not result in, or result in the reasonable expectation of, a Material Labor Event (as defined on Schedule 8.10(b)) shall not constitute a breach of this Section 5.1. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time, the Company will not, and will cause each of the Subsidiaries not to, without the prior written consent (not to be unreasonably withheld) of MergerCo:

        (a) amend their respective Certificates of Incorporation or By-Laws;

        (b) issue, sell, encumber or deliver or agree or commit to issue, sell, encumber or deliver any shares of capital stock, or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract or arrangement with respect to the issuance of, shares of capital stock, except in the ordinary course of business under current employee benefit plans and as required by employee stock option agreements in effect on the date hereof and other than Shares issuable upon exercise of Options;

        (c) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or to any affiliate of a stockholder; or redeem or otherwise acquire any of its securities or any securities of the Subsidiaries;

        (d) (i) incur or assume any long-term debt, excluding the amount attributable to operating leases, or, (ii) except in the ordinary course of business or (up to an aggregate of $20 million) to finance any acquisition, make any permitted borrowing under the Company's existing revolving credit facility;

        (e) enter into, amend any existing, or adopt any new bonus, pension, change of control, deferred compensation, health, plant closing, profit sharing, severance or other employee benefit agreements that materially increase or benefit any director or officer or (except, in the ordinary course of business, for increases consistent with past practice and which, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) any employee, or materially increase the compensation or fringe benefits of any director, officer or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) employee, pay benefits not required by existing plans or arrangements, forgive, extend, modify, or guarantee any existing loans to any officer, director or employee or enter into any new loans or loan guarantees to or for any officer, director or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

        (f) except for capital expenditures contemplated by clause (g) below, acquire (whether by merger, consolidation or otherwise), sell (whether by merger, consolidation or otherwise), lease, encumber, transfer or dispose of in excess of $1 million of assets except in the ordinary course of business; provided, however, that this paragraph shall in no way limit or restrict the Company from the sale of its accounts receivable pursuant to its asset securitization program or from making any acquisition of assets or a business for not more than $20 million;

        (g) authorize or make or commit to make any individual capital expenditure in excess of $1.0 million, excluding the amount of capital expenditure; included in the fiscal 1997 budget of the Company and its Subsidiaries which has been delivered to MergerCo;

        (h) make any material tax elections or settle or compromise any material federal, state or local income tax liability, or waive or extend the statute of limitations in respect of any such taxes;

        (i) (i) materially modify, amend or terminate any material contract or agreement to which it is a party or waive, release or assign any material rights or claims thereunder, (ii) settle any suit or claim of liability against the Company which is reasonably likely to materially negatively impact the Company's position with respect to any similar pending or threatened material suit or claim, or (iii) pay or agree to pay in settlement or compromise of any suits or claims of liability against the Company, net of insurance recoveries, more than $1 million for any such suit or claim or more than an aggregate of $5 million for all such suits and claims;

        (j) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles, methods or practices used by it;

        (k) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, (except as contemplated by this Agreement) recapitalization, reorganization or (except with respect to MergerCo) merger;

        (l) enter into any collective bargaining agreement that would result in a Material Labor Event (as defined on Schedule 8.10(b)); and

        (m) take, or agree in writing or otherwise to take, any of the foregoing actions or take or fail to take any action which would make any representation or warranty of the Company contained in this Agreement untrue or incorrect as of the date when made or as if made as of the Effective Time (other than representations and warranties which address matters only as of a certain date(s), in which case untrue or incorrect as of such certain date(s)).

    Section 5.2 NO SOLICITATION. The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to the same extent permitted by Section 5.3 hereof, to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Subsidiary or division of the Company, if the Board by a majority vote determines in its good faith judgment (i) after consultation with its financial advisors, that such corporation, partnership, person or other entity or group has the financial ability to consummate such proposal and that such proposal is superior to the Merger and (ii) on the advice of counsel, that the Board has a fiduciary duty to take such action. In addition, the Company shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such entity or group. Except as set forth above the Company, shall not, directly or indirectly, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, persons or other entity or group (other than MergerCo or any of its affiliates or associates) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Subsidiary or division of the Company; provided that nothing herein shall prevent the Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer. The Company will notify MergerCo promptly if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested in respect of any such transaction and will promptly communicate to MergerCo the terms of any material proposal, discussion, negotiation or inquiry which it may receive in respect of any such transaction and the identity of the offeror or potential offeror unless such notice or disclosure could be deemed to cause the members of the Board to breach their fiduciary duties under applicable law.

    Section 5.3 ACCESS TO INFORMATION. From the date of this Agreement to the Effective Time, upon reasonable notice, the Company will, and will cause each of the Subsidiaries to cause its and such officers, directors, employees and auditors and agents to (i) give MergerCo and its accountants, counsel and other authorized representatives, reasonable access during normal business hours to the plants, offices, warehouses and other facilities and to the books and records of it and the Subsidiaries, (ii) permit MergerCo and its authorized representatives to make such reasonable inspections as they may require and
(iii) furnish to MergerCo and its authorized representatives such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as MergerCo may from time to time reasonably request. No investigation pursuant to this Section 5.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. The Company agrees to keep MergerCo informed as to any agreement by the Company with the Union on any collectively bargained term or condition of employment relating to wages, benefits, hours of work, seniority, job progression or bumping rights, work rules, management rights or subcontracting.

    Section 5.4 COMMERCIALLY REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and effect the transactions contemplated by this Agreement and the Voting Agreement, including but not limited to (i) cooperation in the preparation and filing of the Form S-4, the Proxy Statement, any required filings under the HSR Act and any amendments to any thereof, (ii) determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental entities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger and the Voting Agreement, including the transactions contemplated thereby, and (iii) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

    (b) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisers to provide, commercially reasonable cooperation in connection with (i) the arrangement of any financing to be consummated contemporaneous with or at or after the Effective Time in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by MergerCo; provided that any agreements or other documents to be entered into, provided or otherwise used in connection with any such financing shall be in form and substance customary for companies such as the Company. The parties acknowledge that the payment of any fees by the Company in connection with any commitment letters shall be subject to the occurrence of the Effective Time and shall not be obligations of the Company's directors or officers. In addition, in conjunction with the obtaining of any such financing, the

Company agrees, at the request of MergerCo, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment or redemption shall themselves actually be made until contemporaneously with or after the Effective Time.

    (c) The Company and MergerCo shall each use its commercially reasonable efforts to cause the Merger to be recorded as a recapitalization for financial reporting purposes. Prior to the filing of the S-4 with the SEC, neither MergerCo nor its advisors, counsel, officers, directors, affiliates or accountants may initiate discussions relating to the S-4, the Proxy Statement, the Merger or the method of recording the Merger for financial reporting purposes with the SEC staff without the prior written consent of the Company (which consent shall not be unreasonably withheld). After the filing of the S-4 with the SEC, MergerCo may initiate discussions relating to the method of recording the Merger for financial reporting purposes with the SEC staff upon reasonable notice to the Company. During either such pre-filing or post-filing period, the Company and MergerCo shall cooperate with each other in preparing any presentation to the SEC with regard to such recording and shall each be entitled (with their respective advisors, counsel and/or accountants) to attend any meeting with, participate in any telephone conferences with, and review and comment on any materials to be submitted to, the SEC relating to such recording. In furtherance of the foregoing, the Company shall provide to MergerCo for the prior review of MergerCo's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

    (d) Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Shares from the New York Stock Exchange, provided that such delisting shall not be effective until after the Effective Time. The parties also acknowledge that it is MergerCo's intent that the Shares following the Merger will not be quoted on the New York Stock Exchange or listed on any national securities exchange.

    Section 5.5 CONSENTS. MergerCo and the Company each will use its commercially reasonable best efforts to obtain consents of all third parties and governmental authorities deemed necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, including, without limitation, the transfer of any governmental licenses, permits or authorizations. Notwithstanding the foregoing, the Company will not be required to commit to a divestiture transaction that is to be consummated prior to the Effective Time.

    Section 5.6 PUBLIC ANNOUNCEMENTS. Prior to the Effective Time, no party to this Agreement shall issue or seek the publication of any press release or other public announcement with respect to the Merger or other transactions contemplated by this Agreement or the Voting Agreement without the consent of all other parties, except as agreed by the parties or where such release or announcement is required by law or any listing agreement with a national securities exchange to which MergerCo or the Company is a party (each a "PERMITTED ANNOUNCEMENT"); provided that, prior to making any Permitted Announcement, such party will seek advice of counsel as to the need for such Permitted Announcement and will utilize its commercially reasonable best efforts to give the other parties notice thereof and to consult with the other parties regarding the timing and terms thereof.

    Section 5.7  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

        (a) MergerCo agree that all rights to indemnification now existing in favor of the directors, officers, employees and agents of the Company and the Subsidiaries as provided in their respective certificates of incorporation or by-laws or contract or otherwise as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time as to which on or prior to such sixth anniversary a claim, suit, action, proceeding or investigation has been brought or threatened and has not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved).

        (b) The Surviving Corporation shall advance expenses to each present and former director, officer, employee and agent of the Company ("INDEMNIFIED PARTIES") to the fullest extent permitted by the GCL and the by-laws of the Surviving Corporation (which shall be no less advantageous to directors and officers than the By-Laws of the Company as of the date hereof) for all claims, losses, damages, liabilities, costs, judgments and amounts paid in settlement including advancement of expenses (including attorneys' fees) as incurred in respect of any potential, threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, including, without limitation, any action by or on behalf of any or all stockholders of the Company or by or in the right of the Company or the Surviving Corporation, or investigation relating to any action or omission by such party in its capacity as such (including service to any other entity, plan, trust or the like at the Company's request) occurring on or prior the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), subject to such Indemnified Party's agreement to return such advanced funds if a court of competent jurisdiction, after all avenues of appeal have been exhausted, shall have determined that such Indemnified Party is not entitled to such amounts by operation of law.

        (c) The Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance presently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and issued by a carrier or carriers assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher) with respect to matters occurring prior to the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to pay annual premiums for such insurance in excess of 200% of the last annual premium paid prior to the date hereof (the "Last Premium"), but in such case shall purchase as much coverage as possible for such amount. The Company represents to MergerCo that the Last Premium was $92,578. In the event any claim is made against present or former directors, officers or employees of the Company that is covered or potentially covered by insurance, neither the Surviving Corporation nor MergerCo shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

        (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made or threatened against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

        (e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The Indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise. The Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.7.

        (f) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purpose of this Section 5.7, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this
    Section 5.7 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

    Section 5.8 EMPLOYEE CONTRACTS. Unless and until such agreements are amended, modified or terminated, MergerCo agrees to honor, and from and after the Effective Time shall cause the Surviving Corporation to honor, in accordance with their respective terms as in effect on the date hereof, all of the employment, termination, severance, indemnity and bonus agreements and arrangements to which the Company or any Subsidiary is a party and, which agreements are set forth on Schedule 3.10. In the event that the Surviving Corporation or MergerCo or any of their respective successor or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purpose of this Section 5.8, proper provision shall be made so that the successors and assigns of the Surviving Corporation or MergerCo shall succeed to the obligations set forth in this Section 5.8 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

    Section 5.9 STATE TAKEOVER LAWS. The Company shall, upon the request of MergerCo, take all necessary steps to assist in any challenges by MergerCo to the validity or applicability of any state takeover law to the transactions contemplated by this Agreement, including the Merger.

    Section 5.10 FUTURE PURCHASES. MergerCo agrees that, during the period beginning on the date hereof and ending on March 31, 1998, it will not increase its beneficial ownership of the common stock of the Company to more than 5% of the Common Stock of the Company outstanding, except pursuant to this Agreement or with the consent of the Board.

    Section 5.11 CAPITAL ADEQUACY OF THE SURVIVING CORPORATION. MergerCo covenants that, upon consummation of the Merger, the related financings and the disposition of funds to the stockholders of the Company pursuant to the Merger, not less than $120 million shall have been contributed to MergerCo, in cash or cash equivalents. MergerCo covenants that it shall deliver to the Company, as soon as available (but in any event prior to the Effective Time), any certificates or opinions relating to the expected solvency of the Surviving Corporation after the Merger and related financings and shall cause such certificates or opinions to be addressed to the Board so that the Board is entitled to rely thereon.

    Section 5.12 NEW YORK STOCK EXCHANGE DELISTING. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Shares from the New York Stock Exchange, provided that such delisting shall not be effective until after the Effective Time. The parties also acknowledge that it is MergerCo's intent that the Shares following the Merger will not be quoted on the New York Stock Exchange or listed on any other national securities exchange.

    Section 5.13 AFFILIATES. Prior to the Effective Time, the Company shall deliver to MergerCo a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to MergerCo at or prior to the Effective Time a written agreement substantially in the form attached as Exhibit A hereto.

    Section 5.14 RESIGNATION OF DIRECTORS. Prior to the Effective Time, the Company shall deliver to MergerCo evidence satisfactory to MergerCo of the resignation of all directors of the Company, effective at the Effective Time.

    Section 5.15 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to MergerCo, and MergerCo shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of either party contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company or MergerCo to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either party hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.16 shall not limit or otherwise affect the remedies available hereunder to the party given or receiving such notice.

    Section 5.16 TERMINATION OF CERTAIN AGREEMENTS. The Company shall terminate, effective as of the Effective Time, (i) the Registration Rights Agreement among the Company, Eagle Industries, Inc., O.D.E. Manufacturing Company, Eagle Industrial Products Corporation and Amerace Corporation, dated as of November 2, 1994 and (ii) the Corporate Services Agreement between the Company and Eagle Industries, Inc. dated as of June 22, 1994, subject only to the agreement of the other parties thereto.

                                   ARTICLE VI
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

        (a) this Agreement shall have been adopted by the affirmative vote of a majority of the stockholders of the Company as required by the Company's Restated Certificate of Incorporation, as amended, and applicable law;

        (b) no statute, rule, regulation, order, decree, injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger or any other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

        (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and

        (d) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Non-Cash Election Shares following the Merger shall have been complied with.

    Section 6.2 CONDITIONS TO OBLIGATION OF MERGERCO TO EFFECT THE MERGER. The obligation of MergerCo to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following: (i) the representations and warranties of the Company were true and correct as of the date of this Agreement and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date(s) which shall be true and correct in all material respects as of such certain date(s)); PROVIDED, HOWEVER, that the condition set forth in this Section 6.2(i) shall be considered satisfied unless there exist inaccuracies in representations and warranties which in the aggregate are reasonably likely to have a Material Adverse Effect, (ii) the Company shall have performed in all material respects all agreements herein required to be performed on or prior to the Effective Time, (iii) the SEC shall not have refused to declare the S-4 effective in the event that the Merger is recorded as a recapitalization for financial reporting purposes, (iv) the Company shall not have entered into any collective bargaining agreement at the applicable facility that would result in a Material Labor Event (as defined on Schedule 8.10(b)),
(v) MergerCo shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to the effect of subsections (i) and (ii) above, and (vi) MergerCo shall have received the agreements referred to in Section 5.13; provided that, notwithstanding any other term or provision hereof, the entering into or modification or amendment of any contract or agreement, in form and substance mutually agreeable to the parties hereto, in contemplation of the completion of the Merger (including, without limitation, employment agreements (and the options granted pursuant thereto), any option plan, any corporate services agreement and any indemnity agreements) shall not be deemed to cause any breach of, or inaccuracy in, any of the representations and warranties or covenants of the parties contained in this Agreement.

    Section 6.3  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective

Time of the following: (i) the representations and warranties of MergerCo were true and correct as of the date of this Agreement and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date(s) which shall be true and correct in all material respects as of such certain date(s)); provided, however, that the condition set forth in this Section 6.3(i) shall be considered satisfied unless there exist inaccuracies in representations and warranties which in the aggregate are reasonably likely to have a Material Adverse Effect,
(ii) MergerCo shall have performed in all material respects all agreements herein required to be performed on or prior to the Effective Time, (iii) the Company shall have received an opinion or certificate of a reputable expert firm confirming the solvency of the Surviving Corporation after the Merger and related financings addressed to the Board so that the Board is entitled to rely thereon, and (iv) the Company shall have received a certificate signed on behalf of MergerCo by its chief executive officer to the effect of subsections (i) and
(ii) above; provided that, notwithstanding any other term or provision hereof, the entering into or modification or amendment of any contract or agreement, in form and substance mutually agreeable to the parties hereto, in contemplation of the completion of the Merger (including, without limitation, employment agreements (and the options granted pursuant thereto), any option plan, any corporate services agreement and any indemnity agreements) shall not be deemed to cause any breach of, or inaccuracy in, any of the representations and warranties or covenants of the parties contained in this Agreement.

                                  ARTICLE VII
                         TERMINATION; AMENDMENT; WAIVER

    Section 7.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

        (a) by mutual written consent MergerCo and the Company;

        (b) by MergerCo or the Company if the Effective Time shall not have occurred on or before 180 days from the date hereof; provided, however, that the right to terminate the Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation (including, without limitation, its failure to satisfy the conditions to the obligation of the other party to effect the Merger as set out in Sections 6.2 and 6.3, as the case may be) under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (c) by MergerCo or the Company if any court of competent jurisdiction in the United States or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

        (d) by MergerCo if prior to the Effective Time the Board shall have failed to make or, if necessary, reaffirm, or shall have withdrawn or modified in a manner adverse to MergerCo, its approval or recommendation of this Agreement or the Merger or shall have recommended another acquisition of the Company or merger thereof or a tender offer for Shares, or shall have resolved to do any of the foregoing;

        (e) by the Company if prior to the consummation of Merger, (A) a corporation, partnership, person or other entity or group shall have made a bona fide proposal that (1) the Board determines in its good faith judgment, after consultation with its financial advisors, is more favorable, from a financial point of view, to the Company's stockholders than the Merger and that such corporation, partnership, person or other entity or group has the financial ability to consummate such proposal and (2) the Board believes in its good faith judgment, on the advice of counsel, that the Board has a fiduciary duty to accept such proposal (a "THIRD PARTY PROPOSAL") and (B) MergerCo does not make within five business days of receiving notice thereof, an offer that the Board believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the Company's Stockholders as such Third-Party Proposal.

    Section 7.2 EFFECT OF TERMINATION. Except as elsewhere specifically provided in this Agreement, in the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, agents or stockholders, other than the provisions of Sections 7.2 and 7.3. Nothing contained in this Section 7.2 or Section 7.3 shall relieve any party from liability for any breach of this Agreement. In the event of the termination of this Agreement, the confidentiality agreement previously entered into between the Company and Investcorp International, Inc. shall survive and be in full force and effect.

    Section 7.3  FEES AND EXPENSES.

        (a) If this Agreement is terminated pursuant to Section 7.1(b) as the result of the Company's failure to satisfy the conditions to the obligations of MergerCo to effect the Merger set forth in Section 6.2 (other than clause
    (iii) thereof), the Company shall (provided MergerCo is not in material breach of its obligations hereunder) reimburse MergerCo (after submission of statements therefor) for all undisputed and documented out-of-pocket fees and expenses actually and reasonably incurred in good faith by any of them or on their behalf in connection with the Merger (including, without limitation, reasonable attorneys' fees and fees payable to banks, financial institutions, investment bankers and their respective agents in connection with this Agreement (including, without limitation, any fees and expenses incurred in connection with any financing transaction)), the amount of such fees and expenses not to exceed $4,000,000.

        (b) If this Agreement is terminated pursuant to Section 7.1(b) as the result of MergerCo's failure to satisfy the conditions to the obligations of the Company to effect the Merger set forth in Section 6.3, MergerCo shall (provided the Company is not in material breach of its obligations hereunder) reimburse the Company (after submission of statements therefor) for all undisputed and documented out-of-pocket fees and expenses actually and reasonably incurred in good faith by it or on its behalf in connection with the Merger (including, without limitation, reasonable attorneys' fees and fees payable to banks, financial institutions, investment bankers and their respective agents in connection with this Agreement (including, without limitation, any fees and expenses incurred in connection with any financing transaction)), the amount of such fees and expenses not to exceed $4,000,000.

        (c) If either (i) this Agreement is terminated pursuant to Section 7.1(d) or 7.1(e) or (ii)(a) a definitive agreement relating to the acquisition of the Company, arising out of a Third Party Proposal or a proposal which would have qualified as a Third Party Proposal shall be executed or (b) a recapitalization of the Company (other than as contemplated by this Agreement) shall occur, in either case within six months after termination of this Agreement, or the sale of substantially all of the Company's assets shall occur in one or more transactions occurring within one year after termination of this Agreement the Company shall pay to MergerCo a fee of $20,000,000 payable in cash.

        (d) Except as specifically provided in this Section 7.3 and Section 5.7, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

    Section 7.4 AMENDMENT. This Agreement may be amended by action taken by the Company and MergerCo at any time before or after approval of the Merger by the stockholders of the Company, if any shall be required pursuant to applicable law, but, after any such approval, no amendment shall be made which changes the form or decreases the amount of the consideration per Share to be paid in the Merger or which otherwise adversely affects the rights of the Company's stockholders hereunder without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

    Section 7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, any of the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered by the other parties pursuant hereto or (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    Section 8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES. The representations and warranties made herein, other than the representations and warranties contained in Section 5.11, shall not survive beyond the Effective Time. The provisions of Sections 1.8, 5.7 and 5.11 shall survive the Effective Time.

    Section 8.2 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (b) may not be assigned by operation of law or otherwise without the prior written consent of the other parties.

    Section 8.3 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    Section 8.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt if given by delivery in person, (b) upon transmission if given by facsimile (receipt confirmed) or (c) five business days after being deposited in the mail by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

    if to MergerCo:

       Investcorp International Inc.
       280 Park Avenue
       37th Floor West
       New York, New York 10017
       Facsimile:  212/983-7073
       Telephone:  212/599-4700
       Attention:  Christopher Stadler

    with a copy to:

       Gibson, Dunn & Crutcher LLP
       200 Park Avenue
       48th Floor
       New York, New York 10166
       Facsimile:  212/351-4035
       Telephone:  212/351-3914
       Attention:  Charles K. Marquis
    if to the Company:

       Falcon Building Products, Inc.
       Two North Riverside Plaza
       Chicago, Illinois 60606
       Facsimile:  312/906-8402
       Attention:  Gus J. Athas

    with a copy to:

       Mayer, Brown & Platt
       190 South LaSalle Street
       Chicago, Illinois 60603
       Facsimile:  312/701-7711
       Attention:  James J. Junewicz

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

    Section 8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    Section 8.6 DESCRIPTIVE HEADINGS. The table of contents and descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    Section 8.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, other than Section 1.8, Section 5.7, Section 5.8 and Section 8.2, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    Section 8.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    Section 8.9 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    Section 8.10  MISCELLANEOUS.

        (a) When a representation or warranty is made in this Agreement to a party's "knowledge," or upon a party's "reasonable belief" such knowledge or reasonable belief shall be deemed to have been established following due inquiry by such party.

        (b) "Material Adverse Effect" means, with respect to the Company, any change(s) or effect(s) that, individually or in the aggregate, are materially adverse to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding in all cases: (i) events or conditions generally affecting the industry in which the Company and its Subsidiaries operate or arising from changes in general business or economic conditions; (ii) any effect resulting from any change in law or generally accepted accounting principles, which generally affects entities such as the Company; (iii) events resulting from the execution and/or announcement of this Agreement; (iv) any effect resulting from compliance by the Company with the terms of this Agreement; and (v) any change, condition, event, occurrence or effect directly or indirectly caused by, resulting from, relating to or arising out of (a) any collectively bargained terms or conditions of employment that do not result in a Material Labor Event (as defined on Schedule 8.10(b)), or (b) the death or disability of any executive officer of the Company or any Subsidiary.

        (c) "Material Adverse Effect" means with respect to MergerCo, any change(s) or effect(s) that, individually or in the aggregate, are materially adverse to the ability of MergerCo to consummate the Merger, excluding in all cases: (i) events or conditions generally affecting the industry in which MergerCo operates or arising from changes in general business or economic conditions; (ii) any effect resulting from any change in law or generally accepted accounting principles, which generally affects entities such as MergerCo; (iii) events resulting from the execution and/or announcement of this Agreement; and (iv) any effect resulting from compliance by MergerCo with the terms of this Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

                                          FALCON BUILDING PRODUCTS, INC.

                                          By: /s/ WILLIAM K. HALL_______________
                                             Name: William K. Hall
                                             Title: President

                                          FBP ACQUISITION CORP., INC.

                                          By: /s/ CHRISTOPHER J. STADLER________
                                             Name: Christopher J. Stadler
                                             Title:

    The undersigned, INVESTCORP BANK E.C., hereby undertakes and agrees to cause FBP Acquisition Corp., Inc. ("MergerCo") to perform MergerCo's obligations and agreements under this Agreement and the undersigned expressly agrees to be liable in the event MergerCo. fails to perform any of its obligations or agreements under this Agreement; PROVIDED HOWEVER, that this undertaking and agreement shall terminate immediately following the Effective Time of the Merger. The undersigned hereby represents and warrants to Falcon Building Products, Inc. that (i) it has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, (ii) it has taken all actions necessary to authorize the execution, delivery and performance of this Agreement by it (iii) such execution, delivery and performance do not conflict with, violate or otherwise result in a default under its Certificate of Incorporation, By-laws or other organizational documents, and (iv) this Agreement is the legal, valid and binding obligation of Investcorp, enforceable in accordance with its terms.

                                          INVESTCORP BANK E.C.
                                          By: /s/ ZAHID ZAKIUDDIN_______________
                                             Name: Zahid Zakiuddin
                                             Title:

                                   ANNEX II-A

                                VOTING AGREEMENT
                                     AMONG
                        FALCON ACQUISITION CORP., INC.,
                         FALCON BUILDING PRODUCTS, INC.
                                      AND
                            EQUITY HOLDINGS LIMITED

                                  Annex II-A-1

                          STOCKHOLDER VOTING AGREEMENT

    STOCKHOLDER VOTING AGREEMENT, dated as of March 20, 1997 (this "Agreement"), by and among FBP Acquisition Corp., a Delaware corporation ("MergerCo"), Falcon Building Products, Inc., a Delaware corporation (the "Company"), and the other party signatory hereto ("Stockholder").

                              W I T N E S S E T H:

    WHEREAS, concurrently herewith, MergerCo and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement") pursuant to which MergerCo will be merged with and into the Company (the "Merger");

    WHEREAS, Stockholder owns the number of shares, par value $.01 per share, of Class A Common Stock of the Company set forth opposite Stockholder's name on
Schedule I hereto (the shares so owned by Stockholder are referred to herein as the "Shares" and the Class A Common Stock, par value $.01 per share, is referred to as the "Company Common Stock");

    WHEREAS, as an inducement and a condition to entering into the Merger Agreement (including the agreement to enter into a Stockholder Rights Agreement pursuant to Section 11 hereof), MergerCo has required that Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

    1. VOTING. Stockholder hereby agrees with MergerCo that, during the period commencing on the date hereof and continuing until the first to occur of the Effective Time (as defined in the Merger Agreement) or termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, Stockholder shall vote all shares of capital stock of the Company owned or controlled by Stockholder, whether now owned or controlled or hereafter acquired or controlled, (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof as and to the extent therein provided; (ii) against any action or agreement that would result in a material breach of the Merger Agreement by the Company; and (iii) except as otherwise agreed to in writing in advance by MergerCo, against any proposal which would result in a change of control or recapitalization of the Company (other than the Merger and the transactions contemplated by the Merger Agreement). Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this Agreement. The obligations of Stockholder under this Section 1 shall be inoperative during any period of time that the Board of Directors of the Company (the "Board") has properly exercised its right to refrain from recommending approval of the Merger or has properly exercised its right to withdraw its recommendation that the Merger be approved by stockholders of the Company, in either case in accordance with the provisions of Section 1.9(a) of the Merger Agreement.

    2. REPRESENTATIONS AND WARRANTIES. Stockholder hereby represents and warrants to MergerCo as follows:

        (a) OWNERSHIP OF SHARES. Stockholder is the record and beneficial owner of the Shares. On the date hereof, the Shares constitute all of the shares of capital stock of the Company owned or controlled by Stockholder. Stockholder has sole and unqualified voting power with respect to the Shares.

        (b) POWER; BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder do not and will not violate any law, regulation or court order or any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

        (c) RELIANCE BY MERGERCO. Stockholder understands and acknowledges that MergerCo is entering into the Merger Agreement in reliance upon Stockholder's execution, delivery and performance of this Agreement.

    3. RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Stockholder shall not, directly or indirectly: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Shares or any interest therein; (ii) grant any proxies or powers of attorney, or enter into a voting agreement or voting trust with respect to any of the foregoing that would be inconsistent herewith; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement. The Company will direct the Company's transfer agent to place stop transfer order instructions with respect to the Shares and will notify such transfer agent that this Agreement places restrictions on the Shares.

    4. ACQUISITION PROPOSALS. Stockholder (i) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to recapitalization of the Company or any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or its subsidiaries, and (ii) shall not, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal which would result in a change of control or recapitalization of the Company or any acquisition of the types referred to in clause (i) above. During any period of time that, based upon a proper determination by the Board under the first sentence of Section 5.2 of the Merger Agreement that the Company may take the actions permitted thereby, the Company is pursuing any of the activities permitted by such first sentence of such Section 5.2, Stockholder's obligations under this Section 4 shall be deemed inoperative such that Stockholder may also pursue the activities which the Company is permitted to pursue.

    5. STOP TRANSFER. Stockholder shall not request that the Company register the transfer of any interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed for purposes of this Agreement to include all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

    6. TERMINATION. This Agreement shall terminate upon the earlier of (a) termination of the Merger Agreement in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement).

    7. STOCKHOLDER CAPACITY. It is understood and agreed that Stockholder's commitments in this Agreement are made solely in Stockholder's capacity as a stockholder of the Company.

    8. ELECTION TO RETAIN COMPANY STOCK. Stockholder acknowledges that recapitalization accounting treatment for the Merger is an essential requirement for MergerCo to go forward with the Merger. In furtherance thereof, Stockholder hereby agrees that it will take all actions and execute all documents necessary to cause that number of Shares specified as "Number of Pre-Closing Electing Shares" on Schedule I hereto to be "Electing Shares" under the Merger Agreement.

    9. TERMINATION OF REGISTRATION RIGHTS AGREEMENT. As used herein, the "1994 Registration Rights Agreement" means the Registration Rights Agreement dated as of November 2, 1994 by and among the Company and the "Selling Stockholders" named therein. Stockholder represents and warrants to MergerCo that Stockholder is the sole owner of all "Subject Stock" (as defined in the 1994 Registration Rights Agreement), that all rights of the Selling Stockholders under such Agreement have been assigned to Stockholder, and that none of the Selling Stockholders have any continuing rights thereunder. Stockholder and the Company hereby agree for the benefit of MergerCo that, effective upon the Effective Time of the Merger, the 1994 Registration Rights Agreement shall for all purposes be considered terminated.

    10. CORPORATE SERVICES AGREEMENT. Stockholder will cause its indirect, wholly-owned subsidiary, Eagle Industries, Inc. ("Eagle") to (a) agree in writing with the Company to terminate the Corporate Services Agreement dated June 22, 1994 between the Company and Eagle effective as of the Effective Time of the Merger and (b) effective as of the Effective Time of the Merger, enter into a new corporate services agreement with the Company pursuant to which Eagle will provide selected services to the Company (such services to be selected from the range of services currently provided) for up to six months following the Effective Time of the Merger on an as needed basis at rates which are commercially reasonable in relation to market rates for such services. The Company will enter into such termination and such new agreement.

    11. STOCKHOLDER RIGHTS AGREEMENT. Stockholder, the Company and MergerCo agree that Stockholder and the Company will prior to the Effective Time of the Merger enter into a Stockholder Rights Agreement consistent with the provisions of Exhibit A attached hereto (all of the material terms of which are summarized therein).

    12.  MISCELLANEOUS.

    (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    (b) CERTAIN EVENTS. Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder's Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

    (c) ASSIGNMENT. This Agreement may not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other party.

    (d) AMENDMENTS. This Agreement may not be amended except by written agreement executed by MergerCo and Stockholder.

    (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

  If to Stockholder:          At the address set forth on Schedule I hereto

  with a copy to:             Rosenberg & Liebentritt, PC
                              Two North Riverside Plaza, Suite 1600
                              Chicago, IL 60606
                              Facsimile: 312.454.0335
                              Attention: Donald Liebentritt

  If to MergerCo:             Investcorp International Inc.
                              280 Park Avenue, 37th Floor West
                              New York, New York 10017
                              Facsimile: 212.599.4700
                              Attention: Christopher Stadler

  with a copy to:             Gibson, Dunn & Crutcher LLP
                              200 Park Avenue, 48th Floor
                              New York, NY 10166
                              Facsimile: 212.351.4035
                              Attention: E. Michael Greaney

  If to Company:              Falcon Building Products, Inc.
                              Two North Riverside Plaza, Suite 1100
                              Chicago, IL 60606
                              Facsimile: 312.906.8402
                              Attention: Gus J. Athas

  with a copy to:             Mayer, Brown & Platt
                              190 South La Salle Street
                              Chicago, IL 60603
                              Facsimile: 312.701.7711
                              Attention: James J. Junewicz

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

        (f) SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        (h) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. Any waiver of any provision hereof must be in writing and duly executed by the waiving party.

        (i) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        (j) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

    IN WITNESS WHEREOF, MergerCo, the Company and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          FBP ACQUISITION CORP., INC.
                                          By: ____/s/ CHRISTOPHER J. STADLER____
                                          Name: _____Christopher J. Stadler_____
                                          Title: _______________________________

                                          FALCON BUILDING PRODUCTS, INC.

                                          By: _________/s/ GUS J. ATHAS_________
                                          Name: __________Gus J. Athas__________
                                          Title: _____Senior Vice-President_____

                                          STOCKHOLDER:

                                          EQUITY HOLDINGS LIMITED, an Illinois
                                          Limited Partnership, by one of its
                                          general partners: Samuel Zell
                                          Revocable Trust dated January 19, 1990

                                          ____________/s/ SAMUEL ZELL___________
                                                   Samuel Zell, Trustee

                                 SCHEDULE I TO
                          STOCKHOLDER VOTING AGREEMENT

NAME AND ADDRESS OF STOCKHOLDER                                                            NUMBER OF SHARES OWNED
-----------------------------------------------------------------------------------------  -----------------------
Equity Holdings Limited, an Illinois Limited Partnership.................................          14,000,000
  Two North Riverside Plaza, Suite 1100
  Chicago, IL 60606

                                   * * * * *

Number of Pre-Closing Electing Shares: 861,683

                                   EXHIBIT A
                                       TO
                          STOCKHOLDER VOTING AGREEMENT

                           SUMMARY OF PRINCIPAL TERMS
                                       OF
                          STOCKHOLDER RIGHTS AGREEMENT

Definitions                  Capitalized terms not separately defined in this Summary have the meaning ascribed to them in the Merger Agreement.

Purpose                      The purpose of the Stockholder Rights Agreement is to grant certain rights to, and impose certain restrictions on, certain of the stockholders of the Surviving Corporation. The shares of
                             Company capital stock to be held by such stockholders are also subject to the applicable provisions of the Company's
                             Certificate of Incorporation.

Parties                      The Company, Equity Holdings Limited ("EHL") and the investors in MergerCo who receive voting Company capital stock in the
                             Merger (the "I Voting Stock Investors").

Right of First Offer         EHL will grant to the Company and to Investcorp Investment
                             Equity Limited (or an affiliate thereof) a right of first offer with respect to any proposed sales by EHL (or its transferees)
                             of any shares of Company capital stock. Reasonable and
                             customary procedures concerning this right of first offer will be set forth in the Stockholder Rights Agreement.

Right to Cause Sale          After the occurrence of an event which, under the Company's charter, triggers the automatic conversion of the various
                             classes of capital stock of the Company into common stock of the Company, if the investors in MergerCo who received voting or nonvoting equity securities of the Company in the Merger
                             (the "I Investors") decide to sell as a group all of their remaining equity interests in the Company and such selling group holds at that time (prior to giving effect to the
                             proposed sale) more than 50% of the equity interests in the
                             Company received in the Merger, then such selling group shall have the right to require EHL to sell its remaining equity interests in the Company as part of that sale on the same price and terms.

Rights to Participate in     The Company will grant to EHL and the I Investors the right to
  Future Equity Financings   participate in any equity financings by the Company which take place during the period beginning immediately after the closing of the Merger up to but not including an IPO. This
                             participation right will entitle holders of the right to
                             purchase from the Company the number of equity securities in the financing which enables such holder to maintain its
                             percentage interest of the equity securities of the Company.
                             The participation right will not apply to issuances of equity securities by the Company in connection with stock incentive or compensation plans approved by the Board of Directors of the
                             Company or business acquisitions by the Company.

Right to Participate in      In the event that, during the period beginning immediately
  Sale                       after the closing of the Merger and ending upon an IPO, members of the I Voting Stock Investor group holding a majority of the voting power of the Company propose to engage in a sale of equity interests which would result in a transfer of a majority of the voting power of the Company to an unaffiliated
                             purchaser, then EHL shall have the right to participate

                             pro rata in such sale transaction on the same price and terms as other selling stockholders.

Registration Rights          In the Stockholder Rights Agreement (or by separate
                             registration rights agreement) the Company will grant to EHL and the I Investors "piggyback" registration rights at Company expense (other than underwriting discounts and selling
                             commissions), with customary provisions regarding notice of intent to file a registration statement, cutbacks in the event of an underwritten offering, indemnification and other
                             customary provisions. In addition, EHL will be granted the right to one "demand" registration at Company expense (other than underwriting discounts and selling commissions),
                             exercisable by EHL after the fifth anniversary of the closing of the Merger if no IPO has occurred prior to such fifth
                             anniversary and provided EHL holds at the time of exercise of such "demand" registration right at least 75% of the equity interests in the Company retained by EHL in the Merger.

Lock-Up                      EHL will, if requested by the underwriters for an underwritten public offering of equity securities of the Company, agree not to sell or transfer any equity securities of the Company (other than equity securities, if any, including in such offering), without the consent of the underwriters, for a period of not more than 180 days following effectiveness of the registration statement relating to an IPO (provided EHL has been given the opportunity to participate as a selling stockholder in such IPO pro rata with the I Investors subject to the same conditions as applicable to the participation of the I Investors).

Information Rights           So long as EHL holds both (a) 90% or more of the equity
                             interests in the Company retained by EHL in the Merger and (b)
                             5% or more of the outstanding equity interests in the Company
                             ((a) and (b) together, the "EHL Retention Condition"), the
                             Company will provide EHL with written information about the
                             Company the content of which will be substantially as would be required public disclosure for an issuer whose debt securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended. In addition, so long as the EHL Retention
                             Condition remains satisfied, the Company will, on a timely basis, furnish EHL with the written materials it submits to its
                             Board members if either of the following occurs and is
                             continuing: (a) a payment default under any of the Company's material debt agreements or (b) the fifth anniversary of the closing of the Merger has occurred and no IPO has occurred.
                             During any period when EHL is entitled to receive such Board materials, EHL will also be entitled to have one representative attend as an observer at one Company Board meeting per calendar year. If the various information rights set forth above are not available to EHL because the conditions precedent thereto are not met, the Company shall nevertheless cooperate with EHL to respond to reasonable requests for information concerning the
                             Company as long as EHL owns 50% or more of the equity interests in the Company retained by EHL in the Merger.

                                   ANNEX II-B

                           FORM OF VOTING AGREEMENTS

                                     AMONG
                FALCON ACQUISITION CORP., INC., FALCON BUILDING
                                 PRODUCTS, INC.
                                      AND
                           CERTAIN OTHER STOCKHOLDERS

                                  Annex II-B-1

                          STOCKHOLDER VOTING AGREEMENT

    STOCKHOLDER VOTING AGREEMENT, dated as of March 20, 1997 (this "Agreement"), by and among FBP Acquisition Corp., a Delaware corporation ("MergerCo"), Falcon Building Products, Inc., a Delaware corporation (the "Company"), and the other party signatory hereto ("Stockholder").

                              W I T N E S S E T H:

    WHEREAS, concurrently herewith, MergerCo and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement") pursuant to which MergerCo will be merged with and into the Company (the "Merger");

    WHEREAS, Stockholder owns the number of shares, par value $.01 per share, of Class A Common Stock of the Company set forth opposite Stockholder's name on
Schedule I hereto (the shares so owned by Stockholder are referred to herein as the "Shares" and the Class A Common Stock, par value $.01 per share, is referred to as the "Company Common Stock");

    WHEREAS, as an inducement and a condition to entering into the Merger Agreement, MergerCo has required that Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

    VOTING. Stockholder hereby agrees with MergerCo that, during the period commencing on the date hereof and continuing until the first to occur of the Effective Time (as defined in the Merger Agreement) or termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, Stockholder shall vote all shares of capital stock of the Company owned or controlled by Stockholder, whether now owned or controlled or hereafter acquired or controlled, (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof as and to the extent therein provided; (ii) against any action or agreement that would result in a material breach of the Merger Agreement by the Company; and (iii) except as otherwise agreed to in writing in advance by MergerCo, against any proposal which would result in a change of control or recapitalization of the Company (other than the Merger and the transactions contemplated by the Merger Agreement). Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this Agreement. The obligations of Stockholder under this Section 1 shall be inoperative during any period of time that the Board of Directors of the Company (the "Board") has properly exercised its right to refrain from recommending approval of the Merger or has properly exercised its right to withdraw its recommendation that the Merger be approved by stockholders of the Company, in either case in accordance with the provisions of Section 1.9(a) of the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. Stockholder hereby represents and warrants to MergerCo as follows:

    (a) OWNERSHIP OF SHARES. Stockholder is the record and beneficial owner of the Shares. On the date hereof, the Shares constitute all of the shares of capital stock of the Company owned or controlled by Stockholder. Stockholder has sole and unqualified voting power with respect to the Shares.

    (b) POWER; BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder do not and will not violate any law, regulation or court order or any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

    (c) RELIANCE BY MERGERCO. Stockholder understands and acknowledges that MergerCo is entering into the Merger Agreement in reliance upon Stockholder's execution, delivery and performance of this Agreement.

    RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Stockholder shall not, directly or indirectly: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Shares or any interest therein; (ii) grant any proxies or powers of attorney, or enter into a voting agreement or voting trust with respect to any of the foregoing that would be inconsistent herewith; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement. The Company will direct the Company's transfer agent to place stop transfer order instructions with respect to the Shares and will notify such transfer agent that this Agreement places restrictions on the Shares.

    ACQUISITION PROPOSALS. Stockholder (i) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to recapitalization of the Company or any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or its subsidiaries, and (ii) shall not, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal which would result in a change of control or recapitalization of the Company or any acquisition of the types referred to in clause (i) above. During any period of time that, based upon a proper determination by the Board under the first sentence of Section 5.2 of the Merger Agreement that the Company may take the actions permitted thereby, the Company is pursuing any of the activities permitted by such first sentence of such Section 5.2, Stockholder's obligations under this Section 4 shall be deemed inoperative such that Stockholder may also pursue the activities which the Company is permitted to pursue.

    STOP TRANSFER. Stockholder shall not request that the Company register the transfer of any interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed for purposes of this Agreement to include all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

    TERMINATION. This Agreement shall terminate upon the earlier of (a) termination of the Merger Agreement in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement).

    STOCKHOLDER CAPACITY. It is understood and agreed that Stockholder's commitments in this Agreement are made solely in Stockholder's capacity as a stockholder of the Company.

    ELECTION TO RETAIN COMPANY STOCK. Stockholder acknowledges that recapitalization accounting treatment for the Merger is an essential requirement for MergerCo to go forward with the Merger. In furtherance thereof, Stockholder hereby agrees that it will take all actions and execute all documents necessary to cause that number of Shares specified as "Number of Pre-Closing Electing Shares" on Schedule I hereto to be "Electing Shares" under the Merger Agreement.

    MISCELLANEOUS.

    (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    (b) CERTAIN EVENTS. Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder's Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

    (c) ASSIGNMENT. This Agreement may not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other party.

    (d) AMENDMENTS. This Agreement may not be amended except by written agreement executed by MergerCo and Stockholder.

    (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Stockholder:        At the address set forth on Schedule I hereto

with a copy to:           Gus Athas
                          Two North Riverside Plaza, Suite 1100
                          Chicago, IL 60606
                          Facsimile: 312.906.8402

If to MergerCo:           Investcorp International Inc.
                          280 Park Avenue, 37th Floor West
                          New York, New York 10017
                          Facsimile: 212.599.4700
                          Attention: Christopher Stadler

with a copy to:           Gibson, Dunn & Crutcher LLP
                          200 Park Avenue, 48th Floor
                          New York, NY 10166
                          Facsimile: 212.351.4035
                          Attention: E. Michael Greaney

If to Company:            Falcon Building Products, Inc.
                          Two North Riverside Plaza, Suite 1100
                          Chicago, IL 60606
                          Facsimile: 312.906.8402
                          Attention: Gus J. Athas

with a copy to:           Mayer, Brown & Platt
                          190 South La Salle Street
                          Chicago, IL 60603
                          Facsimile: 312.701.7711
                          Attention: James J. Junewicz

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

    (f) SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

    (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

    (h) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. Any waiver of any provision hereof must be in writing and duly executed by the waiving party.

    (i) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

    (j) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

    IN WITNESS WHEREOF, MergerCo, the Company and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                                FBP ACQUISITION CORP.

                                                By:

                                                Name:

                                                Title:

                                                FALCON BUILDING PRODUCTS, INC.

                                                By:

                                                Name:

                                                Title:

                                                STOCKHOLDER:

                                                Name:

                                                Signature:

                                  ANNEX III-A

                           [Merrill Lynch Letterhead]

                                 March 20, 1997

Board of Directors
Falcon Building Products, Inc.
Two North Riverside Plaza
Chicago, Illinois 60606

Members of the Board:

    Falcon Building Products, Inc. ("Falcon" or the "Company") and FBP Acquisition, Inc. ("MergerCo."), an entity formed by Investcorp International Inc. (the "Acquiror") propose to enter into an agreement (the "Agreement") pursuant to which MergerCo will be merged with and into the Company (the "Merger") in a transaction in which each outstanding share of the Company's common stock, par value $0.01 per share (the "Shares"), other than shares owned by the Company or any subsidiary of the Company or by MergerCo or any of its affiliates and other than Dissenting Shares (as defined in the Agreement) will be converted into the right to receive, at the time of election of the record holders thereof and subject to the terms of the Agreement, either (a) $17.75 per Share in cash ("Cash Election"), or (b) the right to retain one Share ("Rollover Election").

    We understand that pursuant to the Agreement the aggregate number of Shares to be converted into the right to retain Shares in the Company will equal 1,034,020 (such number the "Rollover Cap" and such Shares the "Non Cash Election Shares") and that (a) to the extent that the number of Shares subject to the Rollover Election exceeds the Rollover Cap, each holder making such Rollover Election will be entitled to retain only a pro rata portion of Shares and will be entitled to receive a cash payout for the remaining Shares as if a Cash Election had been made with respect thereto, and (b) to the extent that the number of Shares subject to the Rollover Election is less than the Rollover Cap, Equity Holdings Limited ("EHL"), an Illinois limited partnership and principal shareholder in Falcon, has agreed, pursuant to a voting agreement (the "Voting Agreement"), to make a Rollover Election to the extent necessary so that the aggregate number of Shares converted into the right to retain Shares in the Company equals the Rollover Cap.

    The Merger is expected to be considered by the shareholders of the Company at a special shareholders' meeting to be held within the next 90 days and consummated on or shortly after the date of such meeting.

    You have asked us whether, in our opinion, the proposed consideration to be received by the holders of the Shares in the Merger is fair to such shareholders from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed (a) the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995,
       (b) a draft of the Company's Form 10-K and related financial information for the fiscal year ended December 31, 1996, (c) the Company's Prospectus dated November 2, 1994 relating to its initial public offering of common stock, (d) the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending September 30, 1995, March 31, 1996, June 30, 1996 and September 30, 1996;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, and information relating to certain pro forma effects on the Company's capital structure after giving effect to the Merger furnished to us by the Company;

                                 Annex III-A-1

    (3) Conducted discussions with members of senior management of the Company concerning the foregoing, including its businesses and prospects and certain pro forma effects on the Company's capital structure after giving effect to the Merger;

    (4) Reviewed the historical market prices and trading activity for the Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company;

    (5) Compared the results of operations of the Company with that of certain companies which we deemed to be reasonably similar to the Company;

    (6) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (7) Reviewed the Agreement dated March 20, 1997;

    (8) Reviewed the Voting Agreement dated March 20, 1997; and

    (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate, including, without limitation, our assessment of general economic, industry and market conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us or publicly available, and we have not independently verified such information and we have not assumed any responsibility for independently verifying such information or undertaken an independent appraisal of the assets or liabilities of the Company or been furnished with any such appraisal. With respect to the financial forecasts furnished by the Company and information relating to certain pro forma effects on the Company's capital structure after giving effect to the Merger, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and as to such pro forma effects on the Company's capital structure.

    Our opinion is necessarily based upon general economic, industry and market conditions as they exist on, and can be evaluated as of, the date hereof. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger. This opinion is for the use of the Board of Directors of the Company and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger or in any transaction related thereto or as to whether any shareholder should elect to receive cash or to retain the Non Cash Election Shares. In addition, we express no opinion as to what the value of the Non Cash Election Shares will be upon consummation of the Merger.

    We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and have received fees for the rendering of such services. In addition, we are currently providing financial advisory services to the Company in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company for our or their accounts and for the accounts of customers thereof and, accordingly, may at any time hold a long or short position in such securities. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

    This opinion may not be reproduced, disseminated, used, quoted or referred to in whole or in part, orally or in any document, press release or public statement without the prior written consent of Merrill Lynch unless required by law or regulations. Notwithstanding the foregoing, the opinion may be reproduced, in its entirety, in the Proxy Statement to be mailed to the Company's shareholders and the Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger.

                                 Annex III-A-2

    On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be received by the holders of the Shares pursuant to the Merger is fair to such shareholders from a financial point of view.

                                Very truly yours,

                                MERRILL LYNCH, PIERCE, FENNER &
                                SMITH INCORPORATED

                                By:           /s/ DANIEL M. DICKINSON
                                     ------------------------------------------
                                                Daniel M. Dickinson
                                              INVESTMENT BANKING GROUP

                                 Annex III-A-3

                                  ANNEX III-B

                        [Smith Barney, Inc. Letterhead]

March 20, 1997

The Board of Directors
Falcon Building Products, Inc.
Two North Riverside Plaza
Chicago, Illinois 60606

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Falcon Building Products, Inc. ("Falcon") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of March 20, 1997 (the "Merger Agreement"), by and between Falcon and FBP Acquisition Corp. ("MergerCo"), a wholly owned subsidiary of Investcorp International, Inc. ("Investcorp"). As more fully described in the Merger Agreement, (i) MergerCo will be merged with and into Falcon (the "Merger") and (ii) each outstanding share of the Class A Common Stock, par value $0.01 per share, of Falcon (the "Falcon Common Stock") will be converted into either (A) the right to retain, at the election of the holder thereof, one share of Falcon Common Stock (the "Stock Consideration") or (B) the right to receive $17.75 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration"), subject to proration as more fully specified in the Merger Agreement; PROVIDED that the aggregate number of shares of Falcon Common Stock to be converted into the Stock Consideration will be 1,034,020 shares.

    In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Falcon and certain senior officers and other representatives and advisors of Investcorp concerning the business, operations and prospects of Falcon. We examined certain publicly available business and financial information relating to Falcon as well as certain financial forecasts and other information and data for Falcon which were provided to or otherwise discussed with us by the management of Falcon. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Falcon Common Stock; the historical and projected earnings and other operating data of Falcon; and the capitalization and financial condition of Falcon. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Falcon. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of Falcon. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Falcon that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Falcon as to the future financial performance of Falcon. We have assumed, with your consent, that the Merger will be treated as a recapitalization in accordance with generally accepted accounting principles. We are not expressing any opinion as to what the value of the Falcon Common Stock actually will be when issued

                                 Annex III-B-1
pursuant to the Merger or the price at which the Falcon Common Stock will trade or otherwise be transferable subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Falcon nor have we made any physical inspection of the properties or assets of Falcon. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

    Smith Barney has been engaged to render financial advisory services to Falcon in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon the consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Falcon for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to affiliates of Falcon unrelated to the proposed Merger, and may participate in the financing for the Merger, for which services we have received or would receive compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Falcon, Investcorp and their respective affiliates.

    Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Falcon in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Falcon Common Stock.

Very truly yours,

/s/ SMITH BARNEY
---------------------------------------------

SMITH BARNEY

                                 Annex III-B-2

                                    ANNEX IV

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER I. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
                             8 DEL. C. SECTION 262

SECTION 262.  APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                                   Annex IV-1

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by [the Parent] corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of

                                   Annex IV-2
    any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition was filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or

                                   Annex IV-3
expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   Annex IV-4

                                    ANNEX V

                                FORM OF RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          FBP ACQUISITION CORP., INC.

                                    Annex V-

                                    FORM OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         FALCON BUILDING PRODUCTS, INC.
                  (Originally incorporated on March 19, 1997)

                               ARTICLE I -- NAME

    The name of the corporation (hereinafter called the "CORPORATION") is Falcon Building Products, Inc.

                        ARTICLE II -- REGISTERED OFFICE

    The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is [1013 Centre Road], City of Wilmington, County of New Castle, Delaware 19805; and the name of the registered agent of the Corporation in the State of Delaware is [The Prentice-Hall Corporation System, Inc.]

                             ARTICLE III -- PURPOSE

    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                          ARTICLE IV -- CAPITALIZATION

    1. DEFINITIONS. As used in this Article, the following terms shall have the following meanings:

        "AFFILIATE", with respect to a Class D Stockholder that is not a natural person, means (i) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Class D Stockholder or (ii) any Person who is a director or officer (a) of such Class D Stockholder, (b) of any subsidiary of such Class D Stockholder or
    (c) of any Person described in clause (i) above. For purposes of this definition, "control" of a Person shall mean the power, directly or indirectly, (y) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person whether by ownership of securities, contract, proxy or otherwise, or (z) to direct or cause the direction of the management and policies of such Person whether by ownership of securities, contract, proxy or otherwise.

        "BOARD" means the Board of Directors of the Corporation.

        "BUSINESS DAY" means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York.

        "CERTIFICATE OF INCORPORATION" means this Restated Certificate of Incorporation of the Corporation.

        "CLASS A STOCK" means the Class A Common Stock described in Section 2.

        "CLASS B STOCK" means the Class B Common Stock described in Section 2.

        "CLASS C STOCK" means the Class C Common Stock described in Section 2.

        "CLASS D STOCK" means the Class D Common Stock described in Section 2.

        "CLASS A STOCKHOLDER" means a record holder of one or more shares of Class A Stock.

        "CLASS B STOCKHOLDER" means a record holder of one or more shares of Class B Stock.

                                  Annex V-B-2

        "CLASS C STOCKHOLDER" means a record holder of one or more shares of Class C Stock.

        "CLASS D STOCKHOLDER" means a record holder of one or more shares of Class D Stock.

        "COMMON STOCK" has the meaning set forth in Section 2.

        "COMMON STOCKHOLDER" means a record holder of one or more shares of Common Stock.

        "CONVERSION DATE" has the meaning set forth in Section 6.

        "CORPORATION" means FBP Acquisition Corp., Inc.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "INITIAL PUBLIC OFFERING" means the effectiveness after            ,
    1997 of a registration statement under the Securities Act or any of Forms S-1, S-2, S-3 or any similar successor form covering any of the Stock, and the completion of a sale of such Stock thereunder, (i) following which the Corporation is, or becomes, a reporting company under Section 12(b) or 12(g) of the Exchange Act, and (ii) as a result of which the Stock is traded on the New York Stock Exchange or the American Stock Exchange, or quoted on the NASDAQ Stock Market or is traded or quoted on any other national stock exchange.

        "IPO DATE" means the closing date of the Initial Public Offering.

        "NON-REDEEMABLE SHARES" means all shares of Class B Stock or Class C Stock that have been previously sold (whether under Section 4 or Section 5(c)) pursuant to a Tag-Along Transfer other than pursuant to a Single Transaction Sale.

        "NOTICE DATE" has the meaning set forth in Section 4(b).

        "OTHER STOCKHOLDERS" has the meaning set forth in Section 4(a).

        "PERMITTED TRANSFEREE" with respect to a Transfer by a Class D Stockholder, means (i) with respect to any Class D Stockholder who is a natural person, a Transfer to (a) such Stockholder's spouse or issue, or (b) a trust the beneficiaries of which, and a partnership the limited and general partners of which, include only the Class D Stockholder, his spouse or issue; (ii) with respect to any Class D Stockholder that is not a natural person, (A) a Transfer to an Affiliate of such Class D Stockholder; or (B) a Transfer to another Class D Stockholder or its Affiliates; PROVIDED such other Class D Stockholder referenced in clauses (i) and (ii) did not acquire its shares of Class D Stock pursuant to a Tag-Along Transfer.

        "PERSON" means any natural person, partnership, limited liability company, corporation (including the Corporation), trust or incorporated organization or a government or a political subdivision thereof.

        "PROPOSED PURCHASE AMOUNT" has the meaning set forth in Section 4(a).

        "PROPOSED TRANSFEREE" has the meaning set forth in Section 4(a).

        "PROPOSED TRANSFEROR" has the meaning set forth in Section 4(a).

        "REDEMPTION DATE" has the meaning set forth in Section 5(d).

        "SALE OF THE CORPORATION" means, (i) the sale of one hundred percent (100%) of the outstanding shares of Stock; (ii) a sale of all or substantially all of the assets of the Corporation; or (iii) a merger, consolidation or recapitalization of the Corporation as a result of which the ownership of the Stock of the Corporation (or the voting stock of the surviving corporation, if the Corporation is not the survivor) is changed to the extent of one hundred percent (100%).

        "SEC" means the Securities and Exchange Commission.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SINGLE TRANSACTION SALE" means a Sale of the Corporation in a single transaction.

        "STAGGERED SALE" means a Sale of the Corporation in more than one transaction, each such transaction also being referred to individually as a "Staggered Sale."

        "STOCK" has the meaning set forth in Section 2.

        "STOCKHOLDER" means a record holder of one or more shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock, or Common Stock.

        "STOCKHOLDERS' AGREEMENT" means that certain Stockholders' Agreement being entered into contemporaneously with the effectiveness of this Certificate of Incorporation among the Corporation, and certain persons who then are or are then becoming a Stockholder, as the same may be supplemented, modified, amended and restated from time to time in the manner provided therein. A copy of the Stockholders' Agreement will be supplied by the Corporation to any Stockholder party thereto upon written request made to the Corporation at its registered office.

        "TAG-ALONG ACCEPTANCE DATE" has the meaning set forth in Section 4(c).

        "TAG-ALONG NOTICE" has the meaning set forth in Section 4(c).

        "TAG-ALONG PRO RATA AMOUNT" has the meaning set forth in Section 4(a).

        "TAG-ALONG REDEMPTION PRICE" has the meaning set forth in Section 5(a).

        "TAG-ALONG TRANSFER" has the meaning set forth in Section 4(a).

        "TRANSFER", with respect to any share of Stock, means the sale, assignment, pledge, hypothecation, gift or other disposition whatsoever (other than pursuant to the Initial Public Offering or pursuant to the redemption by the Corporation or the conversion by the Holder of any such share of Stock, in either case in accordance with the terms of this Certificate of Incorporation) of such share, or the encumbrance or granting of any rights or interests whatsoever in or with respect to such share, except with respect to any such encumbrance or granting of rights or interests with respect to the Stockholders' Agreement.

        "TRANSFER NOTICE" has the meaning set forth in Section 4(b).

        "WARRANT" means the Class B Stock Purchase Warrant to be issued on or about the effective date of this Certificate of Incorporation by the Corporation which entitles the Warrant Holder(s), upon the occurrence of a Warrant Triggering Event, to purchase a number of shares of Common Stock of the Corporation as specified therein.

        "WARRANT DATE" means, (i) if the Warrant Triggering Event is the Initial Public Offering, the IPO Date, or (ii) if the Warrant Triggering Event is a Sale of the Corporation, the closing date of (A) the Single Transaction Sale, if the Sale of the Corporation is pursuant to a Single Transaction Sale, or (B) the Staggered Sale that causes a Sale of the Corporation to occur, if the Sale of the Corporation is pursuant to a series of Staggered Sales.

        "WARRANT HOLDER(S)" means the Holder(s) of the Warrants.

        "WARRANT REDEMPTION PRICE" has the meaning set forth in Section 5(b).

        "WARRANT SHARES" means the shares of Common Stock purchasable by the Warrant Holder(s) pursuant to the exercise of the Warrants, which shall equal in all cases the number of shares of Class A Stock redeemed in connection with the exercise of such Warrant.

        "WARRANT TRIGGERING EVENT" means the first to occur of (i) an Initial Public Offering or (ii) a Sale of the Corporation, whether such sale occurs pursuant to a Single Transaction Sale or a series of Staggered Sales.

    2. DESIGNATION AND NUMBER. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,000,000. There shall be five classes of stock of the Corporation. The first class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class A Common Stock" and the number of shares constituting such class shall be 1,034,020. The second class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class B Common Stock" and the number of shares constituting such class shall be 6,900,000. The third class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class C Common Stock" and the number of shares constituting such class shall be 2,048,980. The fourth class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class D Common Stock" and the number of shares constituting such class shall be 17,000. The fifth class of stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Common Stock" and the number of shares constituting such class shall be 10,000,000. The Class A Stock, Class B Stock, Class C Stock, Class D Stock and Common Stock are sometimes referred to collectively herein as the "Stock". The Corporation may, by an amendment to the Certificate of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock or Common Stock then outstanding), the number of authorized shares of Class A Stock, Class B Stock, Class C Stock, Class D Stock or Common Stock, as the case may be. Shares of Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall be retired and shall revert to authorized but unissued Class A Stock, Class B Stock, Class C Stock, Class D Stock or Common Stock, as the case may be.

    3.  RESTRICTIONS ON TRANSFER.

    (a) Except for Transfers to a Permitted Transferee, no Class D Stockholder shall Transfer any share of Class D Stock owned by such Class D Stockholder except in accordance with the terms of this Certificate of Incorporation. Any Transfer or attempt to Transfer any share of Class D Stock in violation of the terms and conditions of this Certificate of Incorporation shall be null and void and of no force and effect, the transferee thereof shall not be deemed to be the registered holder thereof nor entitled to any rights with respect thereto, and the Corporation shall refuse to Transfer any of such Class D Stock on its books to such alleged transferee.

    (b) No Stockholder shall Transfer any shares of Stock unless such Transfer complies with the conditions specified in this Section 3(b), which are intended to ensure compliance with the provisions of the Securities Act. Prior to any Transfer, the holder of the shares of Stock proposed to be Transferred (other than a holder of Class A Stock who is not an affiliate of the Corporation) shall give written notice to the Corporation of such holder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and, if requested by the Corporation, shall be accompanied by either (i) a written opinion of legal counsel who is reasonably satisfactory to the Corporation, addressed to the Corporation and reasonably satisfactory in form and substance to the Corporation's counsel, to the effect that the proposed Transfer may be effected without registration under the Securities Act and qualification under applicable state securities laws, or
(ii) a "no action" letter from the SEC to the effect that the Transfer of such securities without registration under the Securities Act will not result in a recommendation by the staff of the SEC that action be taken with respect thereof, or a combination of (i) and (ii) above, whereupon the holder of such shares of Stock shall be entitled to Transfer such shares in accordance with the terms of this Certificate and the written notice delivered by the holder to the Corporation. Each certificate evidencing the shares of Stock Transferred as above provided shall bear the appropriate restrictive legend set forth in
Section 9, PROVIDED THAT, following the Initial Public Offering, such certificates shall bear the legend set forth in Section 9 or another legend only if, in the opinion of counsel to the Corporation, the imposition of such legend is required under the Securities Act or other applicable law. Any purported Transfer in violation of this Section 3(b) shall be null and void and of no force or effect, and the Corporation shall not record any such Transfer on its stock transfer books. The restrictions on Transfer contained in this Section 3(b) shall not apply to Transfers of shares of Stock (i) in the Initial Public Offering; or (ii) following the Initial Public Offering, PROVIDED THAT such Transfer is made in compliance with the Securities Act and applicable state securities laws and in accordance with any restrictions on transfer contained in any restrictive legend set forth on the certificates representing such shares.

    4.  TAG-ALONG RIGHTS.

    (a) TRANSFER BY CLASS D STOCKHOLDERS. If, other than in connection with the Initial Public Offering, any Class D Stockholder or Stockholders (for purposes of this Section 4, singularly or collectively, the "Proposed Transferor"), at any time or from time to time in one transaction or in a series of transactions, desires to enter into an agreement (whether oral or written) to Transfer its shares of Class D Stock or any part thereof in a transaction which is a sale for consideration consisting exclusively of cash to any Person other than a Permitted Transferee (the "Proposed Transferee"), such proposed Transfer shall be deemed a "Tag-Along Transfer" and, each of the Class A Stockholders, Class B Stockholders and Class C Stockholders (collectively, the "Other Stockholders") shall have the right, but not the obligation, as a condition to such Tag-Along Transfer, to have the Proposed Transferee purchase from each such Other Stockholder up to the number of shares (the "Tag-Along Pro Rata Amount") of Class A Stock, Class B Stock or Class C Stock derived by multiplying the total number of shares of Class A Stock, Class B Stock or Class C Stock exclusive of Non-Redeemable Shares, as the case may be, owned by such Other Stockholder by a fraction, the numerator of which is equal to the number of shares of Class D Stock that is proposed to be Transferred by the Proposed Transferor to the Proposed Transferee (the "Proposed Purchase Amount") and the denominator of which is the total number of shares of Class D Stock (other than shares of Class D Stock that have previously been Transferred pursuant to a Tag-Along Transfer) outstanding as of the Notice Date (as defined in Section 4(b)). All Tag-Along Transfers by Other Stockholders shall be on the same terms and conditions (with such changes as are necessary to apply such terms and conditions to a sale by such Other Stockholders) as the proposed Tag-Along Transfer by the Proposed Transferor, PROVIDED THAT no Other Stockholder may be required to make any representation or warranty in connection with the Tag-Along Transfer other than as to its ownership and authority to Transfer the shares of Stock to be Transferred by it, free and clear of any and all liens and encumbrances (other than under this Certificate of Incorporation) and in compliance with all applicable laws.

    (b) TRANSFER NOTICE. The Proposed Transferor participating in a Tag-Along Transfer shall at least thirty (30) Business Days prior to the closing date thereof provide the Corporation and the Other Stockholders with written notice (the "Transfer Notice") of the proposed Tag-Along Transfer containing the following:

        (i) the name and address of the Proposed Transferor and the Proposed Transferee;

        (ii) the Proposed Purchase Amount;

       (iii) the proposed amount to be paid for such shares of Class D Stock, the terms and conditions of payment offered by the Proposed Transferee, the closing date for the proposed Tag-Along Transfer and the estimated expenses payable pursuant to Section 4(d);

        (iv) the aggregate number of shares of Class A Stock, Class B Stock or Class C Stock, as the case may be, held of record as of the date the Transfer Notice is sent (the "Notice Date") by the Other Stockholder to whom the notice is sent;

        (v) the aggregate number of shares of Class A Stock, Class B Stock or Class C Stock, as the case may be, held of record as of the Notice Date by all Other Stockholders as a group;

        (vi) the Tag-Along Pro Rata Amount; and

       (vii) a statement confirming that the Proposed Transferee has agreed (i) to the tag-along rights and, (ii) pursuant to Section 5(c), to purchase the number of shares of Stock redeemed pursuant to Section 5(a).

    Upon written request by the Proposed Transferor, the Corporation shall provide to the Proposed Transferor the information referred to in (iv) and (v) above for inclusion in the Transfer Notice and such other information as may be required to enable the Proposed Transferor to comply with the terms of this
Section 4(b).

    (c) TAG-ALONG NOTICE. Each Other Stockholder desiring to participate in the proposed Tag-Along Transfer shall provide a written notice (the "Tag-Along Notice") to the Proposed Transferor on or before the expiration of ten (10) Business Days after the Notice Date (the "Tag-Along Acceptance Date") stating the number of shares held by such Other Stockholder (up to its Tag-Along Pro Rata Amount) to be included in the proposed Tag-Along Transfer on the terms and conditions specified in the Transfer Notice. The Tag-Along Notice given by each Other Stockholder shall include and constitute such Other Stockholder's binding agreement to include a number of shares equal to its Tag-Along Pro Rata Amount (or such lesser amount as stated in the Tag-Along Notice) in the Tag-Along Transfer on the terms and conditions specified in the Transfer Notice and in this Certificate of Incorporation. If the Proposed Transferee does not purchase all of the shares of Stock of the Proposed Transferor and the Other Stockholders included in such proposed Tag-Along Transfer, as well as shares to be issued under Section 5(c) in connection with the Tag-Along Transfer, then the proposed Tag-Along Transfer to such Proposed Transferee shall be prohibited and any attempt to consummate the proposed Tag-Along Transfer shall be null and void and of no force and effect.

    (d) Each Proposed Transferor and each Other Stockholder whose shares are sold in a Tag-Along Transfer shall be entitled to receive the proceeds of such Tag-Along Transfer less its pro rata share, based on the number of shares included in such Tag-Along Transfer, of the expenses of the transaction including, without limitation, legal, accounting and investment banking fees and expenses, such determination of expenses to be made in the sole discretion of the Board of Directors of the Corporation.

    (e) The provisions of this Section 4 shall not apply to a subsequent Transfer of any share of Class D Stock that has previously been the subject of a completed Tag-Along Transfer which complied with the provisions of this Section 4.

    5.  REDEMPTION.

    (a) The number of shares of Class A Stock, Class B Stock or Class C Stock equal to the difference ("Difference Shares") between (i) the number of shares included in any Tag-Along Transfer by the Class A Stockholder, Class B Stockholder or Class C Stockholder pursuant to Section 4 and (ii) the Tag-Along Pro Rata Amount for each such Class A Stockholder, Class B Stockholder or Class C Stockholder shall be redeemed by the Corporation, to the extent it is lawfully permitted to do so, out of funds legally available therefor PRO RATA,based on the number of Difference Shares held by such Stockholders from each of the Class A Stockholders, Class B Stockholders and Class C Stockholders who elected to include in the Tag-Along Transfer a number of shares of Stock less than the number of shares that constitute their Tag-Along Pro Rata Amount or any such Stockholders that did not elect to participate in a Tag-Along Transfer at a redemption price (the "Tag-Along Redemption Price") for each share of Class A Stock, Class B Stock or Class C Stock so redeemed equal to the per share price paid for the Class D Stock by the Proposed Transferee less such Other Stockholder's PRO RATA share, based on the number of shares of Stock so redeemed from such Other Stockholder, of the expenses of the Tag-Along Transfer including, without limitation, legal, accounting and investment banking fees and expenses, such determination of expenses to be made in the sole discretion of the Board of Directors of the Corporation. The provisions of this Section 5(a) shall not apply to the Non-Redeemable Shares. Redemption under this subsection is conditioned upon the contemporaneous purchase by the Proposed Transferee of the shares issuable under Section 5(c) in connection with the applicable Tag-Along Transfer.

    (b) If the Warrant Holder(s) exercise(s) the Class B Warrant, the Corporation shall redeem, to the extent it is lawfully permitted to do so, from the Class B Stockholders, PRO RATA based on the number of shares of such Class B Stock then owned by each such Stockholder, out of funds legally available therefor, a number of shares of Class B Stock equal to the number of Warrant Shares at a redemption price (the "Warrant Redemption Price") equal to the par value of each share of Class B Stock so redeemed. The provisions of this Section 5(b) shall not apply to the Non-Redeemable Shares. If a redemption pursuant to this Section 5(b) occurs as a result of a Sale of the Corporation, such redemption shall occur, immediately prior to any redemption pursuant to Section 5(a) hereof. Redemption under this subsection is conditioned upon the contemporaneous purchase of the Warrant Shares by the Warrant Holder(s) pursuant to the Class B Warrant.

    (c) The shares of Class B Stock redeemed by the Corporation pursuant to a
Section 5(b) mandatory redemption shall, on the Redemption Date (as defined in Section 5(d)), be retired and upon such retirement shall automatically revert to authorized but unissued shares of Class B Stock, and the Corporation shall, on the Redemption Date, but immediately after such redemption, issue, to the extent it is lawfully permitted to do so, to the Warrant Holder(s) a number of shares of Common Stock equal to the number of Warrant Shares. The shares of Class A Stock, Class B Stock or Class C Stock redeemed by the Corporation pursuant to a
Section 5(a) mandatory redemption pursuant to a Tag-Along Transfer shall, on the Redemption Date, be retired and upon such retirement shall automatically revert to authorized but unissued shares of Class A Stock, Class B Stock or Class C Stock, as relevant, and the Corporation shall, on the Redemption Date, but immediately after such redemption, issue, to the extent it is lawfully permitted to do so, to the Proposed Transferee a number of shares of Class A Stock, Class B Stock or Class C Stock equal to the number of shares of such classes of Stock so redeemed. Upon any issuance of shares of Class A Stock, Class B Stock or Class C Stock equal to the number of shares of such class of Stock redeemed pursuant to a Section 5(a) mandatory redemption, the Corporation shall receive from the Proposed Transferee as the purchase price for such shares an amount equal to the Tag-Along Redemption Price.

    (d) The Corporation shall give to each holder of record of the shares of Class A Stock, Class B Stock or Class C Stock to be redeemed pursuant to the terms of this Section 5 prior written notice of such redemption not less than two Business Days prior to the date such shares will be redeemed (the "Redemption Date") which (i) in the case of a redemption pursuant to Section 5(a) shall be the closing date of the Tag-Along Transfer and (ii) in the case of a redemption pursuant to Section 5(b) shall be the Warrant Date. Each such notice shall state: (A) the Redemption Date; (B) the total number of shares of the Class A Stock, Class B Stock or Class C Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (C) the Tag-Along Redemption Price or the Warrant Redemption Price, as relevant; and (D) the fact that the certificates for the shares subject to redemption are to be surrendered in exchange for payment of the Tag-Along Redemption Price or Warrant Redemption Price, as relevant, at the principal office of the Corporation or at such other place as the Corporation shall designate.

    (e) On the Redemption Date, the shares of Class A Stock, Class B Stock or Class C Stock required to be redeemed pursuant to the terms of this Section 5 shall be deemed to have been so redeemed, notwithstanding that the certificates representing such Class A Stock, Class B Stock or Class C Stock shall not have been surrendered at the principal office of the Corporation or such other place as the Corporation may have designated or that notice from the Corporation shall not have been given by the Corporation or, if given, shall not have been received by any holder of Class A Stock, Class B Stock or Class C Stock whose shares of Stock are to be so redeemed. All certificates representing the redeemed shares of Class A Stock, Class B Stock or Class C Stock, including all certificates not so delivered by such Class A Stockholders, Class B Stockholders or Class C Stockholders, shall be, or shall be deemed to be, canceled by the Corporation as of the Redemption Date and shall thereafter no longer be of any force or effect.

    6.  CONVERSION.

    If the Initial Public Offering or a Sale of the Corporation (whether pursuant to a Single Transaction Sale or a series of Staggered Sales) occurs, each issued and outstanding share of Class A Stock, Class B Stock, Class C Stock, and Class D Stock, not otherwise redeemed by the Corporation pursuant to the mandatory redemption provisions of Section 5(a) or 5(b) hereof shall automatically convert into one share of Common Stock effective on the Redemption Date (or, in the case of an Initial Public Offering in which no Redemption Date occurs, the IPO Date), but immediately after the redemptions and issuances described in Section 5 (the "Conversion Date"). Prior to or on the Conversion Date, each holder of shares of Class A Stock, Class B Stock, Class C Stock, or Class D Stock shall surrender such holder's certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate to such holder in writing at least ten (10) Business Days prior to the Conversion Date, and shall, within ten (10) Business Days after the Conversion Date, be entitled to receive from the Corporation certificates evidencing the number of shares of Common Stock into which such shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock are converted. On the Conversion Date, each holder of shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock shall be deemed to be a holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such Class A Stock, Class B Stock, Class C Stock or Class D Stock shall not have been surrendered at the principal office of the Corporation or such other place as the Corporation may have designated, that notice from the Corporation shall not have been given or, if given, shall not have been received by any holder of shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock, or that certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder. All certificates representing the converted shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock, including all certificates not so delivered by such Class A Stock, Class B Stock, Class C Stock or Class D Stockholders, shall be, or shall be deemed to be, canceled by the Corporation as of the Conversion Date and shall thereafter no longer be of any force or effect and the Corporation shall not thereafter issue any such shares of Class A Stock, Class B Stock, Class C Stock or Class D Stock.

    7.  VOTING RIGHTS.

    (a) Holders of shares of Class A Stock and Common Stock shall be entitled to one vote and holders of Class D Stock shall be entitled to 446 votes, for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law ("DGCL").

    (b) Holders of Class B or Class C Stock shall not have any voting rights, except that the holders of the Class B and Class C Stock shall have the right to vote as a class to the extent required under the laws of the State of Delaware. Unless otherwise required by the terms of this Certificate of Incorporation, paragraph (2) of subsection (b) of 242 of the DGCL shall not entitle the holders of shares of such Class B Stock or Class C Stock to vote as a class on the increase of the number of authorized shares of such class of Stock or the decrease of the number of authorized but not outstanding shares of such class of Stock.

    (c) Any amendment, alteration or repeal of any provision of this Certificate of Incorporation, whether by merger, consolidation or otherwise, that would alter or change the relative powers, preferences, or special rights of any class of capital stock so as to affect the Class A Stock materially and adversely, will require, in addition to any other approvals required by the DGCL and this Certificate of Incorporation, the approval by the holders of a majority of the then outstanding shares of Class A Stock.

    8.  LIQUIDATION RIGHTS.

    (a) Except as set forth in Section 8(c) below, any distribution made upon the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be allocated PRO RATA based upon the number of shares of Stock held by each Stockholder.

    (b) None of the sale, transfer, conveyance or lease of all or substantially all of the property or business of the Corporation, the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 8.

    (c) If the assets of the Corporation or the proceeds thereof available for distribution to the holders of shares of the Class A Stock, Class B Stock or Class C Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all preference amounts to which such holders are entitled, no distribution shall be made on any shares of the Corporation's Class D Stock or Common Stock.

    9.  LEGEND.

    (a) All certificates representing shares of Class A Class B and Class C Stock in the Corporation shall, in addition to other legends that may be required by state or federal securities laws, bear the following legend:

    "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

    "AS SPECIFIED IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO RESTRICTION. THESE SECURITIES ARE SUBJECT TO MANDATORY REDEMPTION BY THE CORPORATION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

    (b) All certificates representing shares of Class D Stock in the Corporation shall, in addition to other legends that may be required by state or federal securities laws, bear the following legend:

    "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

    "AS SPECIFIED IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO RESTRICTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

    (c) All certificates representing shares of Common Stock in the Corporation shall, in addition to other legends that may be required by state or federal securities laws, bear the following legend:

    "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

    "THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

    PROVIDED THAT, as specified in Section 3(b) hereof, following the Initial Public Offering, such certificates shall bear the first legend set forth in this
Section 9(c) above or another legend similar to it only if, in the opinion of counsel to the Corporation, the imposition of such legend is required under the Securities Act or other applicable law and, to the extent applicable, the second and third legends.

    (d) All certificates representing shares of Stock shall bear such additional legends as may be required pursuant to the Stockholders' Agreement.

    10. RECORD HOLDERS. The Corporation shall be entitled to recognize the exclusive right of a person registered in its records as the holder of shares of Class A, Class B, Class C, Class D or Common Stock and such record holders shall be deemed the holders of such shares for all purposes.

                ARTICLE V -- MANAGEMENT OF BUSINESS AND AFFAIRS

    For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

    1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

    2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of
Section 109 of the DGCL, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation.

                        ARTICLE VI -- DIRECTOR LIABILITY

    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that (except as set forth below) this Article does not eliminate or limit any such liability imposed by law: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be further eliminated or limited pursuant to this Article to the fullest extent permitted by the DGCL as so amended. Unless applicable law requires otherwise, any repeal of this Article by the stockholders of the Corporation, and any modification to this Article (other than one further eliminating or limiting director personal liability) shall be prospective only and shall not adversely affect any elimination of, or limitation on, the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                         ARTICLE VII -- INDEMNIFICATION

    1.  INDEMNIFICATION. To the fullest extent from time to time permitted by
Section 145 of the DGCL, the Corporation shall indemnify each Authorized Representative who was or is a party or who was or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including, without limitation, one by or in the right of the Corporation to procure a judgment in its favor), whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans, from and against any and all expenses (including, without limitation, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Authorized Representative or on such Authorized Representative's behalf in connection with such Proceeding. The Corporation shall make such indemnification to the Authorized Representative within 30 days after receipt by the Corporation of the written request of the Authorized Representative for such indemnification unless, within that time, the Corporation (by resolution of its directors or stockholders or the written opinion of its counsel) has determined that the Authorized Representative is not entitled to such indemnification.

    2. ADVANCEMENT OF EXPENSES. Expenses (including attorneys' fees) incurred by an Authorized Representative or on such Authorized Representative's behalf in defending any such Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, within 10 days after receipt by the Corporation of the written request of the Authorized Representative for such advance. The Corporation may condition such advance upon the receipt of the written undertaking of such Authorized Representative or on such Authorized Representative's behalf to repay such amount if it shall ultimately be determined that the Authorized Representative is not entitled to be indemnified by the Corporation. Such undertaking shall not be required to be guarantied by any other person or collateralized, and shall be accepted by the Corporation without regard to the financial ability of the person providing such undertaking to make such repayment.

    3. PRESUMPTIONS. For all purposes of this Article and to the fullest extent permitted by applicable law, there shall be a rebuttable presumption in favor of the Authorized Representative that all requested indemnifications and advancements of expenses are reasonable and that all conditions to indemnification or expense advancements, whether required under this Article or the DGCL, have been satisfied.

    4. DEFINITIONS, ETC. As used in this Article, "Authorized Representative" means, collectively: (i) any person who is or was an officer or director of the Corporation; and (ii) any other person who may be designated by the Board from time to time as an "authorized representative" for purposes of this Article. The provisions of Section 145(h), (i) and (j) of the DGCL shall apply to this Article.

    5. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, limited liability company or other enterprise against expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or this Article.

    6. ARTICLE NOT EXCLUSIVE. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any Authorized Representative may have or hereafter acquire under any statute, this Certificate of Incorporation, any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Nothing in this Article shall affect the right of the Corporation to grant rights of indemnification, and the advancement of expenses, to any other person or in any other circumstance.

    7. RELIANCE. Each Authorized Representative shall be deemed to have acted in reliance upon the rights to indemnification and advancement of expenses established in this Article. Unless applicable law requires otherwise, any repeal or modification of this Article (other than a modification expanding the right to indemnification and expense advancement in favor of Authorized Representatives) shall be prospective only and shall not adversely affect any right or benefit of an Authorized Representative to indemnification or expense advancement at the time of such repeal or modification.

    8. SEVERABILITY. If any portion of this Article shall be held to be illegal, invalid or otherwise unenforceable by any court having appropriate jurisdiction, then the Corporation nevertheless shall indemnify and advance expenses to each Authorized Representative to the fullest extent permitted by the applicable portions of this Article not so held to be illegal, invalid, unenforceable, and otherwise to the fullest extent permitted by law.

                           ARTICLE VIII -- AMENDMENTS

    Subject to the provisions of Section 7(c) of Article IV, from time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article.

    IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, as heretofore in effect, and which has been duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly
authorized officer this   th day of            , 1997.

                                               FBP ACQUISITION CORP., INC

                                               By: ----------------------------------------
                                               Name: --------------------------------------
                                               Title:
                                               ---------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

    a. permissive indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

    b. permissive indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

    c. mandatory indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in defense of litigation covered by a. and b. above; and

    d. that the indemnification provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

    In addition to the indemnification provisions of the DGCL as described above, the Registrant's restated certificate of incorporation (the "Restated Certificate of Incorporation") authorizes indemnification of the Registrant's officers and directors, subject to a case-by-case determination that they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. In the event that a Change in Control (as defined in the Restated Certificate of Incorporation) shall have occurred, the proposed indemnitee director or officer may require that the determination of whether he met the standard of conduct be made by special legal counsel selected by him. In addition, whereas the DGCL would require court-ordered indemnification, if any, in cases in which a person has been adjudged to be liable to the Registrant, the Restated Certificate of Incorporation also permits indemnification in such cases if and to the extent that the Reviewing Party determines that such indemnity is fair and reasonable under the circumstances.

    The Restated Certificate of Incorporation requires the advancement of expenses to an officer or director (without a determination as to his conduct) in advance of the final disposition of a Proceeding if such person furnishes a written affirmation of his good faith belief that he has met the applicable standard of conduct and furnishes a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. In connection with Proceedings by or in the right of the Registrant, the Restated Certificate of Incorporation provides that indemnification shall include not only reasonable expenses, but also penalties, fines and amounts paid in settlement. Unless ordered by a court, such indemnification shall not include judgments. Under the Restated Certificate of Incorporation, no officer or director is entitled to indemnification or advancement of expenses with respect to a Proceeding brought by him against the Registrant other than a Proceeding seeking or defending such officer's or director's right to indemnification or advancement of expenses. Finally, the Restated Certificate of Incorporation provides that the Company may, subject to authorization on a case by case basis, indemnity and advance expenses to employees or agents to the same extent as a director or to a lesser extent (or greater, as permitted by law) as determined by the Board of Directors.

    The Restated Certificate of Incorporation purports to confer upon officers and directors contractual rights to indemnification and advancement of expenses as provided therein. In addition, as permitted by the DGCL, the Registrant has entered into Indemnity Agreements with its directors and selected officers that provide contract rights substantially identical to the rights to indemnification and advancement of expenses set forth in the Certificate of Incorporation, as described above.

    The Restated Certificate of Incorporation limits the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of the duty as a director, other than liability as a director (i) for breach of duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (certain illegal distributions), or (iv) for any transaction for which the director derived an improper personal benefit.

    The Registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form. The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding undertaking or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on April 4, 1997.

                                FALCON BUILDING PRODUCTS, INC.

                                By:             /s/ WILLIAM K. HALL
                                     ------------------------------------------
                                                  William K. Hall
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gus J. Athas and Sam A. Cottone, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURE                              TITLE                       DATE
----------------------------------------  ------------------------------  --------------------

          /s/ WILLIAM K. HALL             Director, President and Chief
 -------------------------------------      Executive Officer (Principal  April 2, 1997
            William K. Hall                 Executive Officer)

            /s/ GUS J. ATHAS              Senior Vice President, General
 -------------------------------------      Counsel and Secretary         April 2, 1997
              Gus J. Athas

                                          Senior Vice
           /s/ SAM A. COTTONE               President--Finance,
 -------------------------------------      Treasurer and Chief           April 2, 1997
             Sam A. Cottone                 Financial Officer (Principal
                                            Accounting Officer)

          /s/ ROD F. DAMMEYER             Director and Chairman of the
 -------------------------------------      Board of Directors            April 2, 1997
            Rod F. Dammeyer

         /s/ BRADBURY DYER III
 -------------------------------------    Director                        April 3, 1997
           Bradbury Dyer III

          /s/ PHILIP C. KANTZ
 -------------------------------------    Director                        April 3, 1997
            Philip C. Kantz

         /s/ SHELI Z. ROSENBERG
 -------------------------------------    Director                        April 3, 1997
           Sheli Z. Rosenberg

           /s/ RICHARD G. SIM
 -------------------------------------    Director                        April 3, 1997
             Richard G. Sim

               SIGNATURE                              TITLE                       DATE
----------------------------------------  ------------------------------  --------------------

         /s/ ROBERT L. SMIALEK
 -------------------------------------    Director                        April 3, 1997
           Robert L. Smialek

          /s/ B. JOSEPH WHITE
 -------------------------------------    Director                        April 3, 1997
            B. Joseph White

                                 EXHIBIT INDEX

 EXHIBIT                                             DESCRIPTION OF EXHIBIT
----------  ---------------------------------------------------------------------------------------------------------
      2.1   Agreement and Plan of Merger dated as of March 20, 1997, between Falcon Building Products, Inc. and FBP
              Acquisition Corporation, Inc., including the principal exhibits thereto (included as Annex I to the
              Proxy Statement). Schedules to Agreement and Plan of Merger are not filed, but will be provided supplementally to the Commission upon request. (contained in Annex I)

      2.2   Voting Agreement, dated as of March 20, 1997, among FBP Acquisition Corp., Inc., Falcon Building
              Products, Inc. and Equity Holdings Limited (included as Annex II-A to the Proxy Statement/Prospectus).
              (contained in Annex II-A)

      2.3   Form of Voting Agreements, dated as of March 20, 1997, among FBP Acquisition Corp., Inc., Falcon Building
              Products, Inc. and certain management stockholders (included as Annex II-B to the Proxy Statement).
              (contained in Annex II-B)

      3.1   Form of Restated Certificate of Incorporation of FBP Acquisition Corp., Inc. (to become effective upon consummation of the Merger). (contained in Annex V)

      5.1   Opinion of Mayer, Brown & Platt.*

      8.1   Opinion of Mayer, Brown & Platt as to certain tax matters. (contained in Exhibit 5.1)*

     23.1   Consent of Arthur Andersen LLP.

     23.2   Consent of Mayer, Brown & Platt (contained in Exhibit 5.1).*

     24.1   Powers of Attorney (SEE Page II-5 of this Registration Statement).

     99.1   Form of Proxy Card for Special Meeting of Stockholders.

     99.2   Form of Non-Cash Election Form to be used in connection with the Merger.

     99.3   Form of Letter of Transmittal to be used in connection with the Merger.

     99.4   Consent of William K. Hall.

     99.5   Consent of Christopher J. O'Brien.

     99.6   Consent of Sam A. Cottone.

     99.7   Consent of Charles J. Philippin.

     99.8   Consent of Christopher J. Stadler.

     99.9   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     99.10  Consent of Smith Barney Inc.

------------------------

*   To be filed by amendment.